         As filed with the Securities and Exchange Commission on August 20, 2008
                                                  Registration No. 333-_________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                ----------------
                                    FORM S-1
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                                ----------------
                        RAPTOR NETWORKS TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)

          COLORADO                                3559                        84-1573852
(State or other jurisdiction of       (Primary Standard Industrial         (I.R.S. Employer
incorporation or organization)           Classification Code No.)         Identification No.)
                                ----------------
                          1241 E. DYER ROAD, SUITE 150
                           SANTA ANA, CALIFORNIA 92705
                                 (949) 623-9300
   (Address and telephone number of registrant's principal executive offices)
                                ----------------
                     BOB VAN LEYEN, CHIEF FINANCIAL OFFICER
                        RAPTOR NETWORKS TECHNOLOGY, INC.
                          1241 E. DYER ROAD, SUITE 150
                           SANTA ANA, CALIFORNIA 92705
                                 (949) 623-9300
            (Name, address and telephone number of agent for service)
                                ----------------
                        COPIES OF ALL CORRESPONDENCE TO:
                              THOMAS J. CRANE, ESQ.
                            GARETT M. SLEICHTER, ESQ.
                               RUTAN& TUCKER, LLP
                         611 ANTON BOULEVARD, 14TH FLOOR
                          COSTA MESA, CALIFORNIA 92626
                                 (714) 641-5100
                                ----------------
        Approximate date of commencement of proposed sale to the public:
   AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                                ----------------
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act
of 1933, check the following box. |X|
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      If this Form is a post-effective amendment filed pursuant to Rule 462(d)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer"
and "smaller reporting company" in Rule 12b-2 of the Exchange Act.
   Large accelerated filer [ ]                    Accelerated filer [ ]
   Non-accelerated filer [ ]                      Smaller reporting company [X]
   (Do not check if a smaller reporting company)

                                                    CALCULATION OF REGISTRATION FEE
==================================== ========================= ======================== ========================= ================
                                                                  Proposed maximum          Proposed maximum         Amount of
     Title of securities to be            Amount to be           offering price per        aggregate offering      registration
            registered                    registered(1)               share(2)                  price(2)                fee
------------------------------------ ------------------------- ------------------------ ------------------------- ----------------
Common stock, $0.001 par value            16,300,000(3)                 $0.41                  $6,683,000           $262.65 (4)
==================================== ========================= ======================== ========================= ================

(1) In the event of a stock split, stock dividend or similar transaction involving common stock of the registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.
(2) The proposed maximum offering price per share has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act and is based upon the average of the high and low sale prices of the registrant's common stock on the OTC Bulletin Board on August 18, 2008.
(3) Consists of 16,300,000 shares of common stock issuable upon exercise of warrants.
(4) Pursuant to Rule 457(p) of the Securities Act, $856.08 in fees associated with 9,877,448 unsold shares of common stock under registration statement file number 333-140178, initially filed on January 1, 2007 and deregistered on April 22, 2008, are offset against the $288.27 filing fee for this registration statement.
                                ----------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDERS IDENTIFIED IN THIS PROSPECTUS MAY NOT SELL SECURITIES UNDER THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART BECOMES EFFECTIVE.

                  SUBJECT TO COMPLETION, DATED AUGUST 20, 2008

                                   PROSPECTUS

                        RAPTOR NETWORKS TECHNOLOGY, INC.

                        16,300,000 SHARES OF COMMON STOCK

      This prospectus relates to 16,300,000 shares of our common stock, $0.001 par value per share, underlying warrants, which may be offered for sale from time to time by the selling security holders identified in the prospectus. We will not receive any of the proceeds from the sale of shares by the selling security holders.

      We advise potential investors that, in addition to the 16,300,000 shares of common stock offered for resale under this prospectus, we have concurrently registered an additional 27,575,824 shares of common stock for resale by a different group of security holders under a separate prospectus. The total number of shares offered for resale under this prospectus and the aforementioned prospectus is 43,875,824 shares.

      Our common stock currently trades on the OTC Bulletin Board Market under the symbol "RPTN." On July 31, 2008, the high and low sale prices for a share of our common stock were $0.59 and $0.49, respectively.

      Our principal offices are located at 1241 E. Dyer Road, Suite 150, Santa Ana, California 92705 and our telephone number is (949) 623-9300.

                                -----------------

      INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

      This prospectus is not an offer to sell these securities, and the selling security holders are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               THE DATE OF THIS PROSPECTUS IS [__________], 2008.

                                TABLE OF CONTENTS

Description                                                             Page No.
-----------                                                             --------

PROSPECTUS SUMMARY.............................................................1
THE OFFERING...................................................................5
RISK FACTORS...................................................................6
USE OF PROCEEDS...............................................................18
PRICE RANGE OF COMMON STOCK...................................................18
CAPITALIZATION................................................................20
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
   CONDITION AND RESULTS OF OPERATIONS........................................21
BUSINESS......................................................................37
LEGAL MATTERS.................................................................47
MANAGEMENT....................................................................48
EXECUTIVE COMPENSATION AND RELATED INFORMATION................................51
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................57
PRINCIPAL STOCKHOLDERS........................................................58
SELLING SECURITY HOLDERS......................................................60
PLAN OF DISTRIBUTION..........................................................80
DESCRIPTION OF CAPITAL STOCK..................................................83
LEGAL MATTERS.................................................................84
EXPERTS.......................................................................84
CHANGE IN CERTIFYING ACCOUNTANTS..............................................84
WHERE YOU CAN FIND MORE INFORMATION...........................................86
Index to Financial Statements................................................F-1

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. This prospectus is not an offer to sell or purchase nor is it soliciting an offer to buy or sell these securities in any jurisdiction where such offer, solicitation or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

      THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION CONCERNING OUR BUSINESS AND THIS OFFERING. BECAUSE THIS IS A SUMMARY, IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU AND TO YOUR INVESTMENT DECISION. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THIS PROSPECTUS CAREFULLY AND SHOULD CONSIDER, AMONG OTHER THINGS, THE MATTERS SET FORTH IN "RISK FACTORS" BEFORE DECIDING TO INVEST IN THE SHARES OFFERED UNDER THIS PROSPECTUS. IN THIS PROSPECTUS, UNLESS INDICATED OTHERWISE, REFERENCES TO THE "COMPANY," "OUR COMPANY," "WE," "OUR" AND "US" REFER TO RAPTOR NETWORKS TECHNOLOGY, INC. AND ITS SUBSIDIARY.

OUR COMPANY

      We were organized under the laws of the State of Colorado on January 22, 2001 under the name Pacific InterMedia, Inc. We originally were engaged in the business of offering EDGAR filing services to companies outsourcing the formatting and electronic filing of registration statements, periodic reports and other forms with the U. S. Securities and Exchange Commission ("SEC" or "Commission"), but generated minimal revenues from these operations.

      On October 17, 2003, we completed a business combination transaction with Raptor Networks Technology, Inc., a California corporation ("Raptor"). We acquired all of the issued and outstanding capital stock of Raptor in a cashless common stock share-for-share exchange in which Raptor became our wholly-owned subsidiary. With completion of the acquisition transaction, we changed our name to Raptor Networks Technology, Inc., terminated our EDGAR filing services operations and, by and through our subsidiary Raptor, became engaged in the data network switching industry, including the design, production, sales and service of standards-based and proprietary high-speed switching technology.

      We have designed a series of related products branded the Ether-Raptor line, which consists of a modular set of Ethernet switching components based on a common set of proprietary hardware and software modules which can be produced with line cards from base units. We believe that our Ether-Raptor family of products have nearly universal application to a user's internetworking requirements and can be utilized anywhere on an ethernet network where an advanced switch is required. Our first product, the ER-1010, enables an entire network to be architected from common, high performance building blocks. The patent-pending scalable switch architecture of the ER-1010 reduces inter-network disconnects and moves data at very high speeds. This topology improves redundancy, keeps latency low, engenders wirespeed performance, has simple management, is scalable and is priced lower than chassis-based alternatives. In March 2008, we made available an advanced version of the ER-1010, the ER-1010E, which offers increased CPU speed and memory (1GHz and 1GB, respectively) and improved user interface.

      We believe the unique features of our products can best be summarized as follows:

      o we were first to market with "distributed common core fabric," a network switch technology that eliminates dependency on complex and costly chassis products;

      o     our simplified architectures improve redundancy and resiliency;

      o the reduced complexity, tighter hardware integration, and common components (including common software components) of our products provides users the opportunity for economies of scale and reduced costs;

      o the open standards of our products provide for compatibility with legacy products;

      o our products' low transport latency can support emerging converged video, voice and data applications without sacrificing Quality-of-Service; and

      o the Layer 2-7 Classification of our products provides full feature sets across a user's network.

      We remain an early stage technology company, have realized minimal revenues and, since our inception, have operated at a significant loss. We currently have no commitments for any additional financing and there can be no assurance that we will be able to obtain requisite financing on acceptable terms, if at all. If we do not experience a significant increase in revenues through October 2008 or sooner, structural changes to our business model that have been under consideration (and previously disclosed in our public filings), including but not limited to strategic partnerships, joint ventures, intellectual property collaboration, and shifting from an operating to a licensing model may become necessary to continue our operations. There can be no assurance that we will be able to consummate such a business transition and/or a shift in business model successfully, if at all, and should we be unable to do so, our investors could lose their entire investment in us.

INDUSTRY BACKGROUND

      Distributed computing and accelerating use of the Internet for information access as well as communication have driven an exponential expansion in the use of internetworking for more than thirty years. Most of today's networks were engineered based upon standards and technology optimized for handling a single data type - character data, which was previously the prevalent form of data. However, today's sophisticated applications often require multiple data types with speed and bandwidth requirements so high that prevailing network technology is simply not up to the task. Often times the system upgrades required to support these new applications is not cost justifiable, thereby slowing the rate of adoption and utilization of advanced network applications.

      New applications such as video on demand, remote synchronous data storage mirroring, global server clustering, business continuity, disaster recovery and distance collaboration are just a few of the high-bandwidth network applications that can have great value to an enterprise embracing them. However, the cost to replace or upgrade existing networks with the requisite efficient, high-bandwidth infrastructure to support these new applications is, in many cases, financially prohibitive. For example, a typical chassis-based upgrade, the type of which is offered by some of our competitors, involves replacing the power supplies, management units, backplane, fan trays and interconnect blades in the unit being upgraded. It is not unusual for the upgrade to cost as much or more than the original machine.

OUR STRATEGY

      Our answer to the cost barrier to the adoption of high-bandwidth (full 10 Gigabit) networking is the introduction of next-generation networking products that are fundamentally less complex, more architecturally flexible, compatible with legacy products, and faster than traditional chassis-based alternatives.

      The core philosophy underlying our technological approach is to strive to do at Layer 2 (the Data Link Layer) in hardware what traditional network switch architectures require Layer 3 protocols (the Network Layer) in software to achieve. Our "distributed switch fabric" approach provides a means to achieve seamless and coherent peer-to-peer communication between physically separated switches at Layer 2. The result is, effectively, a single network switch consisting of a cluster of standalone, high-performance blades physically separated from one another by currently up to 120 kilometers per hop (in line with what optics technology allows; this distance can be increased using lighted fiber). This flexibility permits the use of unique network topologies that allow for highly-robust, super-redundant networks to be designed and implemented that provide data transport at wire-speed (the maximum speed at which the equipment is built to operate) with the versatility to run the new latency-sensitive data applications (such as VoIP or streaming video) at a cost-effective price without sacrificing quality.

      The ultimate goal in networking is to maximize effective transport bandwidth without sacrificing quality. In our architecture, Quality-of-Service is maintained by providing for intelligent management of the different data types traveling from the same source to the same destination. Latency variations caused by heavy traffic can be devastating to certain data types and applications. In traditional centralized architectures, latency problems are resolved with the costly deployment of dedicated parallel networks, increasing system complexity and hampering system scalability. Our technology optimizes the handling of all data packets on a single, common network by monitoring and differentiating between data types and adjusting transport parameters accordingly, thus assuring low latency on common transport paths.

      Our proprietary Raptor Adaptive Switch Technology ("RAST") provides an innovative new way to connect local and wide area networks, allowing users new options in the way they design their distribution networks. RAST allows discrete network elements, separated in distance by more than 1,000 kilometers, to "bind" into a common "virtual switch," providing for ultra-fast Layer 2 transport across those distances. Compatible with existing open standards legacy products, RAST allows customers to add significant capability to converge voice, video, and all data types on to their existing network without the need for expensive, end-to-end upgrades. RAST also allows highly-resilient networks to be created at lower costs, both in terms of initial capital expenditure and ongoing operating costs, than traditional legacy chassis-based systems. Because RAST allows virtually any network size and topology to be engineered from our common "building block" switches, the cost of adoption, as well as the cost of support, is minimized.

      One of the most difficult data types for networks to handle is VoIP. By optimizing the handling of all data packet types on a given network, treating them as though they were all video data, our architecture enables the construction of true wire-speed networks and achieves multiple objectives for the user community. First, it allows for voice, video, storage, and other sophisticated applications that can improve operations and establish new revenue streams. Second, it augments, rather than replaces, the existing internetworking infrastructure already in place, leveraging the user's existing capital investment and minimizing the incremental capital outlay required to support these new applications.

      We have filed patents with respect to both distributed fabric over long range distances and for certain security features of our products. We believe the combination of these pending patents gives us a strong competitive advantage because of the added level of security these technologies provide to our products. Users increasingly require high security for their distributed networks and our products provide additional security because of both the patented distributed fabric technology and the additional security features now submitted for a patent.

INDUSTRY AND MARKET DATA

      Industry and market data used throughout this prospectus were obtained through internal company research, surveys and studies conducted by third parties and industry and general publications. We have not independently verified market and industry data from third-party sources. Furthermore, the research, surveys and studies provided by third party sources have been based in part on market and industry data that have not in turn been independently verified by those third party sources. While we believe internal company estimates are reliable, such estimates have not been verified by any independent sources, and we make no representations as to the accuracy of such estimates. Changes in factors upon which our estimates or the analyses or forecasts contained in the party reports, surveys or studies referred to in this prospectus are based could affect the results of such estimates, analyses and forecasts, and are inherently uncertain because of events or combinations of events that cannot reasonably be foreseen, including the actions of government, individuals, third parties and competitors.

TRADEMARKS

      Service marks, trademarks and trade names of other companies that are referred to in this prospectus are the property of their respective owners. Our use or display of other companies' trademarks, service marks or trade names is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, such other companies.

GENERAL CORPORATE INFORMATION

      Our principal headquarters are located at 1241 E. Dyer Road, Suite 150, Santa Ana, California 92705 and our telephone number is 949-623-9300. Our website address is WWW.RAPTOR-NETWORKS.COM. The information on, or that can be accessed through, our website is not part of this prospectus.

                                  THE OFFERING

Common stock offered by selling
security holders                        16,300,000 (1)

Common stock outstanding prior to
this offering                           68,561,316 (2)

Common stock outstanding following
this offering if all shares are sold    84,861,316 (1)(2)

Use of Proceeds                         All proceeds of this offering will be
                                        received by selling security holders for their own accounts.

Risk Factors                            You should read the "Risk Factors"
                                        section beginning on page 6, as well as
                                        other cautionary statements throughout
                                        this prospectus, before investing in
                                        shares of our common stock.

------------------

(1) Consists of 16,300,000 shares of common stock issuable upon the exercise of outstanding warrants.

(2) As of July 31, 2008, a total of 68,561,316 shares of our common stock were outstanding, excluding:

      o 16,300,000 shares of common stock issuable upon exercise of warrants, which underlying shares of common stock are covered by this prospectus; and

      o approximately 93,311,214 shares of common stock issuable or to become issuable upon exercise or conversion of outstanding warrants, options, and convertible notes, other than the shares of common stock underlying the warrants whose underlying shares are registered for resale under this prospectus.

         We currently have no commitments for any additional financing and there can be no assurance that we will be able to obtain requisite financing on acceptable terms, if at all. If we do not experience a significant increase in revenues through October 2008 or sooner, structural changes to our business model that have been under consideration (and previously disclosed in our public filings), including but not limited to strategic partnerships, joint ventures, intellectual property collaboration, and shifting from an operating to a licensing model may become necessary to continue our operations. There can be no assurance that we will be able to consummate such a business transition and/or a shift in business model successfully, if at all, and should we be unable to do so, our investors could lose their entire investment in us.

                                  RISK FACTORS

      AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, IT IS LIKELY THAT OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS WOULD BE HARMED. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

  OUR INDEPENDENT AUDITORS HAVE ISSUED A REPORT QUESTIONING OUR ABILITY TO CONTINUE AS A GOING CONCERN. THIS REPORT MAY IMPAIR OUR ABILITY TO RAISE ADDITIONAL FINANCING AND ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

         Our independent auditors have qualified their opinion with respect to our financial statements to include an explanatory paragraph related to our ability to continue as a going concern in their reports for each of our fiscal years ended December 31, 2003 through December 31, 2007. Reports of independent auditors questioning a company's ability to continue as a going concern generally are viewed very unfavorably by analysts and investors. There are a number of risks and challenges associated with such a qualified report including, but not limited to, a significant impediment to our ability to raise additional capital or seek financing from entities that will not conduct such transactions in the face of such increased level of risk of insolvency and loss, increased difficulty in attracting talent, and the diversion of the attention of our executive officers and other key employees to raising capital or financing rather than devoting time to the day-to-day operations of our business. We urge potential investors to review the report of our independent registered public accounting firm and our consolidated financial statements and related notes beginning on page F-1 of this prospectus and to seek independent advice concerning the substantial risks related thereto before making a decision to invest in us. Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements and financial information included in this prospectus do not reflect any adjustments that might be necessary if we are unable to continue as a going concern. We currently have no commitments for any additional financing and there can be no assurance that we will be able to obtain requisite financing on acceptable terms, if at all. If we do not experience a significant increase in revenues through October 2008 or sooner, structural changes to our business model that have been under consideration (and previously disclosed in our public filings), including but not limited to strategic partnerships, joint ventures, intellectual property collaboration, and shifting from an operating to a licensing model may become necessary to continue our operations. There can be no assurance that we will be able to consummate such a business transition and/or a shift in business model successfully, if at all, and should we be unable to do so, our investors could lose their entire investment in us.

  OUR SUBSTANTIAL ACCUMULATED DEFICIT, LIMITED WORKING CAPITAL AND EXPECTATION OF FUTURE LOSSES MAY REQUIRE THAT WE OBTAIN ADDITIONAL FINANCING TO CONTINUE OPERATIONS, WHICH WE MAY NOT BE ABLE TO SECURE ON ACCEPTABLE TERMS, IF AT ALL.

         We are an early stage company and have had no significant revenues from operations to date. As of June 30, 2008, we had an accumulated deficit of $89,435,877. We have operated at a loss since our inception and expect to continue to experience losses from our operations for the foreseeable future. Our net losses for the six months ended June 30, 2008, were $19,237,555 and our net losses for fiscal 2007 and 2006 were $9,509,247 and $19,078,578, respectively. We will be required to conduct product feature enhancement and testing activities which, together with expenses to be incurred for the establishment of a sustainable marketing and sales presence and other general and administrative expenses, are expected to result in operating losses through the foreseeable future. Accordingly, there is a risk that we will not achieve profitable operations in the near future, if at all.

         Our management has attempted and continues to attempt to address these conditions by obtaining additional debt and equity financing to fund our continuing operations. In July 2007, we raised gross proceeds of $3.5 million through a senior secured convertible note financing. In April 2008, we raised an additional $3.125 million in gross proceeds from additional convertible note financings with the same investors. In July 2008, we raised an additional $1.25 million to fund our operations as we continue to pursue sources of revenue and in early August 2008 we executed a 30% reduction in full-time equivalent headcount to reduce expense levels.

         We currently have no commitments for any additional financing and there can be no assurance that we will be able to obtain requisite financing on acceptable terms, if at all. If we do not experience a significant increase in revenues through October 2008 or sooner, structural changes to our business model that have been under consideration (and previously disclosed in our public filings), including but not limited to strategic partnerships, joint ventures, intellectual property collaboration, and shifting from an operating to a licensing model may become necessary to continue our operations. There can be no assurance that we will be able to consummate such a business transition and/or a shift in business model successfully, if at all, and should we be unable to do so, our investors could lose their entire investment in us.

         The terms of our 2006, 2007 and 2008 convertible note financings subject us to financial and other covenants that significantly restrict our flexibility to conduct future securities offerings and incur debt. There can be no assurance that we will be able to obtain requisite financing on acceptable terms, if at all. Should we be unable to raise additional capital, our investors could lose their entire investment. Moreover, in the event we raise additional funds through the sale of shares of our common stock or other interests in us, our investors may experience significant dilution of their equity invested in us.

  IF WE DEFAULT UNDER OUR SENIOR SECURED CONVERTIBLE NOTES, WE COULD LOSE ALL OF OUR ASSETS.

      Pursuant to our July 2007, April 2008 and July 2008 senior secured convertible note financings, we granted the investors a security interest in all of our assets. If we default on our obligations relating to these notes, the investors could foreclose on all of our assets, both tangible and intangible, leaving us with no assets.

  WE HAVE NO PROFITABLE OPERATING HISTORY AND MAY NEVER ACHIEVE PROFITABILITY.

      We are an early stage company and have a limited history of operations and have not generated meaningful revenues from operations since our inception. We are faced with all of the risks associated with a company in the early stages of development. Our business is subject to numerous risks associated with a relatively new, low-capitalized company engaged in the network switch industry. Such risks include, but are not limited to, competition from well-established and well-capitalized companies, technological obsolescence and unanticipated difficulties regarding the development and marketing of our products. There can be no assurance that we will ever generate significant commercial sales or achieve profitability. Should this be the case, investors in our common stock or other securities could lose their entire investment.

  WE DO NOT PRESENTLY HAVE A TRADITIONAL CREDIT FACILITY WITH A FINANCIAL INSTITUTION. THIS ABSENCE MAY ADVERSELY IMPACT OUR OPERATIONS.

      We do not presently have a traditional credit facility with a financial institution. The absence of a traditional credit facility could adversely impact our operations. If adequate funds are not otherwise available, we may be required to delay, scale back or eliminate portions of our operations and product development efforts. In addition, the terms of our senior convertible note financings subject us to certain covenants that prohibit us from borrowing additional funds unless certain conditions are satisfied, including, but not limited to, the closing price of our common stock being greater than $1.00 per share for 40 consecutive trading days or the aggregate dollar trading volume of our common stock being greater than $200,000 per day for 40 consecutive trading days. Further, the terms of our July 2007, April 2008 and July 2008 senior secured convertible note financings provide that, while the notes are outstanding, we will not conduct any other securities offerings or be party to any solicitations, negotiations or discussions regarding any other securities offerings, except for offerings solely to one or more of the investors.

  OUR LEVEL OF INDEBTEDNESS REDUCES OUR FINANCIAL AND OPERATIONAL FLEXIBILITY, AND OUR LEVEL OF INDEBTEDNESS MAY INCREASE.

      As of July 31, 2008, the principal amount of our total indebtedness under promissory notes was $13,801,222. Our level of indebtedness affects our operations in several ways, including the following:

      o A significant portion of our cash flow may be required to service our indebtedness;
      o A high level of debt increases our vulnerability to general adverse economic and industry conditions;
      o The covenants contained in the agreements governing our outstanding indebtedness significantly limit our ability to borrow additional funds, dispose of assets, pay dividends, sell common stock and make certain investments;
      o     Our debt covenants may also affect our flexibility in planning for, and reacting to, changes in the economy or in our industry;
      o     A high level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes; and
      o A default under our debt covenants could result in required principal payments that we may not be able to meet, resulting in higher penalty interest rates, debt maturity acceleration and/or foreclosure on our assets.

      We may incur additional debt, including significant secured indebtedness, in order to fund our continuing operations or to develop and/or improve our products. A higher level of indebtedness increases the risk that we may default on our debt obligations. Our ability to meet our debt obligations and to reduce our level of indebtedness depends on our future performance. General and industry specific economic, financial and business conditions and other factors affect our operations and our future performance. Many of these factors are beyond our control. We may not be able to generate sufficient cash flow to fulfill our interest or principal payment obligations on our debt and future working capital, borrowings or equity financing may not be available to pay or refinance such debt.

  THERE IS A RISK THAT THERE MAY BE PROCEDURAL ISSUES RELATED TO OUR ACQUISITION OF RAPTOR NETWORKS TECHNOLOGY, INC., A CALIFORNIA CORPORATION, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

      We were organized under the laws of the State of Colorado on January 22, 2001 under the name Pacific InterMedia, Inc. On October 17, 2003, we completed a transaction with Raptor Networks Technology, Inc., a California corporation ("Raptor"), whereby we acquired all of the issued and outstanding capital stock of Raptor in a cashless common stock share-for-share exchange in which Raptor became our wholly-owned subsidiary. With the completion of the acquisition transaction, we changed our name to Raptor Networks Technology, Inc., terminated our previous operations (consisting of the "EDGARization" of SEC securities filings) and, by and through our subsidiary Raptor, became engaged in the data network switching industry. After the transaction, our Board of Directors engaged new management to, among other things, review our operating and legal status.

      As a result of management's review of our historical corporate records, it appears that certain material documents and approvals regarding the transaction were not properly retained. Furthermore, it appears that, from a review of the records available to us, certain procedural irregularities may exist regarding the structure and approval of the acquisition transaction under applicable law. After a review of available documents and records relating to the acquisition transaction, Colorado counsel engaged by us has determined that the shares issued in the transaction were lawfully issued. However, there is a risk, given the lack of complete records regarding the transaction, that the acquisition was not properly structured or approved. The inability to resolve such deficiencies, should such deficiencies exist, could have a material adverse effect on our business, financial condition and results of operations. Furthermore, there is a risk that we may be subject to currently unknown liabilities resulting from our operations, or the operations of Raptor, prior to the acquisition transaction. Should a claimed liability arise, we could expend significant time and resources defending or satisfying such claim, including, without limitation, the amount of any judgment or settlement required to satisfy any such claim and the payment of attorneys' fees and other costs incurred in defending any such claim.

  EVALUATION OF INTERNAL CONTROL AND REMEDIATION OF POTENTIAL PROBLEMS MAY BE COSTLY AND TIME CONSUMING AND COULD EXPOSE WEAKNESSES IN FINANCIAL REPORTING.

      Our independent auditors will be required to confirm in writing whether management's assessment of the effectiveness of the internal control over financial reporting is fairly stated in all material respects, and separately report on whether they believe management maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009.

      This process may be expensive and time consuming, and may require significant attention of management. Management can give no assurance that material weaknesses in internal controls will not be discovered. If a material weakness is discovered, corrective action may be time consuming, costly and further divert the attention of management. The disclosure of a material weakness, even if quickly remedied, could reduce the market's confidence in our financial statements and harm our stock price, especially if a restatement of financial statements for past periods is required.

  OUR INABILITY TO SUCCESSFULLY ACHIEVE SUSTAINABLE MARKET PENETRATION COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

      No assurance can be given that we will be able to successfully achieve sustainable market penetration with any of our products. Our success in marketing our products will be substantially dependent on educating our targeted markets as to the unique topologies, as well as what we believe are the performance and cost benefits, of our distributed Ethernet switch architecture. There can be no assurance that our efforts or the efforts of others will be successful in fostering acceptance of our technology among the targeted markets.

  MANY COMPANIES WITH GREATER RESOURCES AND OPERATING EXPERIENCE OFFER TECHNOLOGY SIMILAR TO OUR PRODUCTS. THESE COMPANIES COULD SUCCESSFULLY COMPETE WITH US AND NEGATIVELY AFFECT OUR OPPORTUNITY TO ACHIEVE PROFITABILITY.

      We operate in a competitive industry with many established and well-recognized competitors. In particular, Cisco Systems maintains a dominant position in our industry and several of its products compete directly with our products. We also compete with Extreme Networks, Juniper Networks, Nortel Networks, Enterasys Networks, 3Com, Huawei Technologies, Force 10 Networks, and Alcatel, among others. Most of our competitors (including all of the competitors referenced above) have substantially greater market leverage, distribution networks, and vendor relationships, longer operating histories and industry experience, greater financial, technical, sales, marketing and other resources, more name recognition and larger installed customer bases than we do and can be expected to react strongly to our marketing efforts. In addition, many competitors exist who, because of their substantial resources, distribution relationships and customer base, could temporarily drop prices to stave off a potential successful market launch by us. Other competitive responses might include, without limitation, intense and aggressive price competition and offers of employment to our key marketing or management personnel. There can be no assurance that we will be successful in the face of increasing competition from existing or new competitors, or that competition will not have a material adverse effect on our business, financial condition and results of operations.

  OUR MARKETING EFFORTS HAVE YIELDED NEGLIGIBLE REVENUES AND THERE CAN BE NO ASSURANCE THAT OUR FUTURE MARKETING EFFORTS WILL LEAD TO SALES OF OUR PRODUCTS.

      Our marketing efforts have yielded negligible revenues and we believe we will have to significantly expand our sales and marketing capabilities in order to establish sufficient awareness to launch broader sales of our products and support services. There can be no assurance that we will be able to expand our sales and marketing efforts to the extent we believe necessary or that any such efforts, if undertaken, will be successful in achieving substantial sales of our products or support services.

  THE INDUSTRY OF NETWORK SWITCH PRODUCTS IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE. OUR PRODUCTS COULD BECOME OBSOLETE AT ANY TIME AND OUR LIMITED CAPITAL PROHIBITS US FROM DEVOTING A SIGNIFICANT AMOUNT OF RESOURCES TO RESEARCH AND DEVELOPMENT.

      Evolving technology, updated industry standards, and frequent new product and service introductions characterize the network switching market. Our current products could become obsolete at any time. Competitors could develop products similar to or better than ours, finish development before us, or market their products more successfully than ours, any of which could hinder our potential success. In order to be competitive, we must continue to develop and bring to market new products that offer substantially greater performance and support a greater number of users, all at lower price points than our competitors. Our future success depends in significant part on our ability to evolve the performance and software of our existing products and develop and introduce new products and technologies in response to the evolving demands of the market and competitive product offerings. However, unless we are able to raise additional capital or significantly increase revenues, we will not be able to devote a significant amount of resources to research and development, which could increase the likelihood that our current products become obsolete and prevent us from developing new products to keep up with the industry's rapid technological advancements.

  BECAUSE WE BELIEVE THAT PROPRIETARY RIGHTS ARE MATERIAL TO OUR SUCCESS, MISAPPROPRIATION OF THOSE RIGHTS OR CLAIMS OF INFRINGEMENT OR LEGAL ACTIONS RELATED TO INTELLECTUAL PROPERTY COULD ADVERSELY IMPACT OUR FINANCIAL CONDITION.

      Our success is dependent on our ability to protect our proprietary technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our technology is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the U.S. We currently have patent-pending protection for our proprietary technology and plan to rely on non-disclosure agreements to further protect this technology. There can be no assurance that these patents will be granted or that nondisclosure agreements will provide us meaningful protection.

      In addition, the network industry is subject to frequent claims and related litigation regarding patent and other intellectual property rights. In particular, some companies in the network industry claim extensive patent portfolios. As a result of the existence of a large number of existing patents and the rate of issuance of new patents in the network industry, it is extremely difficult to determine in advance whether a product or any of its components may infringe upon the intellectual property rights claimed by others. Third parties may in the future assert patent, copyright, trademark and other intellectual property rights claims against us with respect to existing or future products or technology. Regardless of the merits of our position, we may incur substantial legal fees and related costs defending against third party claims, in addition to monetary damages that may be assessed against us. If there is a successful claim of infringement and we fail or are unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, our business and results of operations may be seriously harmed.

  WE RELY HEAVILY ON OUR MANAGEMENT AND OTHER KEY PERSONNEL, AND THE LOSS OF THEIR SERVICES (OR OUR INABILITY TO RECRUIT AND RETAIN ADDITIONAL QUALIFIED EMPLOYEES) COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

      Our future success depends to a significant degree on the continued service of our key personnel and on our ability to attract, motivate and retain highly qualified employees. In particular, we are dependent upon the services of our senior management, including, without limitation: Chief Executive Officer and President, Thomas M. Wittenschlaeger; and Chief Financial Officer and Secretary, Bob van Leyen. The loss of the services of our senior management or other key employees would have a material adverse effect on our business, financial condition and results of operations.

      In addition, there are a number of other key management, sales and support positions (including many for which individuals have not yet been hired) the loss of which (or the inability to recruit and retain) would have a material adverse effect on our business. If we experience the growth we hope to achieve, our ability to operate successfully during periods of growth (if any) will depend on our ability to attract and retain managers and develop adequate systems and procedures to manage such growth. There can be no assurance that we will be able to attract and retain additional key management personnel with the skills and expertise necessary to manage our business should any such period of growth occur.

  OUR BUSINESS COULD SUFFER IF WE ARE UNABLE TO OBTAIN COMPONENTS, SOFTWARE AND SERVICES FROM OUTSIDE SUPPLIERS AND VENDORS.

      Our products are architected and manufactured through the use of third-party electronic components, device level software and services. We are highly dependent on the services and products of these other companies. A discontinuance, disruption or other similar occurrence to the components, software or services supplied by our vendors and suppliers could materially diminish our ability to operate efficiently.

      We acquire components through purchase orders and have no long-term commitments regarding supply or pricing from these suppliers. We depend on anticipated product orders to determine our material requirements. If orders for our products do not match forecasts, or if we do not manage inventory effectively, we may have either excess or insufficient inventory of materials and components, which could negatively affect our operating results and financial condition.

  OUR RELIANCE ON THIRD-PARTY MANUFACTURING VENDORS TO MANUFACTURE OUR PRODUCTS MAY CAUSE A DELAY IN OUR ABILITY TO FILL ORDERS.

      We subcontract a significant amount of our manufacturing to one third-party manufacturer and may in the future subcontract with other third-party manufacturers. In addition, some Company-branded products are manufactured by third-party original equipment manufacturers ("OEMs"). We may experience delays in product manufacturing and shipments from our manufacturers, which in turn could delay product shipments to our customers. In addition, we may experience problems such as inferior manufacturing quality or failure to manufacture products according to specifications, any of which could have a material adverse effect on our business and operating results. In the event we introduce new products or product enhancements, we may be required to rapidly achieve volume production by coordinating our efforts with suppliers and manufacturers. The inability of our manufacturers or OEMs to provide us with adequate supplies of high-quality products, the loss of any of our third-party manufacturers, or the inability to obtain components and raw materials could cause a delay in our ability to fulfill orders.

  THE AVERAGE SELLING PRICES OF OUR PRODUCTS, AND OUR GROSS MARGINS RESULTING FROM THE SALE OF SUCH PRODUCTS, MAY DECLINE AS A RESULT OF COMPETITIVE PRESSURES, INDUSTRY TRENDS AND OTHER FACTORS.

      The network industry has experienced an erosion of the average product selling prices due to a number of factors, particularly competitive and macroeconomic pressures and rapid technological advancements. Our competitors have and will likely continue to lower sales prices from time to time in order to gain market share or create more demand. We may have to reduce the sales prices of our products in response to such intense pricing competition, which could cause our gross margins to decline and may adversely affect our business, operating results and financial condition. Our gross margins could also be adversely affected if we are unable to reduce manufacturing costs and effectively manage our inventory levels or by fluctuations in manufacturing volumes, component costs, the mix of products sold and the mix of distribution channels through which our products are sold.

  IF OUR PRODUCTS CONTAIN DEFECTS OR ERRORS, WE COULD INCUR SUDDEN AND SIGNIFICANT EXPENSES AND LOST SALES AND BE SUBJECT TO PRODUCT LIABILITY CLAIMS.

      Our products are complex and may contain undetected defects or errors, particularly when first introduced or as new enhancements and versions are released. Despite our testing procedures, these defects and errors may be discovered after they have been shipped to customers. Any defects or errors in our products or failures of our customers' networks, regardless of whether the failure is caused by our products, could result in:

      o     negative customer reactions;

      o     product liability claims;

      o     negative publicity regarding us and our products;

      o     delays in or loss of market acceptance of our products;

      o     product returns; and

      o     unexpected expenses to remedy defects or errors.

  OUR SUCCESS IS SUBSTANTIALLY DEPENDENT ON GENERAL ECONOMIC CONDITIONS AND BUSINESS TRENDS, PARTICULARLY IN THE INFORMATION TECHNOLOGY INDUSTRY, A DOWNTURN OF WHICH COULD ADVERSELY AFFECT OUR OPERATIONS.

      The success of our operations depends to a significant extent upon a number of factors relating to business spending. These factors include economic conditions such as employment rates and labor supply, general business conditions, cost of goods and materials, inflation, interest rates and taxation. Our business is affected by the general condition and economic stability of our customers as well as our vendors, suppliers and partners and their continued willingness to work with us in the future. Our business is particularly sensitive to information technology ("IT") spending patterns and preferences. There can be no assurance that IT spending will not be adversely affected by general business trends and economic conditions, thereby impacting our growth, net sales and profitability.

  OUR FAILURE TO MANAGE GROWTH EFFECTIVELY COULD IMPAIR OUR SUCCESS.

      In order for us to expand successfully, management will be required to anticipate the changing demands of a growth in operations, should such growth occur, and to adapt systems and procedures accordingly. There can be no assurance that we will anticipate all of the changing demands that a potential expansion in operations might impose. If we were to experience growth, we might be required to hire and train a large number of sales and support personnel, and there can be no assurance that the training and supervision of a large number of new employees would not adversely affect the high standards that we seek to maintain. Our future will depend, in part, on our ability to integrate new individuals and capabilities into our operations, should such operations expand in the future, and there can be no assurance that we will be able to achieve such integration. We will also need to continually evaluate the adequacy of our management information systems, including our website. Failure to upgrade our information systems or unexpected difficulties encountered with these systems during an expansion in our operations (should such an expansion occur) could adversely affect our business, financial condition and results of operations.

  CHANGES IN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION, CASH FLOWS, REVENUE AND RESULTS OF OPERATIONS.

      We are subject to changes in and interpretations of financial accounting matters that govern the measurement of our performance. Based on our reading and interpretations of relevant guidance, principles or concepts issued by, among other authorities, the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the United States Securities and Exchange Commission, our management believes that our current contract terms and business arrangements have been properly reported. However, there continue to be issued interpretations and guidance for applying the relevant standards to a wide range of contract terms and business arrangements that are prevalent in the industries in which we operate. Future interpretations or changes by the regulators of existing accounting standards or changes in our business practices could result in future changes in our revenue recognition and/or other accounting policies and practices that could have a material adverse effect on our business, financial condition, cash flows, revenue and results of operations.

                         RISKS RELATED TO THIS OFFERING

  OUR COMMON STOCK PRICE HAS BEEN VOLATILE, WHICH COULD RESULT IN
  SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES OF OUR COMMON STOCK.

      The market prices of securities of technology-based companies (such as ours) currently are highly volatile. The market price of our common stock has fluctuated significantly in the past. During 2007, the high and low closing sale prices of a share of our common stock were $2.22 and $0.60, respectively. On July 31, 2008, the last reported sale price of a share of our common stock was $0.55. The market price of our common stock may continue to fluctuate in response to the following factors, in addition to others, many of which are beyond our control:

      o conversion of our convertible notes and exercise of our warrants and the sale of their underlying common stock;
      o changes in market valuations of similar companies and stock market price and volume fluctuations generally;
      o economic conditions specific to the network switching or related information technology industries;
      o announcements by us or our competitors of new or enhanced products, technologies or services or significant contracts, acquisitions, strategic relationships, joint ventures or capital commitments;
      o delays in our introduction of new products or technological innovations or problems in the functioning of our current or new products or innovations;
      o     third parties' infringement of our intellectual property rights;

      o changes in our pricing policies or the pricing policies of our competitors;
      o     regulatory developments;
      o     fluctuations in our quarterly or annual operating results;
      o     additions or departures of key personnel; and
      o     future sales of our common stock or other securities.

      The price at which you purchase shares of common stock may not be indicative of the price of our stock that will prevail in the trading market. You may be unable to sell your shares of common stock at or above your purchase price, which may result in substantial losses to you. Moreover, in the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert our management's attention and resources.

  SHARES OF OUR COMMON STOCK ELIGIBLE, OR TO BECOME ELIGIBLE, FOR PUBLIC SALE COULD ADVERSELY AFFECT OUR STOCK PRICE AND MAKE IT DIFFICULT FOR US TO RAISE ADDITIONAL CAPITAL THROUGH SALES OF EQUITY SECURITIES.

      We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of common stock for sale will have on the market price prevailing from time to time. As of July 31, 2008, we had outstanding 69,811,316 shares of common stock, of which approximately 14,255,102 shares were restricted under the Securities Act of 1933, as amended (the "Securities Act"). As of July 31, 2008, we also had outstanding options, warrants, and convertible promissory notes that were exercisable for or convertible into approximately 109,611,214 shares of common stock, which if exercised or converted in full would cause the amount of our outstanding common stock to more than double. Sales of shares of our common stock in the public market, or the perception that sales could occur, could adversely affect the market price of our common stock. Any adverse effect on the market price of our common stock could make it difficult for us to raise additional capital through sales of equity securities at a time and at a price that we deem appropriate.

  THE CONVERSION OF CONVERTIBLE SECURITIES AND THE EXERCISE OF OUTSTANDING OPTIONS AND WARRANTS TO PURCHASE OUR COMMON STOCK COULD SUBSTANTIALLY DILUTE YOUR INVESTMENT, IMPEDE OUR ABILITY TO OBTAIN ADDITIONAL FINANCING, AND CAUSE US TO INCUR ADDITIONAL EXPENSES.

      Under the terms of existing notes convertible into our common stock, warrants to purchase our common stock, non compensatory options to acquire our common stock, and other outstanding options to acquire our common stock issued to employees and others, the holders thereof are given an opportunity to profit from a rise in the market price of our common stock that, upon the exercise of such warrants and/or options or conversion of such notes, could result in dilution in the interests of our other shareholders. The terms on which we may obtain additional financing may be adversely affected by the existence and potentially dilutive impact of such convertible notes, options and warrants. In addition, holders of certain convertible notes, options and warrants have registration rights with respect to the common stock underlying such convertible notes, options and warrants, the registration of which will cause us to incur a substantial expense.

  THE VOTING POWER AND VALUE OF YOUR INVESTMENT COULD DECLINE IF OUR CONVERTIBLE NOTES AND WARRANTS ARE CONVERTED AT A REDUCED PRICE DUE TO OUR ISSUANCE OF LOWER-PRICED SHARES OR MARKET DECLINES WHICH TRIGGER RIGHTS OF THE HOLDERS OF OUR CONVERTIBLE NOTES AND WARRANTS TO RECEIVE ADDITIONAL SHARES OF OUR STOCK.

      As part of our 2006, 2007 and 2008 senior convertible note financings, we issued a significant additional amount of convertible notes and warrants, the exercise or conversion of which could have a substantial negative impact on the price of our common stock and could result in a dramatic decrease in the value of your investment. The initial conversion price of some of our senior convertible notes is subject to market-price protection that may cause the conversion price of the notes to be reduced in the event of a downward fluctuation in the market price of our common stock. In addition, the initial conversion price of our convertible notes and the initial exercise price of a majority of our warrants will be subject to downward anti-dilution adjustments in most cases, from time to time, where we issue securities at a purchase, exercise or conversion price that is less than the then-applicable conversion price of our outstanding convertible notes or exercise price of our outstanding warrants. Consequently, the voting power and value of your investment in each such event would decline if our convertible notes or warrants are converted or exercised for shares of our common stock at the new lower price as a result of such declining market-price or sales of our securities are made below the conversion price of the notes and/or the exercise price of the warrants.

      The market-price protection feature of some of our senior convertible notes could also allow those notes to become convertible into a greatly increased number of additional shares of our common stock, particularly if a holder of the notes sequentially converts portions of the note into shares of our common stock at alternate conversion prices and resells those shares into the market. If a holder of the notes sequentially converts portions of the notes into shares of our common stock at alternate conversion prices and resells those shares into the market, then the market price of our common stock could decline due to the additional shares available in the market, particularly in light of the relatively thin trading volume of our common stock. Consequently, if a holder of the notes repeatedly converts portions of the notes at alternate conversion prices and then resells those underlying shares into the market, a continuous downward spiral of the market price of our common stock could occur that would benefit a holder of our senior convertible notes at the expense of other existing or potential holders of our common stock, potentially creating a divergence of interests between a holder of our senior convertible notes and investors who purchase the shares of common stock resold by a holder of the notes following conversion of the notes.

  THE MARKET PRICE OF OUR COMMON STOCK AND THE VALUE OF YOUR INVESTMENT COULD SUBSTANTIALLY DECLINE IF OUR CONVERTIBLE NOTES, WARRANTS OR OPTIONS ARE CONVERTED INTO SHARES OF OUR COMMON STOCK AND RESOLD INTO THE MARKET, OR IF A PERCEPTION EXISTS THAT A SUBSTANTIAL NUMBER OF SHARES WILL BE ISSUED UPON CONVERSION OR EXERCISE OF OUR CONVERTIBLE NOTES, WARRANTS OR OPTIONS AND THEN RESOLD INTO THE MARKET.

      If the conversion prices at which the balances of our convertible notes, warrants and options are converted are lower than the price at which you made your investment, immediate dilution of the value of your investment will occur. In addition, sales of a substantial number of shares of common stock issued upon conversion of our convertible notes, warrants and options, or even the perception that such sales could occur, could adversely affect the market price of our common stock, which would mean that certain convertible notes would be convertible into an increased number of shares of our common stock in cases where, as described elsewhere in these risk factors, the conversion price is based upon a discount from the market price of our common stock. You could, therefore, experience a substantial decline in the value of your investment as a result of both the actual and potential conversion of our outstanding convertible notes, warrants or options.

  THE ISSUANCE OF SHARES UPON THE CONVERSION OF CONVERTIBLE NOTES AND THE EXERCISE OF OUTSTANDING OPTIONS AND WARRANTS COULD RESULT IN A CHANGE OF CONTROL OF OUR COMPANY.

      As of July 31, 2008, we had outstanding options, warrants, and convertible promissory notes that were exercisable for or convertible into approximately 109,611,214 shares of common stock. In addition, as discussed elsewhere in these Risk Factors, the number of shares exercisable under outstanding warrants and convertible under outstanding notes may be subject to increase in the event of our future issuance of securities or a downward fluctuation in the market price of our common stock. A change of control of our Company could occur if a significant number of shares are issued to the holders of our outstanding warrants or convertible notes. If a change of control occurs, then the stockholders who historically have controlled our Company would no longer have the ability to exert significant control over matters that could include the election of our directors, changes in the size and composition of our Board of Directors, and mergers and other business combinations involving our Company. Instead, one or more other stockholders could gain the ability to exert this type of control and may also, through control of our Board of Directors and voting power, be able to control certain decisions, including decisions regarding the qualification and appointment of officers, dividend policy, access to capital (including borrowing from third-party lenders and the issuance of additional equity securities), and the acquisition or disposition of our assets.

  IF WE ARE UNSUCCESSFUL IN MAINTAINING COMPLIANCE WITH OR MODIFYING OUR REGISTRATION OBLIGATIONS WITH REGARD TO OUR SENIOR CONVERTIBLE NOTES AND RELATED WARRANTS, WE MAY INCUR SUBSTANTIAL MONETARY PENALTIES.

      The registration rights agreements we entered into in connection with our 2006, 2007 and 2008 senior convertible note financings require us to, among other things, register for resale the shares of common stock issued or issuable under our senior convertible notes and the warrants issued by us in connection with those notes, and maintain the effectiveness of the registration for an extended period of time. We will be required to file a number of registration statements, including the registration statement of which this prospectus is a part, to ensure that all shares to be issued in connection with the convertible note financings will be registered. If we are unable to have any one of these registration statements declared effective by the SEC, or maintain effectiveness of the required registration statements, or to modify our registration obligations, then we may be required to pay liquidated damages in an amount up to approximately $288,000 on the date of such failure and on every 30th day thereafter until such failure is cured. The total liquidated damages payable by us for our failure to meet these filing and effectiveness requirements are capped at $1,809,375. The payment of liquidated damages would adversely affect our business, operating results, financial condition, and ability to service our other indebtedness by adversely affecting our cash flows.

      In addition, failure to meet our registration requirements may result in an event of default under the convertible notes. Among other things, upon an event of default the convertible note holders are entitled to demand that we immediately pay the entire principal balance of the notes in full, plus a significant cash redemption penalty beyond the full payment of such principal. If one or more of the note holders exercised their redemption rights upon an event of default, it would have a significant negative impact on our financial condition and would likely render us insolvent. Also, upon an event of default of our 2007 and 2008 senior secured convertible notes, the holders are entitled to foreclose on all of our assets. If our assets were to be foreclosed upon, we would not be able to operate.

  THE VOTING POWER OF YOUR INVESTMENT AND OUR EARNINGS PER SHARE WOULD BE SUBSTANTIALLY DILUTED IF ALL OR A SIGNIFICANT PORTION OF OUR CONVERTIBLE NOTES, WARRANTS OR OPTIONS WERE CONVERTED INTO SHARES OF OUR COMMON STOCK.

      If the aggregate number of shares of common stock underlying our convertible notes, warrants or options had been issued and outstanding as of this date, substantial dilution of the voting power of your investment and of our earnings per share would occur.

  BECAUSE WE ARE SUBJECT TO "PENNY STOCK" RULES, THE LEVEL OF TRADING ACTIVITY IN OUR COMMON STOCK MAY BE REDUCED.

      Our stock is listed on the Over the Counter Bulletin Board (OTC Bulletin Board) and constitutes "Penny Stock." Broker-dealer practices in connection with transactions in Penny Stocks are regulated by rules adopted by the SEC. Penny Stocks are generally equity securities with a price per share of less than $5.00 (other than securities registered on certain national exchanges). The Penny Stock rules require a broker-dealer, prior to a transaction in Penny Stocks not exempt from the rules, to deliver a standardized risk disclosure document that provides information about Penny Stocks and the nature and level of risks in the Penny Stock Market. The broker-dealer must also provide the customer with current bid and offer quotations for the Penny Stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly accounting statements showing the market value of each Penny Stock held in the customer's account. In addition, the broker-dealer must make a special written determination that the Penny Stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity in a Penny Stock, such as our common stock, and investors in our common stock may find it difficult to sell their shares.

  BECAUSE OUR COMMON STOCK IS NOT LISTED ON A NATIONAL SECURITIES EXCHANGE, YOU MAY FIND IT DIFFICULT TO DISPOSE OF OR OBTAIN QUOTATIONS FOR OUR COMMON STOCK.

      Our common stock trades under the symbol "RPTN" on the OTC Bulletin Board. Because our stock trades on the OTC Bulletin Board, rather than on a national securities exchange, you may find it difficult to either dispose of, or to obtain quotations as to the price of, our common stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements, including statements concerning future conditions in the network switching industry, and concerning our future business, financial condition, operating strategies, and operational and legal risks. We use words like "plan," "estimate," "expect," "believe," "should," "would," "could," "anticipate," "may," "forecast," "project," "pro forma," "goal," "continues," "intend," "seek" or variations of those terms and other similar expressions, including their use in the negative, to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as to our expectations as of the date of this prospectus. These forward-looking statements are subject to a number of risks and uncertainties, including those identified under "Risk Factors" and elsewhere in this prospectus. Although we believe that the expectations reflected in these forward-looking statements are reasonable, actual conditions in the network switching industry, and actual conditions and results in our business, could differ materially from those expressed in these forward-looking statements. In addition, none of the events anticipated in the forward-looking statements may actually occur. Any of these different outcomes could cause the price of our common stock to decline substantially. Except as required by law, we undertake no duty to update any forward-looking statement after the date of this prospectus, either to conform any statement to reflect actual results or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of the shares of common stock offered under this prospectus by the selling security holders. Rather, the selling security holders will receive those proceeds directly.

                           PRICE RANGE OF COMMON STOCK

MARKET INFORMATION

      Our $0.001 par value common stock trades under the symbol "RPTN" on the OTC Bulletin Board. The following table sets forth, for the quarters indicated, the high and low bid information for our common stock as reported by Pink Sheets, LLC, a research service that compiles quote information reported on the National Association of Securities Dealers composite feed or other qualified interdealer quotation medium. The quotations reflect inter-dealer prices, without retail markup, markdown, or commissions, and may not necessarily represent actual transactions.

                                                   FISCAL 2008
                                            -------------------------
                                                HIGH         LOW
                                            ------------ ------------
       Fiscal Quarter Ended:
            June 30                            $0.90         $0.64
            March 31                           $0.95         $0.68

                                                   FISCAL 2007
                                            -------------------------
                                                HIGH         LOW
                                            ------------ ------------
       Fiscal Quarter Ended:
            December 31                        $1.09         $0.60
            September 30                       $1.41         $0.84
            June 30                            $2.22         $1.19
            March 31                           $1.67         $0.71

                                                   FISCAL 2006
                                            -------------------------
                                                HIGH         LOW
                                            ------------ ------------
       Fiscal Quarter Ended:
            December 31                         $0.91        $0.27
            September 30                        $0.54        $0.27
            June 30                             $0.76        $0.42
            March 31                            $0.83        $0.59

      On July 31, 2008 the high and low sale prices for a share of our common stock as reported by Pink Sheets, LLC, were $0.59 and $0.49, respectively.

HOLDERS

      On July 31, 2008, we had 69,811,316 shares of our common stock outstanding held by approximately 416 record shareholders. This number of shareholders does not include beneficial owners whose shares are held in nominee or "street" name.

DIVIDENDS

      We have never paid a cash dividend with respect to our common stock, and have no present intention to pay cash dividends in the foreseeable future. The current policy of our Board of Directors is to retain earnings to provide funds for the operation and expansion of our business. Our Board of Directors, in light of the circumstances then existing, including our earnings and financial requirements and general business conditions, will determine the timing and amount of future dividends, if any. In addition, the terms of our senior convertible notes prohibit us from paying cash dividends for the term of the loan arrangements.

                                 CAPITALIZATION

      The following table sets forth our capitalization as of December 31, 2007. The information in the table below should be read in conjunction with our consolidated financial statements and related notes beginning on page F-1 of this prospectus.

                                                            December 31, 2007
                                                           -------------------
Short-term debt
  Warrant liability......................................    $     8,911,086
  Conversion option liability............................    $     4,079,890
  Senior convertible notes payable.......................    $     3,251,947
                                                             ---------------
     Total short-term debt...............................    $    16,242,923

Total stockholders' deficit..............................    $   (13,830,023)
                                                             ---------------
     Total capitalization................................    $     2,412,900
                                                             ===============

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes beginning on page F-1 of this prospectus. This prospectus and our consolidated financial statements and notes to financial statements contain forward-looking statements, which generally include the plans and objectives of management for future operations, including plans and objectives relating to our future economic performance and our current beliefs regarding revenues we might generate and profits we might earn if we are successful in implementing our business strategies. The forward-looking statements and associated risks may include, relate to or be qualified by other important factors, including, but not limited to:

      o those identified under "Risk Factors" beginning on page 6 of this prospectus,

      o     our inability to continue as a going concern,

      o     our inability to raise additional capital,

      o     lower sales and revenues than forecast,

      o     inability to carry out our marketing and sales plans,

      o     unexpected costs and operating deficits,

      o failure to establish relationships with and capitalize upon access to new customers,

      o     litigation and administrative proceedings involving us or products,

      o     adverse publicity and news coverage,

      o     adverse economic conditions,

      o     entry of new and stronger competitors,

      o     changes in interest rates and inflationary factors, and

      o other specific risks that may be referred to in this prospectus or in other reports that we have filed with the SEC.

      We do not undertake to update, revise or correct any forward-looking statements.

      Any of the factors described above or in the "Risk Factors" section could cause our financial results, including our net income or loss or growth in net income or loss, to differ materially from prior results, which in turn could, among other things, cause the price of our common stock to fluctuate substantially.

CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

      Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). The preparation of our financial statements requires our management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The significant accounting policies that are believed to be the most critical to aid in fully understanding and evaluating the reported financial results include inventory valuations, license fees and the accounting treatment of derivatives.

INVENTORY VALUATION

      We determine our inventory value at the lower of average cost or market. When required, a provision is made to reduce excess and obsolete inventory to estimated net realizable value. Our provision for excess and obsolete inventory decreased from $204,758 at December 31, 2007 to $61,711 at June 30, 2008 due to previously provided for obsolete inventory being scrapped and charged against the provision during the second quarter of 2008.

VALUATION OF DERIVATIVE FINANCIAL INSTRUMENTS

      Our senior convertible notes are classified as non-conventional convertible debt. In the case of non-conventional convertible debt, we bifurcate our embedded derivative instruments and records them under the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, and Emerging Issues Task Force ("EITF") Issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock." Our derivative financial instruments consist of embedded derivatives related to a non-conventional debenture entered into with certain investors. These embedded instruments related to the debenture include the conversion feature, liquidated damages related to registration rights and default provisions. The accounting treatment of derivative financial instruments requires that we record the derivatives and related warrants at their fair value as of the inception date of the agreement and at fair value as of each subsequent balance sheet date. Any change in fair value will be recorded as non-operating, non-cash income or expense at each reporting date. If the fair value of the derivatives is higher at the subsequent balance sheet date, we will record a non-operating, non-cash charge. If the fair value of the derivative is lower at the subsequent balance sheet date, we will record non-operating, non-cash income.

To determine the fair value of the derivative instruments, we make certain assumptions regarding the expected term of exercise.

The expected term of the warrants impacts the volatility and risk-free interest rates used in the Black-Scholes calculations because these must be selected for the same time period as the expected term of the warrants.

ACCOUNTING TREATMENT FOR DERIVATIVES

EMBEDDED CONVERSION FEATURE

Paragraph 12 of SFAS 133 indicates that the conversion features should be considered a derivative if the following criterion are met:

      o The economic characteristics and risks differ between the host and embedded conversion feature. This condition, relative to our senior convertible notes, is met because the embedded conversion feature valuation depends on factors such as volatility, stock price and expected life whereas the valuation of the host is not impacted by these factors. SFAS 133, paragraph 61 (k), further confirms the above position as this paragraph states that "the changes in fair value of an equity interest and the interest rates on a debt instrument are not clearly and closely related. Thus, for a debt security that is convertible into a specified number of shares of the debtor's common stock or another entity's common stock, the embedded derivative (that is, the conversion option) must be separated from the debt host contract and accounted for as a derivative instrument provided that the conversion option would, as a freestanding instrument, be a derivative instrument subject to the requirements of this Statement."

      o The contract that includes the host and the conversion feature is not re-measured at fair value. This condition is met because the contract (our senior convertible notes) is not re-measured.

      o A separate instrument with the same terms as the embedded conversion feature would be derivative as per paragraphs 6 of SFAS 133. Our review of paragraph 6 revealed that the embedded conversion feature without a host would be considered a derivative because the embedded conversion feature (1) has underlying and notional amounts (2) requires no initial net investments and (3) permits net settlement.

      Based on the above considerations it is implied that the embedded conversion feature related to our senior convertible notes is a derivative that must be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings. However, before reaching a final conclusion on whether we are dealing with an embedded conversion feature that needs to be considered a derivative we need to review paragraph 11(a) of SFAS 133. Paragraph 11(a) states that "contracts issued or held are both (1) indexed to its own stock and (2) classified in stockholders equity shall not be considered derivative instruments." Our contract is indexed to our own stock however to determine the correct classification of the embedded conversion feature with respect to possible stockholders equity classification, we reviewed the guidelines provided in EITF 00-19.

      Specifically, EITF 00-19, paragraph 4, and EITF 05-2 indicate that an embedded conversion feature is conventional if the holder is entitled to convert their position into a fixed number of shares. The embedded conversion features of our senior convertible note financings and subject of this review entitles the holder, under certain circumstances beyond our control, to convert their position into a variable number of shares. This implies that the embedded conversion feature under discussion does not qualify as a conventional convertible instrument. Because the embedded conversion feature does not qualify as a conventional convertible instrument, we then had to analyze paragraphs 12-32 of EITF 00-19 to determine whether the embedded conversion feature should be accounted for as a equity or as a liability.

      Paragraph 19 of EITF 00-19 stipulates that in order to qualify for equity treatment, we must have sufficient authorized and unissued shares available to settle the contract after considering all other commitments that may require the issuance of stock during the maximum period the derivative contract could remain outstanding. The total number of shares that we could need to settle the current contract could exceed the level of authorized shares available for issuance and this would result in a situation where we do not control settlement of shares. Consequently, the embedded conversion feature is classified as a liability under EITF 00-19 and therefore does not qualify for paragraph 11 scope exception in SFAS 133. As a result, the embedded conversion feature will be accounted for as a derivative at fair value, with changes in fair value recorded in earnings. Based on before mentioned criteria, we classified the conversion feature as a liability on our balance sheet measured at fair value using the Black-Scholes option pricing model.

      The fair value of the conversion features and warrants in excess of the face value of the debt host instrument is expensed at the time of closing the financing. These transactions are analogous to paragraph 6 of EITF 98-5, which states, "... IN CERTAIN CIRCUMSTANCES, THE INTRINSIC VALUE OF THE BENEFICIAL CONVERSION FEATURE MAY BE GREATER THAN THE PROCEEDS ALLOCATED TO THE CONVERTIBLE INSTRUMENT. IN THOSE SITUATIONS, THE TASK FORCE REACHED A CONSENSUS THAT THE AMOUNT OF THE DISCOUNT ASSIGNED TO THE BENEFICIAL CONVERSION FEATURE IS LIMITED TO THE AMOUNT OF THE PROCEEDS ALLOCATED TO THE CONVERTIBLE INSTRUMENT." The discount amount up to the face value of the debt host instrument is amortized over the life of the note.

                                      -23

SELECTED FINANCIAL DATA

      The following table sets forth selected financial data regarding our financial position and operating results. This data should be read in conjunction with our consolidated financial statements and related notes thereto beginning on page F-1 of this prospectus.

RESULTS OF OPERATIONS FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2008, COMPARED TO THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2007 (IN THOUSANDS)

The following table sets forth selected financial data regarding our financial position and operating results for the three months ended June 30, 2008 and 2007 and six months ended June 30, 2008 and 2007. This data should be read in conjunction with our condensed consolidated financial statements and related notes thereto beginning on page F-1 of this prospectus.


                                                THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                      Unaudited                          Unaudited
                                            JUNE 30, 2008    JUNE 30, 2007   JUNE 30, 2008   JUNE 30, 2007
                                             ------------    ------------    ------------    ------------
NET SALES                                    $    326,660    $    237,857    $    476,146    $    400,628
COST OF SALES                                      73,553         122,727         146,004         168,728
                                             ------------    ------------    ------------    ------------

Gross Profit                                      253,107         115,130         330,142         231,900

OPERATING EXPENSES
   Salary and salary related costs                547,779         481,688       1,169,033       1,234,310
   Marketing expense                               57,369          63,332          78,810          81,305
   Research and development                       328,536         522,917         682,669         668,408
  Selling, general and administrative             981,056         758,320       1,508,919       1,641,761
                                             ------------    ------------    ------------    ------------

Total Operating Expenses                        1,914,740       1,826,257       3,439,431       3,625,784

Loss from operations                           (1,661,633)     (1,711,127)     (3,109,289)     (3,393,884)
                                             ------------    ------------    ------------    ------------

OTHER INCOME (EXPENSE)
    Interest income                                 6,309           6,711           9,626          14,246
   Change in fair value of warrants and
    conversion option liability                 8,269,270      (5,452,070)     (2,253,202)    (24,326,278)
   Senior convertible note restructuring
    charges                                            --              --              --      (2,089,284)
   (Loss) gain on extinguishment of debt .     (4,828,957)             --      (4,828,957)     11,571,860
   Cost of financing senior convertible
    notes                                      (4,548,846)             --      (4,548,846)    (18,333,208)
   Amortization of discount on convertible
      debt                                     (2,193,445)     (1,427,820)     (3,912,931)     (2,731,922)
   Interest expense                              (337,956)       (224,234)       (593,956)       (437,941)
                                             ------------    ------------    ------------    ------------

Total other income (Loss)                      (3,633,625)     (7,097,413)    (16,128,266)    (36,332,527)
                                             ------------    ------------    ------------    ------------

Loss before income taxes                       (5,295,258)     (8,808,540)    (19,237,555)    (39,726,411)

Income tax benefit                                     --              --              --              --

NET LOSS                                     $ (5,295,258)   $ (8,808,540)   $(19,237,555)   $(39,726,411)
                                             ============    ============    ============    ============

NET SALES

During the three months ended June 30, 2008 and 2007, we recognized revenues of $326,660 and $237,857, respectively. During the six months ended June 30, 2008 and 2007, we recognized revenues of $476,146 and $400,628, respectively. This increase in revenues was primarily due to an order received in the second quarter of 2008 from a major cable provider in the USA. It is clear that selling cycles are longer than expected.

GROSS MARGIN

Our gross profit was $253,107 and $115,130 for the three months ended June 30, 2008 and 2007, respectively, representing a gross margin in the second quarter of 2008 of 77% versus a gross margin in the second quarter of 2007 of 48%. For the six months ended June 30, 2008, our gross profit was $330,142 and $231,900, respectively, representing a gross margin of 69% for the six months ended June 30, 2008 versus a gross margin of 58% for the six months ended June 30, 2007. The main reason for this improvement in margins is the change in customer mix. During the first half of 2007, revenues included sales of highly discounted demonstration equipment and educational sales. This type of sales did not occur in the first half of 2008.

OPERATING EXPENSES

Our total operating expenses increased from $1,826,257 during the second quarter of 2007 to $1,914,740 during the second quarter of 2008. This increase of 5% was mainly due to an increase of legal expenses due to the April 2008 financing. A more detailed description of our operating expenses can be found below. For the six months ended June 30, 2008, total operating expenses decreased from $3,625,784 to $3,439,431 representing a $186,353 or 11% decrease mainly caused by financing-related expenses incurred in the first quarter of 2007 which was more than offset by the financing expenses incurred in the second quarter of 2008.

SALARY EXPENSES

Salary and salary-related expenses increased from $481,688 in the second quarter of 2007 to $547,779 in the second quarter of 2008, representing a 14% increase. For the six months ended June 30, 2008 and June 30, 2007, salary expenses were $1,169,033 and $1,234,310 respectively, representing a decrease of $65,277 or 5%. The increase of expenses incurred in the second quarter of 2008 is the result of salary increases granted to most employees in early 2008. The impact of these increases is approximately 5%. The remainder of the increase of salary expenses relates to an increase of health premiums paid for by us and increased stock-based compensation charges.

RESEARCH AND DEVELOPMENT

Research and Development expenses decreased from $522,917 in the second quarter of 2007 to $328,536 in the second quarter of 2008. The main reasons for this decrease are a reduction of rental expenses of design tools and reduced prototype expenses in connection with reduced hardware development activities.

SELLING, GENERAL AND ADMINISTRATIVE

Selling, General and Administrative expenses (SG&A) increased from $758,320 in the second quarter of 2007 to $981,056 in the second quarter of 2008. In the first half of 2007, SG&A decreased from $1,641,761 to $1,508,919 in the first half of 2008. The increase of SG&A expenses incurred in the second quarter of 2008 compared to the second quarter of 2007 were mainly due to funding-related expenses such as legal fees and finder's fees (up in total by $342K) offset by a decrease of warrant-related expenses issued to an investment relations firm in the second quarter of 2007 (these types of expense decreased by $200K). The remainder of the increase of expenses is related to the increase of fees paid to consultants for business development activities (increase of $85K).

The decrease in SG&A for the first half of 2008 compared to the same period in 2007 is caused by the fact that the decrease of legal expenses and finder's fees in the first quarter of 2008 compared to the same period in 2007 exceeded the increase of these types of expenses in the second quarter of 2008 as compared to the same period in 2007 by $150K.

NET OTHER INCOME (EXPENSE)

Net other (expense) decreased from $7,097,413 in the second quarter of 2007 to $3,633,625 in the second quarter of 2008. The primary reasons for this decrease are:

      o For the three months ended June 30, 2008, the fair value of our conversion option and warrant liabilities decreased $8,269,270 compared to an increase in their fair value of $5,452,070 for the three months ended June 30, 2007. The fair value of the conversion feature and warrants is dependent on several factors, including our stock price and the expected term of the conversion feature and options. The fair value of the conversion feature and warrants moves in the same direction as the stock price and the expected term. Our stock price declined from $1.38 at June 30, 2007 to $0.70 at June 30, 2008. Additionally, the expected terms also decreased due to the passage of time.

      o In the second quarter of 2008, we modified our July 2007 financing to reduce both the conversion price on the notes and the exercise price of the warrants from $1.21 to $0.50. The decrease in the exercise price, along with the write-off of the carrying value of debt issuance costs of $53,905 resulted in a loss on extinguishment of debt of $4,828,957 for the three and six months ended June 30, 2008. In the first quarter of 2007, we restructured our July 2006 financing increasing the number of warrants issued and reducing the warrant exercise price from $0.52 to $0.44. As a result, we recorded a gain of $11,571,860 in connection with an extinguishment of debt and recorded restructuring charges for a total amount of $2,089,284.

      o The cost of financing senior convertible notes was $4,548,846 for the three and six months ended June 30, 2008 as compared to $0 and $18,333,208, respectively, for the three and six months ended June 30, 2007. During 2008, we entered into one financing transaction for $3.125 million as compared to a $3.5 million transaction in 2007. Additionally, we recognized $1,146,033 related to the contingency option of the M warrants in 2008. The decrease in expense recognized was caused primarily by a decrease in the stock price in 2008 as compared to 2007.

      o Amortization of the discount on convertible debt increased to $2,193,445 for the three months ended June 30, 2008 from $1,427,820 for the three months ended June 30, 2008. The increase results from amortization on the notes we entered into in 2008 and an increase in the debt discount after accounting for the modification of the 2007 financing. Amortization on convertible debt increased to $3,912,931 for the six months ended June 30, 2008 from $2,731,922 for the six months ended June 30, 2007. The increase results from amortization on the notes we entered into in 2008 and an increase in the debt discount after accounting for the modification of the 2007 financing.

      o Interest expense increased to $337,956 for the three months ended June 30, 2008 from $224,234 for the three months ended June 30, 2007. Interest expense increased to $593,956 for the six months ended June 30, 2008 from $437,941 for the six months ended June 30, 2007. The increase is primarily attributable to a higher outstanding principal balance in 2008 as a result of the financings entered into in July 2007 and April 2008.

RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007, COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2006 (IN THOUSANDS)

                                               DECEMBER 31,       DECEMBER 31,
                                                   2007              2006
                                             ----------------  ----------------

Net Sales                                     $      1,035      $        849
Cost of Sales                                          385               320
                                             ----------------  ----------------
Gross Profit                                           650               529

Operating expenses
  Salary expense                                     2,597             2,100
  Marketing expense                                     97               230
  Research and development costs                     1,356             1,336
  Selling, general and administrative                2,999             2,975
                                             ----------------  ----------------
Total operating expenses                             7,049             6,641

  Net Other Income (loss)                           (3,110)          (12,967)

Loss before Income tax provision                    (9,509)          (19,079)
  Income tax provision                                  --                --
                                             ----------------  ----------------
Net loss                                      $     (9,509)     $    (19,079)
                                             ================  ================

NET SALES

      For the fiscal years ended December 31, 2006 and December 31, 2007, we realized revenues of $849,285 and $1,035,108 respectively. This $185,823 increase (an increase of 22%) in revenues between 2006 and 2007 resulted primarily from the first sales of our products to a division of the U.S. federal government in the third quarter of 2007.

      In 2007, we sold 38 ER-1010 core switch units and 25 OR-1048 edge switch units versus the sale of 30 ER-1010 units and 23 OR-1048 units in 2006.

      During 2007, we also made progress in introducing our products to cable service providers. Our ER-1010 is an attractive network product for the cable industry which needs low-latency switches for video streaming. Evaluation units were placed in various leading cable companies and a first order was received in the fourth quarter of 2007.

      With respect to industry verticals other than government and cable, we noticed that during 2007 selling cycles shortened. The most important examples of these verticals are manufacturing services, banking, call centers, entertainment and education.

GROSS MARGIN

      Our gross margin was $529,212 and $649,997 in 2006 and 2007, respectively, representing an increase of $120,785 or 23% in line with the increase of revenues during the same period of approximately 22%.

OPERATING EXPENSES

      Total operating expenses were approximately $6,641,096 and $7,048,741 in 2006 and 2007, respectively, representing an increase of $407,645 or 6%. This increase was mainly due to an increase of salaries partially offset by a decrease of marketing expenses.

      The following descriptions detail our total operating expenses by expense category.

SALARY EXPENSE

      Total salary expenses (excluding R&D related salaries which are captured under "Research and "development costs") increased from $2,099,946 in 2006 to $2,596,537 in 2007, an increase of $496,591 or 24%. The main reason for this increase was the increased charges booked for expensing stock options in 2007 as compared to 2006. The total increase in this respect amounted to approximately $200,000 and was mainly caused by the fact that our actual employee turnover was less than forecasted resulting in a higher expense charge for stock options. Another reason for the increase in salary expense was increased health premiums, which increased by approximately $90,000 in 2007 over 2006. The remaining increase in salary expenses in 2007 over 2006 amounted to approximately $200,000, and was caused by salary increases, bonus payments and an average headcount increase over the year by one person.

MARKETING EXPENSES

      Marketing expenses decreased from $229,381 in 2006 to $97,237 in 2007, a decrease of $132,144 or 58%. The main reason for this decrease was that in 2006 we engaged in a marketing campaign through a third party in connection with lead generation. In 2007, we did not engage any third parties for these activities.

RESEARCH AND DEVELOPMENT

      We spent $1,336,518 and $1,356,326 on research and development (R&D) in 2006 and 2007, respectively, an increase of $19,808 or 1%. This increase was due in part to increases in salaries of $131,000 as a result of a slight R&D headcount increase, increased use of prototypes resulting in an expense increase of $40,000 and an increase of charges in 2007 over 2006 for parts consumption of $52,000. These increases were offset by reduced costs for design tools (down by $160,000) and reduced project charges and costs of obsolescence (down by $80,000).

SELLING, GENERAL AND ADMINISTRATIVE

      Selling, general and administrative (SG&A) expenses increased from $2,975,251 in 2006 to $2,998,641 in 2007, an increase of $23,390 or 1%. The main increases were: a $39,000 increase of consulting expenses in connection with increased engagement of sales consultants in important verticals such as the government and cable industries; an $87,000 increase of legal expenses, mainly in connection with patent application-related fees and opinion letters required with various financings during 2007; an increase of $151,000 in connection with increased use of contract labor used for business development; issuance of warrants in April 2007 for investment relation services valued at $165,000 (such an expense did not occur in 2006; an increase in expenses for audit and accounting services of $131,000 over 2006, in connection with the engagement of a new audit firm and support required for the analysis of derivative instruments included in our financial statements. These increases were largely offset by decreases of employee recruitment expenses by $92,000; bank charges which decreased by $40,000; a decrease of inventory variances of $206,000; decreased depreciation expenses of $137,000 (a large portion of fixed assets was fully written off in early 2007) and a $159,000 decrease in finder's fees expenses resulting from a lower level of fund raising in 2007 compared to 2006.

OTHER INCOME/(LOSS)

      Other income (loss) improved from a loss in 2006 of $12,966,694 to a loss in 2007 of $3,110,503. The primary reason for the improvement of other income is the decrease of our stock price during most of 2007, which resulted in the recognition of substantial gains related to the change in the fair value of the conversion features embedded in our senior convertible notes at December 31, 2007. In 2006, our stock price increased during the year resulting in substantial re-measurement losses for that period. Additional detail regarding Other Income/Loss follows:

      o We are required by EITF 96-19 to record the extinguishment of the July 31, 2006 senior convertible notes as valued at January 18, 2007, resulting in a gain of $11,571,860.

      o With respect to all three of our senior convertible note financing transactions that took place between July 2007 and August 2007, as prescribed by SFAS No. 133 and EITF 00-19, we are required to account for the warrants and the embedded conversion feature associated with the transactions as liabilities at their respective estimated fair values. In connection with the forced conversion of a portion of the notes which took place in the third quarter of 2007, the main portion of the M-1 and M-2 warrants became due to investors. Therefore, starting in the third quarter of 2007, we included the impact of the valuation of M-1 and M-2 Warrants. We are also required to adjust the estimated fair values of these liabilities at each period-end, with the resultant gain or loss recorded against earnings. For the year 2007, ending December 31, the price of our common stock decreased by $0.27 from $0.94 per share at January 1, 2007 to $0.67 per share at December 31, 2007, resulting in a gain of $18,956,186. In 2006, we charged an amount of $9,080,794 in connection with the adjustment of fair values of these liabilities regarding conversions and warrants. The warrants and conversion feature are valued using the Black-Scholes option pricing model. We believe that the closing price of our common stock, the estimated life of the financial instrument and the applicable volatility rates are the key assumptions used in the valuation calculation. In connection with our three separate senior convertible note financing transactions, we have expensed the excess value of the debt discount over the proceeds of the notes totaling $12,304,909 for a total amount of $24,557,055. In July 2006, an amount of $2,499,794 representing the excess value of the debt discount over the $5,000,000 in proceeds from the 2006 note was written off.

      o The total net discount cost associated with our senior convertible notes amounted to $12,304,909 and is amortized over the lifetime of the respective notes. The total charge for 2007 amounts to $6,073,699. In 2006, we incurred $1,041,666 in discount cost amortization expense.

      o In connection with the restructuring of the July 31, 2006 financing, we agreed to increase the principal amount of the related senior convertible notes by $2,204,909 and recorded this increase of principal after deduction of interest for a total restructuring amount of $2,089,284 as a cost of financing our senior convertible notes in January 2007.

      o Interest expense increased from $346,049 in 2006 to $941,839 in 2007. The primary reason for this difference is the increased amount of convertible notes which are subject to interest payments on a quarterly basis. In 2006, the convertible notes outstanding in the period of July 30, 2006 to December 31, 2006 amounted to $5,000,000. In 2007, the outstanding amount during the entire year was on an average basis, approximately $9,164,363.

THIRD QUARTER 2007 RESTATEMENT

      On July 30, 2007 we effected a mandatory conversion in the amount of $2,707,475 carrying a corresponding conversion feature, valued at $3,607,648. In our third quarter 2007 statement of operations this amount was recognized as a gain to "other income/loss" whereas this amount should have been accounted for as an increase to "additional paid in capital" (APIC). This restatement was corrected in our fourth quarter of 2007 financial statements as filed with our Annual Report on Form 10-KSB for December 31, 2007. The adjustments in the fourth quarter of 2007 regarding the third quarter 2007 did not affect the our cash position. For further details on this matter, please see explanations under "Third Quarter 2007 Restatement" in Note 1 to our consolidated financial statements on Page F-23 of this prospectus.

LIQUIDITY AND CAPITAL RESOURCES

         Our independent registered public accounting firms have qualified their opinion with respect to our financial statements to include an explanatory paragraph related to our ability to continue as a going concern in their report for each of our fiscal years ended December 31, 2007 and 2006. Reports of independent registered public accounting firms questioning a company's ability to continue as a going concern generally are viewed very unfavorably by analysts and investors. There are a number of risks and challenges associated with such a qualified report including, but not limited to, a significant impediment to our ability to raise additional capital or seek financing from entities that will not conduct such transactions in the face of such increased level of risk of insolvency and loss, increased difficulty in attracting talent, and the diversion of the attention of executive officers and other key employees to raising capital or financing rather than devoting time to the day-to-day operations of our business. We urge potential investors to review the report of our independent registered public accounting firm and our consolidated financial statements and related notes beginning on page F-1 of this prospectus and the cautionary statements included in the "Risk Factors" section beginning on page 6 of this prospectus and to seek independent advice concerning the substantial risks related thereto before making a decision to invest in us, or to maintain an investment in us.

         For the six months ended June 30, 2008, we incurred a net loss of $19,237,555. Since our inception, we have realized negligible revenues and have financed our operations almost exclusively from cash on hand raised through the sale of our securities and borrowings. As of June 30, 2008, we had a deficit in working capital of $30,484,863 of which $25,787,454 relates to the fair value of derivative financial instruments.

         Our management has attempted and continues to attempt to address these financial conditions by seeking additional debt and equity financing to fund our continuing operations, as more fully described below. We currently have no commitments for any additional financing and there can be no assurance that we will be able to obtain requisite financing on acceptable terms, if at all. If we do not experience a significant increase in revenues through October 2008 or sooner, structural changes to our business model that have been under consideration (and previously disclosed in our public filings), including but not limited to strategic partnerships, joint ventures, intellectual property collaboration, and shifting from an operating to a licensing model may become necessary to continue our operations. There can be no assurance that we will be able to consummate such a business transition and/or a shift in business model successfully, if at all, and should we be unable to do so, our investors could lose their entire investment in us.

  JULY 2006 SENIOR CONVERTIBLE NOTE FINANCING

      On July 30, 2006, we entered into a Securities Purchase Agreement with three institutional accredited investors in connection with a private placement transaction providing for, among other things, our issuance of senior convertible notes in the aggregate principal amount of $5 million, Series L Warrants to purchase up to an aggregate of 17,065,623 shares of our common stock and Series M Warrants to purchase up to an aggregate of 7,395,103 shares of our common stock. We received aggregate gross proceeds of $5 million from the investors for our issuance of these notes and warrants.

      We subsequently entered into Amendment and Exchange Agreements, dated January 18, 2007 and amended and restated on January 22, 2007, with the investors from the July 30, 2006 private placement providing for certain amendments to the senior convertible notes, Series L Warrants, Series M Warrants and registration rights agreement. These amendments include, but are not limited to, an increase in the principal amount of the notes from an aggregate of $5 million to an aggregate of approximately $7.2 million, an increase in the aggregate number of shares of common stock issuable upon exercise of the Series L Warrants by 5,688,540 (from an aggregate of 17,065,623 shares to an aggregate of 22,754,163 shares), and a reduction in the exercise price of the Series L Warrants and the Series M Warrants from $0.5054 per share to $0.43948 per share. We also modified our registration obligations to require that we initially register 15,267,292 shares of our common stock underlying the senior convertible notes with the SEC, with the remaining shares underlying the senior convertible notes and the shares underlying the Series L Warrants and Series M Warrants to be registered by subsequent registration statements to be filed at a later date as permitted by the SEC. We did not receive any additional cash consideration for these amendments. The amendments provided for by the Amendment and Exchange Agreements were reflected by our issuance of amended and restated notes, our issuance of Series L-1 Warrants and Series M-1 Warrants that replaced the Series L and Series M Warrants and our entry into an amended and restated registration rights agreement with the investors.

      In addition, the Amendment and Exchange Agreements provided for an additional private placement transaction with one of the investors, which resulted in our issuance of an additional senior convertible note in the principal amount of $1.6 million, Series L-2 Warrants to purchase an aggregate of 7,281,332 shares of our common stock and Series M-2 Warrants to purchase an aggregate of 2,366,433 shares of our common stock. We received aggregate gross proceeds of $1.6 million from the investor for our issuance of these additional note and warrants.

  JULY 2007 SENIOR SECURED CONVERTIBLE NOTE FINANCING

      On July 31, 2007, we entered into a securities purchase agreement with three investors for total gross proceeds of $3.5 million in a private placement transaction providing for our issuance on August 1, 2007 of Senior Secured Convertible Notes in the aggregate principal amount of $3.5 million, Series N Warrants to purchase up to an aggregate of 2,909,636 shares of our common stock, Series O Warrants to purchase up to an aggregate of up to 1,891,263 and Series P Warrants to purchase up to an aggregate of 1,246,987 shares of our common stock. We also entered into a security agreement granting the investors a first priority perfected security interest in all of our assets and our subsidiary has guaranteed our obligations under the July 2007 notes.

      In addition, we have entered into private placement transactions with these same investors in July 2006 and January 2007, as described under the caption "July 2006 Senior Convertible Note Financing" above, and in April 2008 and July 2008, as described under the captions "April 2008 Senior Secured Convertible Note Financing" and "July 2008 Senior Secured Convertible Note Financing" below.

      The July 2007 notes carry an interest rate of 9.25% per annum, which rate may be increased to 15% upon the occurrence of an event of default, and mature on August 1, 2010. This date may be extended, at the option of the investors, by up to two years. Interest will be payable quarterly, starting October 1, 2007. The July 2007 notes are immediately convertible and had an initial conversion price of $1.2029 per share. However, pursuant to the full-ratchet anti-dilution provisions described below, our subsequent issuance of securities in our April 2008 private placement has resulted in a reduced conversion price of $0.50 per share. The entire outstanding principal balance and any outstanding fees or interest shall be due and payable in full on the maturity date. Under certain conditions, we may require investors to convert up to either 50% or 100% of the outstanding balances of the July 2007 notes at any time shares of our common stock are trading at or above $1.80435 or $2.105075, respectively.

      The N Warrants, O Warrants and P Warrants each carried an initial strike price of $1.2029 per share. However, pursuant to the full-ratchet anti-dilution provisions of the warrants, our subsequent issuance of securities in our April 2008 private placement has resulted in a reduced strike price of $0.50 per share and an increased number of shares issuable under the warrants as follows: N Warrants - 7,000,000 shares, O Warrants - 4,550,000, P Warrants - 3,000,000. The N Warrants are immediately exercisable and expire on the earlier of August 1, 2016 or seven years after the date all of the shares issuable upon conversion of the July 2007 notes have been included on an effective registration statement. The O Warrants will only become exercisable by an investor if we conduct mandatory conversions, and then only to the extent of 65% of the number of shares issued to such investor upon each mandatory conversion. The O Warrants expire on the earlier of August 1, 2016 or seven years after the date all of the shares issuable upon conversion of the July 2007 notes have been included on an effective registration statement. The P Warrants are immediately exercisable and expire on the earlier of the maturity date of the July 2007 notes of August 1, 2010, which date may be extended by up to two years at the option of the investors, and the date we have satisfied our payment obligations under the warrant holder's 2007 Secured Note.

      In the event of a default or upon the occurrence of certain fundamental transactions as defined in the July 2007 notes, the investors will have the right to require us to redeem the July 2007 notes at a premium. In addition, at any time on or after August 1, 2010, the investors may accelerate the partial payment of the July 2007 notes by requiring that we convert at the lower of the then conversion price or a 7.5% or 10.0% discount to the recent volume weighted average price of our common stock, or at our option, redeem in cash, up to an amount equal to 20% of the aggregate dollar trading volume of our common stock over the prior 20-trading day period.

      The conversion price of the July 2007 notes and the exercise price of the N Warrants, O Warrants and P Warrants are subject to customary anti-dilution provisions for stock splits and the like, and are also subject to full-ratchet anti-dilution protection such that if we issue or are deemed to have issued certain securities at a price lower than the then applicable conversion or exercise price, then the conversion or exercise price will immediately be reduced to such lower price.

      The July 2007 notes and the N Warrants, O Warrants and P Warrants contain certain limitations on conversion or exercise, including that a holder of those securities cannot convert or exercise those securities to the extent that upon such conversion or exercise, that holder, together with the holder's affiliates, would own in excess of 4.99% of our outstanding shares of common stock (subject to an increase or decrease, upon at least 61-days' notice, by the investor to us, of up to 9.99%).

      We have agreed to register the shares of common stock underlying the July 2007 notes, N Warrants, O Warrants and P Warrants. If we fail to meet the filing or effectiveness requirements, subject to certain grace periods, we may be required to pay liquidated damages of $70,000 on the date of such failure and on every 30th day thereafter until such failure is cured. The total liquidated damages payable by us for failure to meet the filing and effectiveness requirements are capped at $437,500.

  APRIL 2008 SENIOR SECURED CONVERTIBLE NOTE FINANCING

      On March 31, 2008, we entered into a securities purchase agreement with three investors, which closed on April 1, 2008, for total gross proceeds of $3.125 million, which agreement provided for the issuance of Senior Secured Convertible Notes in the aggregate principal amount of $3.125 million, Series Q Warrants and 3,125,000 shares of our common stock in a private placement transaction. We also entered into a security agreement granting the investors a first priority perfected security interest in all of our assets and our subsidiary has guaranteed our obligations under the April 2008 notes.

      In addition, we have entered into private placement transactions with these same investors in July 2006, January 2007, July 2007 and July 2008 as described under the captions "July 2006 Senior Convertible Note Financing" and "July 2007 Senior Secured Convertible Note Financing" above and under the caption "July 2008 Senior Secured Convertible Note Financing" below.

      The April 2008 notes carry an interest rate of 10% per annum, which rate may be increased to 15% upon the occurrence of an event of default. Interest in the amount of $625,000, representing two years of interest, was prepaid to the investors on April 1, 2008. The April 2008 notes mature on March 31, 2010. This date may be extended, at the option of the investors, by up to two years. The April 2008 notes are immediately convertible and had an initial conversion price of $1.00 per share. However, pursuant to the full-ratchet anti-dilution provisions described below, our subsequent issuance of securities in our July 2008 private placement has resulted in a reduced conversion price of $0.50 per share. The entire outstanding principal balance and any outstanding fees or interest shall be due and payable in full on the maturity date.

      The Series Q Warrants initially covered the purchase of 6,250,000 shares of our common stock at an initial strike price of $1.00 per share. However, pursuant to the full-ratchet anti-dilution provisions of the Series Q Warrants, our subsequent issuance of securities in our July 2008 private placement increased the number of shares issuable under the Series Q Warrants to 12,500,000 and resulted in a reduced strike price per share equal to the lower of (i) $0.50 and (ii) 75% of the weighted average market price of our common stock during certain measuring periods prior to the date a registration statement covering the shares underlying the Series Q Warrants is declared effective by the SEC. In addition, as part of the July 2008 private placement, the Series Q Warrants were amended to permit us to force the holders of the Series Q Warrants to effect a cash exercise of the warrants under certain circumstances. The Series Q Warrants are immediately exercisable and expire on March 31, 2017.

      In the event of a default or upon the occurrence of certain fundamental transactions as defined in the April 2008 notes, the investors will have the right to require us to redeem the April 2008 notes at a premium. In addition, at any time on or after September 30, 2008, the investors may accelerate the payment of the April 2008 notes by requiring that we convert, or at our option, redeem in cash, up to an amount equal to 100% of the aggregate dollar trading volume of our common stock over the prior 20-trading-day period. If we elect to use shares of our common stock to satisfy an accelerated payment, we must deliver shares to the investors in an amount equal to the accelerated payment amount divided by the lower of the conversion price and a 15% discount to the recent volume weighted average price of our common stock.

      The conversion price of the April 2008 notes and the exercise price of the Series Q Warrants are subject to customary anti-dilution provisions for stock splits and the like, and are also subject to full-ratchet anti-dilution protection such that if we issue or are deemed to have issued certain securities at a price lower than the then applicable conversion or exercise price, then the conversion or exercise price will immediately be reduced to such lower price. The April 2008 notes and the Series Q Warrants contain certain limitations on conversion or exercise, including that a holder of those securities cannot convert or exercise those securities to the extent that upon such conversion or exercise, that holder, together with the holder's affiliates, would own in excess of 4.99% of our outstanding shares of common stock (subject to an increase or decrease, upon at least 61-days' notice, by the investor to us, of up to 9.99%).

      We have agreed to register the shares of common stock underlying the April 2008 notes and Series Q Warrants. If we fail to meet the filing or effectiveness requirements of our registration obligations, subject to certain grace periods, we may be required to pay liquidated damages of $62,500 on the date of such failure and on every 30th day thereafter until such failure is cured. The total liquidated damages payable by us for failure to meet the filing and effectiveness requirements are capped at $390,625.

  JULY 2008 SENIOR SECURED CONVERTIBLE NOTE FINANCING

      On July 28, 2008, we entered into a securities purchase agreement with three investors for total gross proceeds of $1.25 million, which agreement provided for the issuance of Senior Secured Convertible Notes in the aggregate principal amount of $1.25 million, Series R Warrants, replacement warrants (the "Replacement Warrants") and 1,250,000 shares of our common stock in a private placement transaction. We also entered into an amended and restated security agreement granting the investors a first priority perfected security interest in all of our assets, an amended and restated pledge agreement, and an amended and restated guaranty.

      In addition, we previously entered into private placement transactions with these same investors in July 2006, January 2007, July 2007, and April 2008 as described under the captions "July 2006 Senior Convertible Note Financing," "July 2007 Senior Secured Convertible Note Financing," and "April 2008 Senior Secured Convertible Note Financing" above.

      The July 2008 notes carry an interest rate of 10% per annum, which rate may be increased to 15% upon the occurrence of an event of default. Interest in the amount of $250,000, representing two years of interest, was prepaid to the investors on July 28, 2008. The July 2008 notes mature on July 28, 2010. This date may be extended, at the option of the investors, by up to two years. The July 2008 notes are immediately convertible at a conversion price of $1.00 per share. The entire outstanding principal balance and any outstanding fees or interest shall be due and payable in full on the maturity date.

      The Series R Warrants carry a strike price of $0.50 per share and are immediately exercisable. The Series R Warrants expire on July 28, 2015. The Replacement Warrants become exercisable, on a one-for-one basis, upon each share of common stock issued upon exercise of a Series Q Warrant held by the same investor. The Replacement Warrants carry a strike price per share equal to the lower of (i) $0.50, (ii) 75% of the weighted average market price of our common stock during certain measuring periods prior to the date a registration statement covering the shares underlying the Series Q Warrants is declared effective by the SEC and (iii) 75% of the weighted average market price of our common stock during certain measuring periods prior to the date the Series Q Warrants are exercised.

      In the event of a default or upon the occurrence of certain fundamental transactions as defined in the July 2008 notes, the investors will have the right to require us to redeem the July 2008 notes at a premium. In addition, at any time on or after January 28, 2009, the investors may accelerate the payment of the July 2008 notes by requiring that we convert, or at our option, redeem in cash, up to an amount equal to 100% of the aggregate dollar trading volume of our common stock over the prior 20-trading-day period. If we elect to use shares of our common stock to satisfy an accelerated payment, we must deliver shares to the investors in an amount equal to the accelerated payment amount divided by the lower of the conversion price and a 15% discount to the recent volume weighted average price of our common stock.

      The conversion price of the July 2008 notes and the exercise price of the Series R Warrants and Replacement Warrants are subject to customary anti-dilution provisions for stock splits and the like, and are also subject to full-ratchet anti-dilution protection such that if we issue or are deemed to have issued certain securities at a price lower than the then applicable conversion or exercise price, then the conversion or exercise price will immediately be reduced to such lower price. The July 2008 notes and the Series R Warrants and Replacement Warrants contain certain limitations on conversion or exercise, including that a holder of those securities cannot convert or exercise those securities to the extent that upon such conversion or exercise, that holder, together with the holder's affiliates, would own in excess of 4.99% of our outstanding shares of common stock (subject to an increase or decrease, upon at least 61-days' notice, by the investor to us, of up to 9.99%).

      We have agreed to register the shares of common stock underlying the July 2008 notes and Series R Warrants and Replacement Warrants. If we fail to meet the filing or effectiveness requirements of our registration obligations, subject to certain grace periods, we may be required to pay liquidated damages of $25,000 on the date of such failure and on every 30th day thereafter until such failure is cured. The total liquidated damages payable by us for failure to meet the filing and effectiveness requirements are capped at $156,250.

         The foregoing raises during fiscal years ended December 31, 2006 and 2007 and the second and third quarter of 2008 have enabled us to support our continuing operations.

         We currently have no commitments for any additional financing and there can be no assurance that we will be able to obtain requisite financing on acceptable terms, if at all. If we do not experience a significant increase in revenues through October 2008 or sooner, structural changes to our business model that have been under consideration (and previously disclosed in our public filings), including but not limited to strategic partnerships, joint ventures, intellectual property collaboration, and shifting from an operating to a licensing model may become necessary to continue our operations. There can be no assurance that we will be able to consummate such a business transition and/or a shift in business model successfully, if at all, and should we be unable to do so, our investors could lose their entire investment in us.

CAPITAL EXPENDITURES

      For the years ended December 31, 2006 and 2007, we incurred $6,464 and $45,160, respectively, in capital expenditures for property and equipment. Capital expenditures during 2007 were mostly related to the purchase of computer and engineering test equipment, while in 2006 capital expenditures related to general furniture and office purchases.

      Effective August 1, 2007, we extended the lease for our corporate headquarters in Santa Ana, California. The lease has a scheduled termination date of July 31, 2009. The base rent as of August 1, 2007 is $23,348 per month ($2.10 per rentable square foot). On August 1, 2008, the monthly rent will increase to $24,126 ($2.17 per rentable square foot), which will be the monthly rate until termination of the lease on July 31, 2009. .

CONTRACTUAL OBLIGATIONS

      The following table outlines as of December 31, 2007 payments due under our significant contractual obligations over 2008, 2009 and thereafter, exclusive of interest:

CONTRACTUAL OBLIGATIONS
DECEMBER 31, 2007                                                     PAYMENT DUE BY PERIOD
-------------------------------------------  ----------------------------------------------------------------------
                                                   TOTAL             2008             2009            AFTER 2009
                                             ----------------  ----------------  ----------------  ----------------
Short-Term Debt                              $      9,597,434  $      6,097,434  $             --  $      3,500,000
Long-Term Debt                                             --                --                --                --
Operating Leases                                      459,921           291,039           168,882                --
                                             ----------------  ----------------  ----------------  ----------------
Total Contractual Cash Obligations           $     10,057,355  $      6,388,473  $        168,882  $      3,500,000
                                             ================  ================  ================  ================

                                    BUSINESS

OVERVIEW

      We were organized under the laws of the State of Colorado on January 22, 2001 under the name Pacific InterMedia, Inc. We originally were engaged in the business of offering EDGAR filing services to companies outsourcing the formatting and electronic filing of registration statements, periodic reports and other forms with the SEC, but generated minimal revenues from these operations. On October 17, 2003, we completed a business combination transaction with Raptor Networks Technology, Inc., a California corporation ("Raptor"), whereby we acquired all of the issued and outstanding capital stock of Raptor in a cashless common stock share-for-share exchange in which Raptor became our wholly-owned subsidiary.

      Upon the completion of this acquisition transaction, we changed our name to Raptor Networks Technology, Inc., terminated our EDGAR filing services operations and, by and through our subsidiary Raptor, became engaged in the data network switching industry. Since that time, our focus has been to design, produce and sell standards-based, proprietary high-speed network switching technologies. Our "distributed network switching technology" allows users to upgrade their traditional networks with our switches to allow for more efficient management of high-bandwidth applications. The implementation of our products in a user's network provides increased speed and greater capacity and, we believe, a cost-effective alternative to existing switching and routing technologies.

      We have designed a family of modular network switch products branded the "Ether-Raptor" line, which consist of core and edge switch products that operate together in a unique and highly-efficient manner. In a sharp departure from traditional, centralized, chassis-based switch architectures that were originally designed to handle latency (a time delay in the transfer of data) insensitive traffic such as email and block data transfers, we have developed the ability to "bind" physically separated network switches into a common "virtual chassis," creating the ability for a single network switch to exist in multiple locations at distances spanning over 1,000 kilometers and to transport data over that network at very high speeds. This functionality is essential to new high-bandwidth applications such as Voice over Internet Protocol ("VoIP"), streaming video, Internet Protocol Television ("IPTV") and high-speed digital access, none of which existed when traditional chassis-based network switch designs were created. We believe that our Ether-Raptor architecture and associated products may redefine the manner in which data distribution occurs for service providers offering VOIP, streaming video, IPTV and other high-bandwidth applications. Due to the full, open-standards compatibility of our Ether-Raptor product line, our network switches have nearly universal applicability on legacy as well as newly-installed Ethernet networks where speed, high bandwidth, redundancy and high reliability are essential.

      We believe the unique features of our products can best be summarized as follows:

      o we were first to market with "distributed common core fabric," a network switch technology that eliminates dependency on complex and costly chassis products;

      o     our simplified architectures improve redundancy and resiliency;

      o the reduced complexity, tighter hardware integration, and common components (including common software components) of our products provides users the opportunity for economies of scale and reduced costs;

      o the open standards of our products provide for compatibility with legacy products;

      o our products' low transport latency can support emerging converged video, voice and data applications without sacrificing Quality-of-Service; and

      o the Layer 2-7 Classification of our products provides full feature sets across a user's network.

         We remain an early stage technology company and, commencing with our inception, have operated, and are now operating, at a significant loss. We currently have no commitments for any additional financing and there can be no assurance that we will be able to obtain requisite financing on acceptable terms, if at all. If we do not experience a significant increase in revenues through October 2008 or sooner, structural changes to our business model that have been under consideration (and previously disclosed in our public filings), including but not limited to strategic partnerships, joint ventures, intellectual property collaboration, and shifting from an operating to a licensing model may become necessary to continue our operations. There can be no assurance that we will be able to consummate such a business transition and/or a shift in business model successfully, if at all, and should we be unable to do so, our investors could lose their entire investment in us.

      Our principal headquarters are located at 1241 E. Dyer Road, Suite 150, Santa Ana, California 92705 and our phone number is 949-623-9300. Our Internet address is www.raptor-networks.com. Our Code of Ethics, Audit Committee Charter, Nominating and Governance Committee Charter, and Compensation Committee Charter may be found on our website at the Internet address set forth above. Our filings with the SEC may be read and copied at the SEC's Public Reference Room at 100 F Street N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. The SEC's web site address is www.sec.gov.

INDUSTRY BACKGROUND

      Distributed computing and accelerating use of the Internet for information access as well as communication have driven an exponential expansion in the use of internetworking for more than thirty years. Most of today's networks were engineered based upon standards and technology optimized for handling a single data type - character data, which was previously the prevalent form of data. However, today's sophisticated applications often require multiple data types with speed and bandwidth requirements so high that prevailing network technology is simply not up to the task. Often times the system upgrades required to support these new applications is not cost justifiable, thereby slowing the rate of adoption and utilization of advanced network applications.

      New applications such as video on demand, remote synchronous data storage mirroring, global server clustering, business continuity, disaster recovery and distance collaboration are just a few of the high-bandwidth network applications that can have great value to an enterprise embracing them. However, the cost to replace or upgrade existing networks with the requisite efficient, high-bandwidth infrastructure to support these new applications is, in many cases, financially prohibitive. For example, a typical chassis-based upgrade, the type of which is offered by some of our competitors, involves replacing the power supplies, management units, backplane, fan trays and interconnect blades in the unit being upgraded. It is not unusual for the upgrade to cost as much or more than the original machine.

OUR STRATEGY

      Our answer to the cost barrier to the adoption of high-bandwidth (full 10 Gigabit) networking is the introduction of next-generation networking products that are fundamentally less complex, more architecturally flexible, compatible with legacy products, and faster than traditional chassis-based alternatives.

      The core philosophy underlying our technological approach is to strive to do at Layer 2 (the Data Link Layer) in hardware what traditional network switch architectures require Layer 3 protocols (the Network Layer) in software to achieve. Our "distributed switch fabric" approach provides a means to achieve seamless and coherent peer-to-peer communication between physically separated switches at Layer 2. The result is, effectively, a single network switch consisting of a cluster of standalone, high-performance blades physically separated from one another by currently up to 120 kilometers per hop (in line with what optics technology allows; this distance can be increased using lighted fiber). This flexibility permits the use of unique network topologies that allow for highly-robust, super-redundant networks to be designed and implemented that provide data transport at wire-speed (the maximum speed at which the equipment is built to operate) with the versatility to run the new latency-sensitive data applications (such as VoIP or streaming video) at a cost-effective price without sacrificing quality.

      The ultimate goal in networking is to maximize effective transport bandwidth without sacrificing quality. In our architecture, Quality-of-Service is maintained by providing for intelligent management of the different data types traveling from the same source to the same destination. Latency variations caused by heavy traffic can be devastating to certain data types and applications. In traditional centralized architectures, latency problems are resolved with the costly deployment of dedicated parallel networks, increasing system complexity and hampering system scalability. Our technology optimizes the handling of all data packets on a single, common network by monitoring and differentiating between data types and adjusting transport parameters accordingly, thus assuring low latency on common transport paths.

      Our proprietary Raptor Adaptive Switch Technology ("RAST") provides an innovative new way to connect local and wide area networks, allowing users new options in the way they design their distribution networks. Simply stated, RAST allows discrete network elements, separated in distance by more than 1,000 kilometers, to "bind" into a common "virtual switch," providing for ultra-fast Layer 2 transport across those distances. Compatible with existing open standards legacy products, RAST allows customers to add significant capability to converge voice, video, and all data types on to their existing network without the need for expensive, end-to-end upgrades. RAST also allows highly-resilient networks to be created at lower costs, both in terms of initial capital expenditure and ongoing operating costs, than traditional legacy chassis-based systems. Because RAST allows virtually any network size and topology to be engineered from our common "building block" switches, the cost of adoption, as well as the cost of support, is minimized.

      One of the most difficult data types for networks to handle is VoIP. By optimizing the handling of all data packet types on a given network, treating them as though they were all video data, our architecture enables the construction of true wire-speed networks and achieves multiple objectives for the user community. First, it allows for voice, video, storage, and other sophisticated applications that can improve operations and establish new revenue streams. Second, it augments, rather than replaces, the existing internetworking infrastructure already in place, leveraging the user's existing capital investment and minimizing the incremental capital outlay required to support these new applications.

      We have filed patents with respect to both distributed fabric over long range distances and for certain security features of our products. We believe the combination of these pending patents gives us a competitive advantage because of the added level of security these technologies provide to our products. Users increasingly require high security for their distributed networks and our products provide additional security because of both the patented distributed fabric technology and the additional security features now submitted for a patent.

OUR PRODUCTS

      Our flagship product is a core switch, the Ether-Raptor-1010 ("ER-1010), which is a combination 10Gb/GbE switch. In line with what we believe to be current market requirements, in June 2007 we cancelled development and production of a pure 10GbE core switch, the ER-1818, a product the release of which we had previously postponed on several occasions. In late 2006 we started development of an advanced version of the ER-1010, the ER-1010E, which was finalized and became available for shipment in late March 2008. We also offer a pure edge switch, the Ovi-Raptor-1048 ("OR-1048") and three types of NIC cards. All our switches are based upon a common family of merchant silicon and embedded software.

  ER-1010/ER-1010E

      Our ER-1010 1Gb/GbE and 10Gb/GbE network switch significantly reduces the cost of adoption of ten gigabit networking by allowing for the construction of an entire network from a series of our common, high performance "building blocks." The ER-1010 consists of 24 ports of 1Gb/GbE and six ports of 10Gb/GbE. The ER-1010 is built in a 1U high, self-powered, self-managed enclosure. Unlike the large and complex chassis-based switches from which they evolved, our network switches are physically placed near the devices or clients they serve. When these switches are then subsequently connected together, either over copper or fiber links, they collectively "bind" into a single "virtual" network switch. This patent-pending "distributed virtual switch" architecture, filed under Raptor Networks Technology, Inc.'s name, scales linearly, reduces inter-network disconnects and moves data at very high speeds. Because the topology consists of a collection of self-managed, interconnected building blocks of identical composition, the architecture of the ER-1010 improves redundancy, keeps latency very low across broad distances, allows for simpler management, and is priced lower than chassis-based alternatives.

      The ER-1010E enhances the ER-1010 performance substantially. The CPU speed, which was 300 Mhz in the ER-1010, is now 1GHz in the ER-1010E, resulting in lower latency and higher performance, including stacking capabilities. In addition, memory has been increased by 400% and functionality of the system's user interface has been substantially improved. We have also completed the development of an ER-1010E version with dual redundant power supply capabilities.

  OR-1048

      The OR-1048 is a 48-port 1GbE edge switch with the option for two 10GbE uplinks and four optional 1GbE fiber ports. The OR-1048's standard features include comprehensive management functions and Web management.

  NETWORK INTERFACE CARDS (NICS)

      Raptor provides three types of NIC cards providing users with 2, 4, or 6 1Gigabit Ethernet ports for hooking up personal computers and servers to the network through Ethernet switches.

RESEARCH AND DEVELOPMENT

      We spent $1,336,518 and $1,356,326 in 2006 and 2007, respectively, on research and development.

      We commenced our transition into the data network switching industry in October 2003. From October 2003 until early 2005, we worked to develop our first flagship product, the ER-1010. By the end of the third quarter of 2004, our design team had finalized the design work on a fiber based RAST card. This card enables all of our network switching systems employed in a network connected through fiber to work as one "virtual chassis" system, even if such systems are located up to 120 kilometers apart. In September and October 2004, we developed a 10-Giga-fiber card, which enables our systems to communicate with other brands of network switches.

      During 2005, our research and development resources were mainly focused on adding features to the ER-1010, such as Data Management Software (software enabling analysis of data flows handled by the ER-1010) and other enriching functions. Throughout 2005, substantial testing of the ER-1010 was carried out internally for the purpose of ensuring that product features worked as expected and extensive external testing was conducted to validate the quality of our products. In the fourth quarter of 2005, certain parts of the ER-1010 were upgraded, including the replacement of certain cables to reduce manufacturing costs, and an upgrade to a more powerful processor. We also made significant progress in 2005 debugging software included in the ER-1010, resulting in substantial improvement of the ER-1010's performance in terms of reduced failover time, increased stacking possibilities, and smooth running of jumbo frames.

      During 2006, our research and development team completed various enhancements to the ER-1010, resulting in an improvement of the control plane and increasing memory and processing power. We also began work on upgrading the ER-1010 to be a more powerful product. During the second half of 2006, we continued testing various applications to better position our products for various markets.

      In 2007, the research and development team also spent considerable time on developing the ER-1010E, an enhanced version of the ER-1010 as described above under the caption "Our Products." In addition, we developed a redundant power supply version of the ER-1010E and designed various new boards, which improved the stability of the ER-1010 and ER-1010E and suitability of our core system for the data storage market. In 2007, our software development group upgraded our software to include additional protocols addressing various customer-reported issues.

      In the first half of 2008, we finished the development of the ER-1010E, including the redundant power supply version, which we made available for shipment in late March 2008. During the remainder of 2008, we expect to begin development on a number of new products aimed at addressing the needs of those markets where we have been successful in 2007, such as the cable service provider industry and the Federal Government sector. Features considered for development are IPv6, MPLS and various security-related enhancements.

      None of our research and development to date has been customer specific. Therefore, we have not billed any of our customers for non-recurring engineering or other research and development expenses. In the future, we expect that there may be periodic opportunities to engage in customer specific projects for which we can bill a portion of our research and development expenses to such customers.

SALES AND MARKETING

      We market and sell our products to customers through a combination of direct sales to end users and sales through resellers. Our sales offices are located at our principal headquarters in Santa Ana, California and we have sales employees in California and Virginia. In addition, we have finder's fee and consulting agreements in place with a number of independent third parties to facilitate the sale of our products in other markets.

      We anticipate that original equipment manufacturers (OEMs) may eventually constitute another important sales channel. Potential OEMs may include our product in their offerings to end users and system integrators. While we are currently pursuing multiple OEM relationships, at this time none have been secured and there can be no assurance that we will succeed in securing such relationships.

COMPETITION

         We believe the key competitive factors in today's network switching market are, in order of priority: price, speed, capacity, level of security, brand recognition and interoperability (compatibility with legacy products). Our products offer architectural performance, resiliency and power efficiency advantages at a price that cannot be matched by today's centrally-architected legacy networks alternatives. We seek to gain and expand a market presence through aggressive marketing and sales efforts. However, our market continues to evolve and we may not be able to compete successfully against current and future competitors.

      We operate in a competitive industry with many established and well-recognized competitors. In particular, Cisco Systems maintains a dominant position in our industry and several of its products compete directly with our products. We also compete with, among others, Extreme Networks, Nortel Networks, Enterasys Networks, 3Com, Huawei Technologies, Force 10 Networks, Juniper Networks and Alcatel. Most of our competitors (including all of the competitors referenced above) have substantially greater market leverage, distribution networks and vendor relationships, longer operating histories and industry experience, greater financial, technical, sales, marketing and other resources, more name recognition and larger installed customer bases than we do and can be expected to react strongly to our marketing efforts.

      In addition, many competitors exist who, because of their substantial resources, distribution relationships and customer base, could temporarily drop prices to stave off a potential successful market launch by us. Other competitive responses might include, without limitation, intense and aggressive price competition and offers of employment to our key marketing or management personnel. There can be no assurance that we will be successful in the face of increasing competition from existing or new competitors, or that competition will not have a material adverse effect on our business, financial condition and results of operations.

      Competitive pressures and other factors, such as new product or new technology introductions by us or our competitors, may result in price or market share erosion that could have a material adverse effect on our business, results of operations and financial condition. In addition, there can be no assurance that our products and services will achieve broad market acceptance or will successfully compete with other products targeting the same customers.

MANUFACTURING AND SUPPLIERS

      Our success will depend on partnerships in both technology and related support. Our primary technology provider is Broadcom Corporation. Broadcom's 10 Gigabit Ethernet, Gigabit Ethernet and fast Ethernet transceivers provide the Ethernet and 10 Gigabit switching fabric in our distributed architecture. Another major supplier is TTM Corporation, which supplies PCB fabrication and PCB design and analyses support. Our operating system is based on WindRiver's VxWorks, which is widely used throughout the information technology industry.

      All of our manufacturing activities have been outsourced to Express Manufacturing Inc. ("EMI"), a subcontractor located in the same vicinity as our principal headquarters. EMI's manufacturing activities for us consist of printed circuit board assembly and final assembly of our products. All of our inventory is stored at our principal headquarters and we supply it to EMI as needed to meet our orders. We currently conduct final systems testing at our principal headquarters.

      We utilize high-quality providers of merchant silicon, embedded software, production circuit boards, and loss-free interconnects to craft our switch products. No extraordinary investments in custom ASICs, software or infrastructure was required to engineer our family of products. In furtherance of our dedication to cost consciousness, in August 2004 we relocated our operations to a Federal Empowerment Zone and local enterprise zone, directly between EMI, our contract manufacturer, and Broadcom, our merchant silicon provider, in order minimize facility costs and speed the design-to-production transition of new silicon switching innovations.

EMPLOYEES

      As of July 31, 2008 we had 25 full-time employees. None of our employees are a party to any collective bargaining agreements with us. We consider our relations with our employees to be good.

PATENTS, TRADEMARKS, AND LICENSING AGREEMENTS

      We have nine U.S. patent applications pending, one allowed, two foreign applications pending, and ten additional U.S. provisional applications pending with broad claim sets covering numerous aspects of our Ethernet Distributed Switch Fabrics. Due to delays at the patent office, the latest three applications were filed using the new accelerated examination procedure. The foreign applications pending are in Europe (EPO) and Japan.

      While we believe that the technology encompassed in the Ethernet Distributed Switch Fabrics patent applications is neither infringed upon by any third party, nor infringes on any prior art of any third party, we are unable to assess the validity, scope, or defensibility of our patent applications, and any challenge to or claim of infringement relating to one or more of the patent applications could materially and adversely affect our business and results of operations.

      We have not entered into any licensing or franchising agreements for revenue generating purposes.

ORGANIZATION

      We were organized under the laws of the State of Colorado on January 22, 2001 under the name Pacific InterMedia, Inc. We originally were engaged in the business of offering EDGAR filing services to companies outsourcing the formatting and electronic filing of registration statements, periodic reports and other forms with the SEC, but generated minimal revenues from these operations. On October 17, 2003, we completed a business combination transaction with Raptor Networks Technology, Inc., a California corporation ("Raptor"), whereby we acquired all of the issued and outstanding capital stock of Raptor in a cashless common stock share-for-share exchange in which Raptor became our wholly-owned subsidiary (the "Raptor Acquisition").

      Immediately prior to the Raptor Acquisition, we had 4,034,000 shares of common stock issued and outstanding. Of those shares, 3,000,000 were "restricted securities," as defined in Rule 144 ("Rule 144") under the Securities Act, held by our founder, Tina Bogani, who was our sole officer and director immediately prior to the Raptor Acquisition. The remaining 1,034,000 shares were sold and issued by us pursuant to our Registration Statement on Form SB-2 filed with the Commission on May 22, 2002 (Registration No. 333-74846) and were held by approximately 25 holders as of the Raptor Acquisition.

      Raptor was organized under the laws of the State of California on July 24, 2003. At the time of the Raptor Acquisition, Raptor was a start-up, development stage company working on the design and development of data network switching technologies based on the pre-incorporation design efforts of its founders. Immediately prior to the Raptor Acquisition, Raptor had 19,161,256 shares of its common stock issued and outstanding, all of which were "restricted securities" as defined under Rule 144. Of those shares, 10,000,000 were held by Raptor's three founders in the following amounts: Lyle Pearson, 4,000,000 shares; Eddie Hoffman, 3,000,000 shares; and Ananda Perera, 3,000,000. The remaining 9,161,256 shares were issued to private investors and service providers in reliance upon the exemption from registration available under Section 4(2) of the Securities Act, among others, as transactions not involving a public offering, and were held by approximately 32 holders as of the Raptor Acquisition.

      The Raptor Acquisition was structured as a share-for-share exchange whereby we issued to Raptor's shareholders, on a one-for-one basis, an aggregate of 19,161,256 shares of our authorized but previously unissued common stock in exchange for the 19,161,256 shares of Raptor common stock collectively held by them. As a material term of the Raptor Acquisition, we redeemed the 3,000,000 shares of our common stock held by Tina Bogani in consideration for us transferring to Ms. Bogani all of the assets held by us immediately prior to the Raptor Acquisition. As a result of these transactions, Raptor became our wholly-owned subsidiary, with the former shareholders of Raptor owning 19,161,256, or 94.9%, of our issued and outstanding common stock.

      Concurrently with the Raptor Acquisition, Tina Bogani appointed Raptor's directors, Lyle Pearson and Edwin Hoffman, as our directors and, immediately thereafter, Ms. Bogani resigned as our officer and director. Concurrently with Ms. Bogani's resignation, Lyle Pearson and Edwin Hoffman, in their capacity as directors, appointed the officers of Raptor as our officers as follows: Lyle Pearson, President and Chief Executive Officer; Edwin Hoffman, Vice President and Chief Technical Officer; Ananda Perera, Vice President of Engineering; and Bob van Leyen, Chief Financial Officer.

      As of the date of the Raptor Acquisition, both we and Raptor were start-up, development stage companies and had each realized negligible revenues. We are unable to locate any documentation or other information regarding how the value of our common stock or Raptor's common stock was calculated in determining that the stock be exchanged on a one-for-one basis in the Raptor Acquisition. In addition, there was no public market for either our or Raptor's stock at the time of the Raptor Acquisition on which to base such an evaluation. We have no reason to believe the Raptor Acquisition was not an arms-length transaction or that the terms of the Raptor Acquisition were not reasonable at the time the transactions were entered into. However, we can provide no assurance that our common stock or Raptor's common stock was not over-valued or under-valued in the Raptor Acquisition.

      Based on our review of the Raptor Acquisition documentation, our discussions with Edwin Hoffman, Ananda Perera and Bob van Leyen (each of which was an officer of Raptor as of the date of the Raptor Acquisition), and our communications with various other parties related to the Raptor Acquisition, we believe that the Raptor Acquisition was planned and structured for the most part by our former CEO and President, Lyle Pearson, while he was CEO and President of Raptor prior to the Raptor Acquisition.

      Mr. Pearson resigned as our officer and director on March 12, 2004, however, we were able to contact Mr. Pearson to confirm certain details surrounding the Raptor Acquisition as follows: Mr. Pearson informed us that his actions in conjunction with the Raptor Acquisition were based on advice he received from one of the early investors in Raptor, Mr. Mirco Teta. Mr. Teta, who we are informed later deceased in 2005, informed Mr. Pearson approximately in July 2003 that he would be able to secure investors and funding for Raptor contingent upon the consummation of Raptor's reverse merger with a publicly traded company. Mr. Teta then introduced Mr. Pearson to Mr. Keith Webb who, in turn, set up meetings with, and introduced Mr. Pearson to, Sierra West Capital ("Sierra") and an attorney, Mr. Randall Lanham, to assist Raptor in finding a suitable publicly traded "shell" company with which Raptor could enter into a reverse merger transaction.

      It is our understanding that Sierra enabled Mr. Pearson to make contact with our pre-Raptor Acquisition management, who together with Mr. Pearson and Mr. Lanham negotiated the terms of the Raptor Acquisition. It is our belief that Marc Bogani, brother to Tina Bogani, also had some involvement in bringing us and Raptor together and facilitating the Raptor Acquisition. As consideration for the services rendered by them in connection with the Raptor Acquisition, we granted Keith Webb a total of 250,000 shares of our common stock and we granted Jeff Chatfield (a representative of Sierra) and Mark Bogani each warrants to purchase 100,000 shares of our common stock at an exercise price of $0.01 per share. Messrs. Chatfield and Bogani each exercised their respective warrants in December 2003. To our knowledge, other than (i) the shares granted to Mr. Webb,
(ii) the warrants granted to Messrs. Chatfield and Bogani, (iii) the payment of attorneys' fees, and (iv) the issuance of 19,161,256 shares of our common stock in exchange for an equal number of shares of Raptor, no other consideration was paid by us in conjunction with the Raptor Acquisition.

      The issuances of shares and warrants in connection with the Raptor Acquisition were made in reliance upon the exemption from registration available under Section 4(2) of the Securities Act, among others, as transactions not involving a public offering. This exemption was claimed on the basis that these transactions did not involve any public offering and the purchasers in each offering were accredited or sophisticated and had sufficient access to the kind of information registration would provide. In each case, appropriate investment representations were obtained and certificates representing the securities were issued with restrictive legends.

      Upon the completion of the Raptor Acquisition, we changed our name to Raptor Networks Technology, Inc., terminated our EDGAR filing services operations and, by and through our subsidiary Raptor, became engaged in the data network switching industry. The Raptor Acquisition has been treated as a reverse merger, with Raptor being considered the acquiring entity for accounting purposes.

                                  LEGAL MATTERS

      From time to time, we may be involved in various claims, lawsuits, disputes with third parties, actions involving allegations of discrimination, or breach of contract actions incidental to the operation of our business. However, we are not currently involved in any litigation which we believe could have a materially adverse effect on our financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

      Set forth below is certain information with respect to our directors and executive officers.

NAME                          AGE                 POSITION WITH COMPANY
----                          ---                 ---------------------

Thomas M. Wittenschlaeger     50    Chief Executive Officer, President, Director
                                       and Chairman of the Board
Bob van Leyen                 64    Chief Financial Officer and Secretary
Ken Bramlett                  49    Director(1)(2)(4)
Larry L. Enterline            55    Director(1)

-------------------
(1)   Member of the Audit, Nominating and Governance, and Compensation
      Committees.
(2)   Chairperson of the Nominating and Governance Committee.
(3)   Chairperson of the Audit Committee.
(4)   Chairperson of the Compensation Committee.

      THOMAS M. WITTENSCHLAEGER, (age 50), is our Chief Executive Officer, President, a director and Chairman of the Board. Mr. Wittenschlaeger has accumulated more than twenty-three years of experience in the high technology products and services area, much of it in general management with leadership positions in operating units ranging in size from $3 million to $500 million in annual revenues. From 2002 to 2004, he was Senior Vice President of Corporate Development and Chief Technical Officer at Venturi Partners, Inc., a leading provider of information technology and professional staffing services nationwide. From 2000 to 2002, he was Senior Vice President and General Manager of ViaSat Satellite Networks, the commercial arm of ViaSat, Inc. He is a 1979 graduate of the U.S. Naval Academy in Annapolis, Maryland with a B.S. in electrical engineering and post-graduate work in nuclear engineering. He is also a graduate of the UCLA Executive Program in Business and co-founder of UCLA's Executive Program in Marketing. Mr. Wittenschlaeger has recently authored and is pending on 12 Raptor patents related to distributed core transport architectures and processing. Mr. Wittenschlaeger serves on the board of directors of Lantronix, Inc. as Chairman of the Nominating and Governance Committee. Mr. Wittenschlaeger has been our Chairman of the Board, President and Chief Executive Officer since March 15, 2004.

      LARRY L. ENTERLINE, (age 55), is one of our directors and Chairperson of the Audit Committee. In February 2006, Mr. Enterline was reappointed as the Chief Executive Officer of COMSYS IT Partners, Inc., a leading provider of information technology services, having previously served from December 2000 to September 2004 as the Chief Executive Officer of Venturi Partners, Inc. (the predecessor to COMSYS IT Partners prior to the September 2004 merger between Venturi Partners and COMSYS Holding, Inc.). Mr. Enterline has also served as a director of COMSYS IT Partners since the 2004 merger, previously having served as a director of Venturi Partners from December 2000 to March 2003 and as chairman of the board of Venturi Partners from April 2003 until the date of the merger. From 1989 to November 2000, Mr. Enterline served in various management roles with Scientific Atlanta, Inc., a leading national global manufacturer and supplier of cable network products, the last of which was Corporate Senior Vice President for Worldwide Sales and Service. He also held management positions in the marketing, sales, engineering and products areas with Bailey Controls Company and Reliance Electric Company from 1974 to 1989. Mr. Enterline is also a member of the board of directors of Concurrent Computer Corp. and COMSYS IT Partners, Inc. Mr. Enterline has been one of our directors since October 18, 2004.

      KEN BRAMLETT, (age 49), is one of our directors and Chairperson of the Nominating and Governance Committee and the Compensation Committee. Mr. Bramlett has served as Senior Vice President and General Counsel of COMSYS IT Partners, Inc., since January 2006. Prior to that he served as a partner with the Charlotte, North Carolina law firm of Kennedy Covington Lobdell & Hickman, L.L.P. from March 2005 to December 2005. Mr. Bramlett is also a director of World Acceptance Corporation, where he has served on the board of directors since 1994. From 1996 to 2004, Mr. Bramlett served as Senior Vice President and General Counsel of Venturi Partners, Inc., a leading national provider of information technology and professional staffing services and from 1990 to 1996 as a partner with the law firm of Robinson, Bradshaw and Hinson, P.A. Mr. Bramlett has been one of our directors since December 2, 2004.

      BOB VAN LEYEN, (age 64), is our Chief Financial Officer and Secretary. Mr. van Leyen has more than twenty-five years of experience working in the high-tech industry, holding various executive positions in finance, operations and general management. From 2002 to 2003, Mr. van Leyen served as a partner with Tatum CFO, L.L.C. where he provided financial and operational support to start-up companies in the high-tech industry. From 1999 to 2001, he was a divisional Chief Financial Officer at Wyle Electronics. During his twenty-four years of employment, Mr. van Leyen has managed extensive financial operations organizations in Europe, Asia, and the United States, providing financial support to operations. Mr. van Leyen attended the Dutch Institute of Chartered Auditors and holds a Dutch degree equivalent to a U.S. Bachelor's degree in Business Administration. Mr. van Leyen has served as our Chief Financial Officer and Secretary since September 29, 2003.

TERM OF OFFICE AND FAMILY RELATIONSHIPS

      All directors hold office until the next annual meeting of shareholders or until their respective successors are elected or until their earlier death, resignation or removal. Executive officers are appointed by and serve at the discretion of our Board of Directors. There are no family relationships among our executive officers and directors.

BOARD COMMITTEES

      Our Board of Directors currently has an Audit Committee, a Nominating and Governance Committee, and a Compensation Committee. Our Board of Directors has determined that Larry L. Enterline and Ken Bramlett are each "independent" as defined in NASD Marketplace Rule 4200(a)(15) and that Messrs. Enterline and Bramlett meet the applicable NASD listing standards for designation as an "Audit Committee Financial Expert."

   AUDIT COMMITTEE

      The Audit Committee consists of two Board members, Larry L. Enterline and Ken Bramlett. Mr. Enterline is the chairperson of the Audit Committee. The duties of the Audit Committee include meeting with our independent public accountants to review the scope of the annual audit and to review our quarterly and annual financial statements before the statements are released to our shareholders. The Audit Committee also evaluates the independent public accountants' performance and has sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification) and to determine whether the independent public accounting firm should be retained for the ensuing fiscal year. In addition, the Audit Committee reviews our internal accounting and financial controls and reporting systems practices. A copy of the Audit Committee's current charter may be found at our website at www.raptor-networks.com.

   NOMINATING AND GOVERNANCE COMMITTEE

      The Nominating and Governance Committee consists of two Board members, Larry L. Enterline and Ken Bramlett. Mr. Bramlett is the chairperson of the Nominating and Governance Committee. The Nominating and Governance Committee identifies and reviews the qualifications of candidate nominees to the Board of Directors. The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director, including candidates that may be referred by stockholders. Stockholders that desire to recommend candidates for the board for evaluation may do so by contacting our Secretary in writing, including the candidate's name and qualifications and a statement from the candidate that he or she consents to being named in our proxy statement and will serve as a director if elected. Candidates may also come to the attention of the Nominating and Governance Committee through current board members, professional search firms and other persons. A copy of the Nominating and Governance Committee's current charter may be found at our website at WWW.RAPTOR-NETWORKS.COM.

   COMPENSATION COMMITTEE

      The Compensation Committee consists of two Board members, Larry L. Enterline and Ken Bramlett. Mr. Bramlett is the chairperson of the Compensation Committee. The Compensation Committee is responsible for advising the Board of Directors regarding our responsibilities relating to compensation of our executive officers and Board members. The Compensation Committee is also responsible for evaluating and recommending to the Board of Directors our executive compensation plans, policies and programs. A copy of the Compensation Committee's current charter may be found at our website at www.raptor-networks.com.

CODE OF ETHICS

      Our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees and an additional Code of Ethics that applies to our Chief Executive Officer and our senior financial officers.

      We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from provisions of these codes that relate to one or more of the items set forth in Item 406(b) of Regulation S-B by describing on our Internet website, located at www.raptor-networks.com, within four business days following the date of a waiver or a substantive amendment, the date of the waiver or amendment, the nature of the amendment or waiver, and the name of the person to whom the waiver was granted.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. These officers, directors and shareholders are required by SEC regulations to furnish us with copies of all such reports that they file.

      Based solely upon a review of copies of these reports furnished to us during 2007 and thereafter, or written representations received by us from reporting persons that no other reports were required, we believe that all
Section 16(a) filing requirements applicable to our reporting persons during 2007 were complied with.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION OF EXECUTIVE OFFICERS

      The following section contains information about the compensation paid to our executive officers and directors during the years ended December 31, 2006 and 2007.

SUMMARY COMPENSATION TABLE

      The following table provides information concerning the compensation for the years ended December 31, 2006 and 2007 for our principal executive officer and our principal financial officer, who were the only persons that served as executive officers during 2007 (collectively, the "named executive officers").

                                                    SUMMARY COMPENSATION TABLE

                                                                             NON-EQUITY   NONQUALIFIED
                                                                             INCENTIVE      DEFERRED
                                                        STOCK     OPTION       PLAN       COMPENSATION    ALL OTHER
       NAME AND                    SALARY      BONUS    AWARDS    AWARDS   COMPENSATION     EARNINGS     COMPENSATION    TOTAL
   PRINCIPAL POSITION     YEAR      ($)         ($)      ($)      ($)(1)        ($)            ($)            ($)         ($)
------------------------ ------ ----------- ---------- -------- --------- -------------- -------------- -------------- ----------
Thomas M.
  Wittenschlaeger,
  Chief Executive         2006   164,375(2)  70,000(3)    --     148,050         --             --          30,613(5)    413,038
  Officer and President   2007   180,000(2)  10,000(4)    --     162,269         --             --          33,437(6)    385,706
Bob van Leyen,
  Chief Financial         2006   134,377(7)  30,000(8)    --      18,750         --             --          17,983(9)    201,111
  Officer                 2007   150,000(7)  10,000(4     --       8,403         --             --          22,608(10    191,011

----------------------------
(1) This column represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year specified in the table for the fair value of stock options granted to each of our named executive officers calculated in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to these option grants, refer to
      Note 1 of our financial statements and related notes beginning on page F-1 of this prospectus. These amounts reflect only our accounting expense for these option grants and do not correspond to the actual value that may be recognized by our named executive officers. See our "Outstanding Equity Awards at December 31, 2007" table below for more information on options held by the named executive officers.
(2) Effective August 8, 2006, our Compensation Committee approved an increase to Mr. Wittenschlaeger's annual salary from $155,000 to $180,000. Mr. Wittenschlaeger's annual salary had previously been decreased from $195,000 to $155,000 in November 2004 in an effort to reduce our expense run rates.
(3)   Consists of a $70,000 cash performance bonus in August 2006.
(4)   Consists of a $10,000 cash performance bonus in September 2007.
(5) Consists of $23,730 in reimbursement of living expenses for an apartment in Southern California and $6,883 in health and life insurance premiums.
(6) Consists of $24,000 in reimbursement of living expenses for an apartment in Southern California and $9,437 in health and life insurance premiums.
(7) Effective August 8, 2006, our Compensation Committee approved an increase to Mr. van Leyen's annual salary from $125,000 to $150,000. Mr. van Leyen's annual salary had previously been decreased from $190,000 to $125,000 in November 2004 in an effort to reduce our expense run rates.
(8)   Consists of a $30,000 cash performance bonus in August 2006.

(9)   Consists of $17,983 in health and life insurance premiums.
(10)  Consists of $22,608 in health and life insurance premiums.

EMPLOYMENT AGREEMENTS AND EXECUTIVE COMPENSATION

      There are no employment contracts, termination agreements, or change-in-control arrangements between us and any of our named executive officers. The Compensation Committee reviews and, if deemed appropriate, adjusts the annual salaries of our named executive officers on at least an annual basis. The Compensation Committee may from time to time grant performance or similar cash bonuses to our named executive officers at its discretion. The Compensation Committee may also periodically award options or restricted stock grants to our named executive officers under our existing option and incentive plans at its discretion.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

      The following table sets forth information about outstanding equity awards held by our named executive officers as of December 31, 2007.

                                         OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

                                                                                                   STOCK AWARDS
                                                                                   --------------------------------------------
                                                                                                                    EQUITY
                                                                                                                   INCENTIVE
                                                                                                        EQUITY        PLAN
                                               OPTION AWARDS                                  MARKET   INCENTIVE     AWARDS:
                   ---------------------------------------------------------------            VALUE       PLAN      MARKET OR
                                                  EQUITY                                        OF       AWARDS:      PAYOUT
                                                INCENTIVE                                     SHARES    NUMBER OF    VALUE OF
                                                  PLAN                                          OR      UNEARNED     UNEARNED
                                                 AWARDS:                           NUMBER OF   UNITS     SHARES,      SHARES,
                    NUMBER OF      NUMBER OF    NUMBER OF                          SHARES OR    OF       UNITS       UNITS OR
                    SECURITIES    SECURITIES    SECURITIES                          UNITS OF   STOCK    OR OTHER      OTHER
                    UNDERLYING    UNDERLYING    UNDERLYING                           STOCK      THAT     RIGHTS       RIGHTS
                    UNEXERCISED   UNEXERCISED   UNEXERCISED  OPTION                   THAT      HAVE      THAT         THAT
                      OPTIONS       OPTIONS      UNEARNED   EXERCISE    OPTION      HAVE NOT     NOT     HAVE NOT    HAVE NOT
                        (#)           (#)         OPTIONS    PRICE    EXPIRATION     VESTED    VESTED    VESTED       VESTED
                    EXERCISABLE  UNEXERCISABLE      (#)       ($)        DATE         (#)        ($)       (#)         ($)
                   ------------- -------------- ----------- --------- ------------ ---------- --------- ---------- ------------
Thomas M.
  Wittenschlaeger      350,000           --          --        1.00    07/15/2012      --        --         --         --
Bob van Leyen          300,000           --          --        1.00    09/29/2011      --        --         --         --

COMPENSATION OF DIRECTORS

      Each of our non-employee directors is entitled to receive cash compensation in the amount of $15,000 per year for service on our board of directors. We reimburse all directors for out-of-pocket expenses incurred in connection with attendance at board and committee meetings. We currently have a policy in place to grant each non-employee director an option to purchase shares of our common stock on the date of his or her commencement of service as a director. We may also periodically award options or warrants to our directors under our existing option and incentive plans.

      The following table provides information concerning the compensation of our directors for the year ended December 31, 2007.

                                                   DIRECTOR COMPENSATION

                                                                                CHANGE
                                                                              IN PENSION
                                                                                VALUE AND
                                                               NON-EQUITY     NONQUALIFIED
                       FEES EARNED                             INCENTIVE        DEFERRED
                         OR PAID       STOCK       OPTION         PLAN        COMPENSATION     ALL OTHER
                         IN CASH       AWARDS      AWARDS     COMPENSATION      EARNINGS      COMPENSATION      TOTAL
        NAME               ($)           ($)       ($)(1)          ($)             ($)             ($)           ($)
--------------------  -------------- ---------- ------------ --------------- --------------- --------------- ------------
Larry L. Enterline        15,000         --       28,356(2)         --             --              --           43,356
Ken Bramlett              15,000         --       33,104(3)         --             --              --           48,104
Albert Wong                3,750(4)      --           --            --             --              --            3,750

--------------------------
(1) This column represents the dollar amount recognized for financial statement reporting purposes with respect to the year ended December 31, 2007 for the fair value of stock options granted to each of our directors calculated in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to these option grants, refer to Note 1 of our financial statements and related notes beginning on page F-1 of this prospectus. These amounts reflect only our accounting expense for these option grants and do not correspond to the actual value that may be recognized by our directors.
(2) At December 31, 2007, Mr. Enterline held options to purchase an aggregate of 100,000 shares of common stock at an exercise price of $1.00 per share, of which 91,666 options were vested at December 31, 2007. The remaining 8,334 options vested on February 15, 2008.
(3) At December 31, 2007, Mr. Bramlett held options to purchase an aggregate of 100,000 shares of common stock at an exercise price of $1.00 per share, of which all 100,000 options were vested at December 31, 2007.
(4) On February 28, 2007, Albert Wong announced his intention to resign as our director effective April 30, 2007, the date of our 2007 annual meeting of shareholders.

STOCK OPTION PLAN

   GENERAL

      Our 2005 Stock Plan was approved by our Board of Directors on April 7, 2005, approved by our shareholders on June 9, 2005, and amended and restated as the First Amended and Restated 2005 Stock Plan ("2005 Plan") by our Board of Directors on June, 29, 2007. We filed a registration statement on Form S-8 with the SEC in May 2007 to cover the issuance of up to 3,000,000 shares of common stock underlying options and stock purchase rights authorized for issuance under the 2005 Plan and qualified for issuance the underlying securities with the California Department of Corporations in July, 2007.

      All stock options issued prior to shareholder approval of our 2005 Plan were granted outside of a formal stock option plan ("Non-Plan Options"). As of July 31, 2008, options to purchase a total of 1,145,000 shares of common stock were outstanding under Non-Plan Options. As of July 31, 2008, there were 1,585,500 outstanding options to purchase common stock under the 2005 Plan. Excluding these 1,585,500 outstanding options, 1,414,500 shares remain available for issuance under the 2005 Plan, subject to the limitations of authorized common stock. We anticipate that future stock options will be issued pursuant to our 2005 Plan or other stock option plans as may be approved by our Board and shareholders in the future.

   SHARES SUBJECT TO THE PLAN

      A total of 3,000,000 shares of common stock are authorized for issuance under the 2005 Plan. Any shares of common stock that are subject to an award but are not used because the terms and conditions of the award are not met, or any shares that are used by participants to pay all or part of the purchase price of any option, may again be used for awards under the 2005 Plan.

   ADMINISTRATION

      The 2005 Plan is to be administered by our Board of Directors or an appropriate committee of our Board of Directors. It is the intent of the 2005 Plan that it be administered in a manner such that option grants and exercises would be "exempt" under Rule 16b-3 of Exchange Act.

      Our Board of Directors or an appropriate committee is empowered to select those eligible persons to whom options shall be granted under the 2005 Plan, to determine the time or times at which each option or stock purchase right shall be granted, whether options will be incentive stock options ("ISOs") or nonqualified stock options ("NQOs"), and the number of shares to be subject to each option, and to fix the time and manner in which each such option may be exercised, including the exercise price and option period, and other terms and conditions of such options, all subject to the terms and conditions of the 2005 Plan. Our Board of Directors or an appropriate committee has sole discretion to interpret and administer the 2005 Plan, and our decisions regarding the 2005 Plan are final.

      The 2005 Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time and from time to time by our Board of Directors. Neither our Board of Directors nor any committee may materially impair any outstanding options without the express consent of the optionee or increase the number of shares subject to the 2005 Plan, materially increase the benefits to optionees under the 2005 Plan, materially modify the requirements as to eligibility to participate in the 2005 Plan or alter the method of determining the option exercise price without shareholder approval. No option may be granted under the 2005 Plan after April 7, 2015.

   OPTION TERMS

      ISOs granted under the 2005 Plan must have an exercise price of not less than 100% of the fair market value of the common stock on the date the ISO is granted and must be exercised, if at all, within ten years from the date of grant. In the case of an ISO granted to an optionee who owns more than 10% of our total voting securities on the date of grant, the exercise price may not be less than 110% of the fair market value of the common stock on the date of grant, and the option period may not exceed five years. NQOs granted under the 2005 Plan must have an exercise price of not less than 85% of the fair market value of the common stock on the date the NQO is granted.

      Options may be exercised during a period of time fixed by our Board of Directors or an appropriate committee, except that no option may be exercised more than ten years after the date of grant. In the discretion of our Board of Directors or an appropriate committee, payment of the purchase price for the shares of stock acquired through the exercise of an option may be made in the manner and for the type of consideration determined by our Board of Directors or an appropriate committee, which may include cash, check, one or more promissory notes, shares of our common stock, consideration received under a cashless exercise program implemented in connection with the 2005 Plan, or any combination of the foregoing.

   STOCK PURCHASE RIGHTS

      Stock purchase rights may be issued either alone, in addition to, or in tandem with other awards granted under the 2005 Plan and/or cash awards made outside of the 2005 Plan. After the administrator determines that it will offer stock purchase rights under the 2005 Plan, it must advise the offeree in writing or electronically of the terms, conditions and restrictions related to the offer, including the number of shares that the person will be entitled to purchase, the price to be paid, and the time within which the person must accept the offer by execution of a restricted stock purchase agreement.

      Unless the administrator determines otherwise, the restricted stock purchase agreement will grant us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service with us for any reason. The purchase price for shares repurchased pursuant to the restricted stock purchase agreement will be the original price paid by the purchaser. The purchase price may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option will lapse at a rate determined by the administrator. Except with respect to shares purchased by officers, directors and consultants, the repurchase option will in no case lapse at a rate of less than 20% per year over five years from the date of purchase.

   FEDERAL INCOME TAX CONSEQUENCES

      Holders of NQOs do not realize income as a result of a grant of the option, but normally realize compensation income upon exercise of an NQO to the extent that the fair market value of the shares of common stock on the date of exercise of the NQO exceeds the exercise price paid. We will be required to withhold taxes on ordinary income realized by an optionee upon the exercise of a NQO. In the case of an optionee subject to the "short-swing" profit recapture provisions of Section 16(b) of the Exchange Act, the optionee realizes income only upon the lapse of the six-month period under Section 16(b), unless the optionee elects to recognize income immediately upon exercise of his or her option.

      Holders of ISOs will not be considered to have received taxable income upon either the grant or the exercise of the option. Upon the sale or other taxable disposition of the shares, long-term capital gain will normally be recognized on the full amount of the difference between the amount realized and the option exercise price paid if no disposition of the shares has taken place within either two years from the date of grant of the option or one year from the date of exercise. If the shares are sold or otherwise disposed of before the end of the one-year or two-year periods, the holder of the ISO must include the gain realized as ordinary income to the extent of the lesser of the fair market value of the option stock minus the option price, or the amount realized minus the option price. Any gain in excess of these amounts, presumably, will be treated as capital gain. We will be entitled to a tax deduction in regard to an ISO only to the extent the optionee has ordinary income upon the sale or other disposition of the option shares.

      Upon the exercise of an ISO, the amount by which the fair market value of the purchased shares at the time of exercise exceeds the option price will be an "item of tax preference" for purposes of computing the optionee's alternative minimum tax for the year of exercise. If the shares so acquired are disposed of prior to the expiration of the one-year and two-year periods described above, there should be no "item of tax preference" arising from the option exercise.

      Stock purchase rights will generally be taxed in the same manner as NQOs. However, restricted stock is generally purchased upon the exercise of the stock purchase rights. At the time of purchase, restricted stock is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Internal Revenue Code of 1986, as amended ("Code"). As a result, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when the stock ceases to be subject to a substantial risk of forfeiture. The stock will generally cease to be subject to a substantial risk of forfeiture when it is no longer subject to our right to repurchase the stock upon the purchaser's termination of service. At those times, the purchaser will recognize ordinary income measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to a substantial risk of forfeiture.

      The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and the beginning of any capital gain holding period by timely filing an election pursuant to Section 83(b) of the Code. In that event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase and the capital gain holding period commences on that date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by us.

      THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. EACH HOLDER OF OPTIONS UNDER THE 2005 PLAN SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE TRANSACTION TO HIM OR HER, INCLUDING APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER LAWS.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 7-109-102 of the Colorado Business Corporations Act (the "Colorado Act") authorizes a Colorado corporation to indemnify any director against liability incurred in any proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

      Unless limited by a corporation's articles of incorporation, Section 7-109-105 of the Colorado Act authorizes a director to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction. Unless limited by the articles of incorporation, Section 7-109-107 of the Colorado Act extends this same right to officers of a corporation as well.

      Unless limited by a corporation's articles of incorporation, Section 7-109-103 of the Colorado Act requires that a Colorado corporation indemnify a director who was wholly successful in defending any proceeding to which he or she was a party against reasonable expenses incurred in connection therewith. Unless limited by the articles of incorporation, Section 7-109-107 of the Colorado Act extends this same protection to officers of a corporation as well.

      Pursuant to Section 7-109-104 of the Colorado Act, a Colorado corporation may advance a director's expenses incurred in defending any action or proceeding upon receipt of an undertaking and a written affirmation of his or her good faith belief that he or she has met the standard of conduct specified in Section 7-109-102 described above. Unless limited by the articles of incorporation,
Section 7-109-107 of the Colorado Act extends this same protection to officers of a corporation as well.

      Regardless of whether a director or officer has the right to indemnity,
Section 7-109-108 of the Colorado Act allows a Colorado corporation to purchase and maintain insurance on such directors or officers behalf against liability resulting from his or her role as director or officer.

      Our Articles of Incorporation do not limit any of the rights afforded to our directors and officers under the Colorado Act and Article VI of our Bylaws states that any director or officer who is involved in litigation by reason of his or her position with us as a director or officer shall be indemnified and held harmless by us to the fullest extent authorized by law as it now exists or may subsequently be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights). Our directors and officers are also presently covered by an insurance policy indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they may not be indemnified by us. We believe that the indemnification and insurance provided to our directors and officers is necessary to attract and retain qualified persons as directors and officers.

      To the extent indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the above provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      There were no related party transactions in 2007 that require disclosure.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth, as of July 31, 2008, certain information with respect to the beneficial ownership of our stock by (i) each of our named executive officers, (ii) each of our directors, (iii) each person known to us to be the beneficial owner of more than 5% of each class of our outstanding voting securities, and (iv) all of our directors and executive officers as a group.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC"), and includes voting or investment power with respect to the securities. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Shares of common stock underlying derivative securities, if any, that currently are exercisable or convertible or are scheduled to become exercisable or convertible for or into shares of common stock within 60 days after the date of the table are deemed to be outstanding in calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group. Percentage of beneficial ownership is based on 69,811,316 shares of common stock outstanding as of July 31, 2008.

                                             NUMBER OF SHARES OF COMMON       PERCENT OF COMMON STOCK
       NAME OF BENEFICIAL OWNER(1)            STOCK BENEFICIALLY OWNED           BENEFICIALLY OWNED
----------------------------------------  -------------------------------  ----------------------------
Thomas M. Wittenschlaeger                            3,350,000(2)                       4.80%
Bob van Leyen                                          700,000(3)                       1.00%
Ken Bramlett                                           100,000(4)                         *
Larry L. Enterline                                     100,000(5)                         *
All executive officers and directors                 4,250,000(6)                       6.09%
as a group (4 persons)
Castlerigg Master Investments Ltd.                   7,238,437(7)                       9.99%
450 West 57thStreet, 26th Floor
New York, NY 10019

--------------------------
* Less than 1%.
(1) Unless otherwise indicated, the address is c/o Raptor Networks Technology, Inc., 1241 E. Dyer Road, Suite 150, Santa Ana, California 92705.
(2) Thomas M. Wittenschlaeger is our President, Chief Executive Officer and Chairman of the Board. Includes 350,000 shares of common stock issuable upon the exercise of options which were exercisable as of July 31, 2008 or exercisable within 60 days after July 31, 2008.
(3) Bob van Leyen is our Chief Financial Officer and Secretary. Includes 300,000 shares of common stock issuable upon the exercise of options which were exercisable as of July 31, 2008 or exercisable within 60 days after July 31, 2008.
(4) Ken Bramlett is one of our directors. Represents 100,000 shares of common stock issuable upon the exercise of options which were exercisable as of July 31, 2008 or exercisable within 60 days after July 31, 2008.
(5) Larry L. Enterline is one of our directors. Represents 100,000 shares of common stock issuable upon the exercise of options which were exercisable as of July 31, 2008 or exercisable within 60 days after July 31, 2008.
(6) Represents 3,000,000 shares of common stock and 350,000 shares issuable upon the exercise of options held by Thomas M. Wittenschlaeger; 400,000 shares of common stock and 300,000 shares issuable upon the exercise of options held by Bob van Leyen; 100,000 shares issuable upon the exercise of options held by Ken Bramlett; and 100,000 shares issuable upon the exercise of options held by Larry L. Enterline.

(7) Represents 3,342,921 issued and outstanding shares of common stock and 3,895,516 shares of common stock underlying convertible notes and warrants held by Castlerigg Master Investments Ltd. ("Master"). The number of shares beneficially owned by Master is capped by a contractual 9.99% beneficial ownership limitation set forth in the convertible notes and warrants held by Master. If the 9.99% beneficial ownership limitation was not taken into account, Master would beneficially own 3,342,921 shares of common stock, approximately 19,337,485 shares underlying convertible notes and approximately 53,580,183 shares underlying warrants held by it based on the terms of the notes and warrants, including the conversion prices and exercise prices, as they existed on July 31, 2008. The actual number of shares of common stock issuable upon conversion of the convertible notes and exercise of the warrants may be subject to adjustment and could be materially more than 19,337,485 and 53,580,183 shares, respectively, depending on a number of factors including, among other factors, the future market price of our common stock and the price at which we may sell or may be deemed to have sold common stock in the future. Sandell Asset Management Corp. ("SAMC") is the investment manager of Master. Thomas Sandell is the sole shareholder of SAMC and may be deemed to have voting and dispositive power over the shares beneficially owned by Master. No other natural person has voting or dispositive power over the shares owned by Master. Castlerigg International Ltd. ("Castlerigg International") is the controlling shareholder of Castlerigg International Holdings Limited ("Holdings"). Holdings is the controlling shareholder of Master. Each of Holdings and Castlerigg International may be deemed to share beneficial ownership of the shares beneficially owned by Master. SAMC, Mr. Sandell, Holdings and Castlerigg International each disclaims beneficial ownership of the securities with respect to which indirect beneficial ownership is described.

                            SELLING SECURITY HOLDERS

      This prospectus covers the offer and sale by the selling security holders of up to an aggregate of 16,300,000 shares of common stock underlying warrants. The following table sets forth, to our knowledge, certain information about the selling security holders as of July 31, 2008, the date of the table, based on information furnished to us by the selling security holders. Except as indicated in the footnotes or private placement description following the table, each selling security holder has indicated to us that it is acting individually, not as a member of a group, and none of the selling security holders or their affiliates has held any position or office or had any other material relationship with us in the past three years.

      Beneficial ownership is determined in accordance with the rules of the Commission, and includes voting or investment power with respect to the securities. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Shares of common stock underlying derivative securities, if any, that currently are exercisable or convertible or are scheduled to become exercisable or convertible for or into shares of common stock within 60 days after the date of the table are deemed to be outstanding in calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group. Shares shown as beneficially owned after the offering assume that all shares being offered are sold.

      The terms of the senior convertible notes, as well as the warrants held by the selling security holders, prohibit conversion of the convertible notes or exercise of the warrants to the extent that such conversion or exercise would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. The holder may raise or lower this 4.99% limitation to an amount not to exceed 9.99% upon 61-days' prior written notice to us. Pursuant to this right, one of the selling security holders, Castlerigg Master Investments Ltd., increased its beneficial ownership limitation to 9.99% effective August 1, 2007 with respect to certain senior convertible notes and warrants held by it.

      These limitations do not preclude a holder from converting a senior convertible note or exercising a warrant and selling shares underlying the note or warrant in stages over time where each stage does not cause the holder and its affiliates to beneficially own shares in excess of the limitation amount. The number of shares shown in the third column of the table below as being offered for sale by each selling security holder does not reflect these limitation and thus the number of shares being offered by each selling security holder under this prospectus is in excess of the amount of shares issuable to that holder without such holder's waiver of the conversion and exercise limitations discussed above. Two of the selling security holders, Cedar Hill Capital Partners Onshore, LP, and Cedar Hill Capital Partners Offshore, Ltd., are affiliates and, therefore, pursuant to the terms of the beneficial ownership limitation, their ownership of our common stock is aggregated for purposes of calculating the limitation amount.

      The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling security holders described below.

SELLING SECURITY HOLDERS' TABLE

                                                                                                   SHARES OF
                                         SHARES OF COMMON STOCK     SHARES OF COMMON             COMMON STOCK
                                            BENEFICIALLY OWNED         STOCK BEING             BENEFICIALLY OWNED
                                            PRIOR TO OFFERING            OFFERED               AFTER OFFERING (1)
               NAME OF                   -----------------------  ---------------------  ----------------------------
          BENEFICIAL OWNER                                                                  NUMBER        PERCENTAGE
--------------------------------------                                                   -------------  -------------
Castlerigg Master Investments Ltd (2).         7,238,437 (5)          11,084,000 (7)     9,047,536 (5)     9.99% (5)
Cedar Hill Capital Partners Onshore,
   LP (3).............................         1,563,820 (6)           2,347,200 (8)     1,939,012 (6)     2.25% (6)
Cedar Hill Capital Partners Offshore,
   Ltd (4)............................         1,909,585 (6)           2,868,800 (9)     2,368,787 (6)     2.74% (6)

---------------------------

(1) Assumes all 16,300,000 shares of common stock being offered under this prospectus are sold.
(2) Sandell Asset Management Corp. ("SAMC"), is the investment manager of Castlerigg Master Investments Ltd. ("Master"). Thomas Sandell is the sole shareholder of SAMC and may be deemed to have voting and dispositive power over the shares beneficially owned by Master. No other natural person has voting or dispositive power over the shares being registered on behalf of Master. Castlerigg International Ltd. ("Castlerigg International") is the controlling shareholder of Castlerigg International Holdings Limited ("Holdings"). Holdings is the controlling shareholder of Master. Each of Holdings and Castlerigg International may be deemed to share beneficial ownership of the shares beneficially owned by Castlerigg Master Investments. SAMC, Mr. Sandell, Holdings and Castlerigg International each disclaims beneficial ownership of the securities with respect to which indirect beneficial ownership is described.
(3) Power to vote or dispose of the shares is shared by Emil Woods and Charles Cascarilla, who are the principals of Cedar Hill Capital Partners, LLC, which is the investment advisor to Cedar Hill Capital Partners Onshore, LP.
(4) Power to vote or dispose of the shares is shared by Emil Woods and Charles Cascarilla, who are the principals of Cedar Hill Capital Partners, LLC, which is the investment advisor to Cedar Hill Capital Partners Offshore, Ltd.
(5) The number of shares beneficially owned after the offering is capped at the contractual 9.99% beneficial ownership limitation of the senior convertible notes and warrants held by Castlerigg Master Investments Ltd. If the 9.99% beneficial ownership limitation was not taken into account, Castlerigg Master Investments Ltd. would beneficially own approximately 65,176,589 shares of common stock and shares of common stock underlying the senior convertible notes and warrants held by it after the offering covered by this prospectus based on the terms of the notes and warrants, including the conversion prices and exercise prices, as they existed on July 31, 2008.
(6) The number of shares beneficially owned after the offering is capped at the contractual 4.99% beneficial ownership limitation of the senior convertible notes and warrants held by Cedar Hill Capital Partners Onshore, LP and Cedar Hill Capital Partners Offshore, Ltd. Cedar Hill Capital Partners Onshore, LP and Cedar Hill Capital Partners Offshore, Ltd. are affiliates and, as such, pursuant to the terms of the contractual 4.99% beneficial ownership limitation, their beneficial ownership of our common stock is aggregated for purposes of calculating the 4.99% limitation amount. The 4.99% limitation amount is allocated pro rata between Cedar Hill Capital Partners Onshore, LP and Cedar Hill Capital Partners Offshore, Ltd. based on the aggregate principal amount of their respective senior convertible notes as of the date of the table. If the 4.99% beneficial ownership limitation was not taken into account, Cedar Hill Capital Partners Onshore, LP would beneficially own approximately 14,500,660 shares of common stock and shares of common stock underlying the senior convertible notes and warrants held by it after the offering covered by this prospectus, Cedar Hill Capital Partners Offshore, Ltd. would beneficially own approximately 14,047,224 shares of common stock and shares of common stock underlying the senior convertible notes and warrants held by it after the offering covered by this prospectus based on the terms of the notes and warrants, including the conversion prices and exercise prices, as they existed on July 31, 2008.
(7) Represents 8,500,000 shares of common stock underlying Series Q Warrants and 2,584,000 shares of common stock underlying Series L-1 Warrants.
(8) Represents 1,800,000 shares of common stock underlying Series Q Warrants and 547,200 shares of common stock underlying Series L-1 Warrants.
(9) Represents 2,200,000 shares of common stock underlying Series Q Warrants and 668,800 shares of common stock underlying Series L-1 Warrants.

PRIVATE PLACEMENT THROUGH WHICH THE SELLING SECURITY HOLDERS OBTAINED BENEFICIAL OWNERSHIP OF THE OFFERED SHARES

      All of the shares of common stock being offered under this prospectus were issued, or are issuable upon the exercise of warrants and the conversion of senior convertible notes that were issued, in the below-described private placement transactions. The descriptions of the agreements discussed below are qualified by reference to the complete text of those agreements. However, the representations, warranties, covenants and other provisions of those agreements are not intended as documents for investors and the public to obtain factual information about our current state of affairs. Rather, investors and the public should look to other disclosures contained in our reports under the Securities Exchange Act of 1934, as amended ("Exchange Act").

FIRST FINANCING - JULY 2006/JANUARY 2007 SENIOR CONVERTIBLE NOTE FINANCING

      On July 30, 2006, we entered into a securities purchase agreement with three institutional accredited investors, Castlerigg Master Investments Ltd., Cedar Hill Capital Partners Onshore, LP, and Cedar Hill Capital Partners Offshore, Ltd. (each an "Investor" and collectively the "Investors"), in connection with a private placement transaction providing for, among other things, our issuance of senior convertible notes in the aggregate principal amount of $5 million, Series L Warrants to purchase up to an aggregate of 17,065,623 shares of our common stock and Series M Warrants to purchase up to an aggregate of 7,395,103 shares of our common stock. We received aggregate gross proceeds of $5 million from the Investors from our issuance of the notes and warrants. We also entered into a registration rights agreement with the Investors that required us to register up to 130% of the shares underlying the notes, Series L Warrants and Series M Warrants with the SEC.

      We subsequently entered into amendment and exchange agreements, dated January 18, 2007 and amended and restated on January 22, 2007, with the Investors providing for certain amendments to the senior convertible notes, Series L Warrants, Series M Warrants and registration rights agreement. These amendments included, but were not limited to, an increase in the principal amount of the notes from an aggregate of $5 million to an aggregate of approximately $7.2 million, an increase in the aggregate number of shares of common stock issuable upon exercise of the Series L Warrants by 5,688,540 (from an aggregate of 17,065,623 shares to an aggregate of 22,754,163 shares), and a reduction in the exercise price of the Series L Warrants and the Series M Warrants from $0.5054 per share to $0.43948 per share. We also modified our registration obligations to require that we initially register 15,267,292 shares of common stock underlying the senior convertible notes with the SEC, with the remaining shares underlying the senior convertible notes and the shares underlying the Series L Warrants and Series M Warrants to be registered by subsequent registration statements to be filed by us at a later date as permitted by the SEC. We did not receive any additional cash consideration for these amendments. The amendments provided for by the amendment and exchange agreements were reflected by our cancellation of the existing notes, Series L Warrants and Series M Warrants and our issuance of amended and restated senior convertible notes, Series L-1 Warrants and Series M-1 Warrants and by entering into an amended and restated registration rights agreement with the Investors.

      In addition, the amendment and exchange agreements provided for an additional private placement transaction with Castlerigg Master Investments Ltd., resulting in our issuance of an additional senior convertible note in the principal amount of $1.6 million, Series L-2 Warrants to purchase an aggregate of 7,281,332 shares of common stock and Series M-2 Warrants to purchase an aggregate of 2,366,433 shares of common stock. We received aggregate gross proceeds of $1.6 million from Castlerigg Master Investments Ltd. for its issuance of the additional note and warrants.

      The following is a summary of the July 30, 2006 private placement, as amended by the January 2007 amendment and exchange agreements (as amended, the "First Financing").

      FIRST FINANCING AMENDED PURCHASE AGREEMENT

      As described above, the securities purchase agreement, as amended by the amendment and exchange agreements (as amended, the "Amended Purchase Agreement"), provided for the issuance to the Investors of senior convertible notes in the aggregate principal amount of approximately $8.8 million (collectively, the "First Financing Notes"), Series L-1 Warrants to purchase an aggregate of 22,754,163 shares of common stock, Series M-1 Warrants to purchase an aggregate of 7,395,103 shares of common stock, Series L-2 Warrants to purchase an aggregate of 7,281,332 shares of common stock and Series M-2 Warrants to purchase an aggregate of 2,366,433 shares of common stock (the Series L-1 Warrants, Series M-1 Warrants, Series L-2 Warrants and Series M-2 Warrants collectively referred to as the "First Financing Warrants"). We received aggregate gross proceeds of $6.6 million from the Investors for our issuance of the First Financing Notes and First Financing Warrants.

      The Amended Purchase Agreement contains representations and warranties made by us and the Investors which are typical for transactions of this type. The representations and warranties made by us in the Amended Purchase Agreement are qualified by reference to certain exceptions contained in disclosure schedules delivered to the Investors. Accordingly, the representations and warranties contained in the Amended Purchase Agreement should not be relied upon by others who have not reviewed those disclosure schedules and the documentation surrounding the transaction as a whole.

      The Amended Purchase Agreement contains commitments by us that we will not engage in certain activities which are typical for transactions of this type, as well as the following covenants:

            o We will not, while the First Financing Notes are outstanding, directly or indirectly redeem or pay any cash dividend or distribution on our common stock, without the consent of the Investors.

            o We will not issue any additional senior convertible notes or any form of convertible, exchangeable or exercisable securities with a price that varies or may vary with the market price of our common stock, and we will not conduct any securities offerings until all First Financing Additional Registration Statements (as defined below) are declared effective by the SEC.

            o We will not file any registration statements, other than registration statements on behalf of the Investors, with the SEC within 120 business days following the date any First Financing Additional Registration Statement is declared effective by the SEC.

            o We will not conduct any other securities offerings or be party to any solicitations, negotiations or discussion regarding any other securities offering within 120 business days following the date any First Financing Additional Registration Statement is declared effective by the SEC.

            o We will offer to the Investors, until the date on which none of the First Financing Notes are outstanding, the opportunity to participate in any of our subsequent securities offerings.

      FIRST FINANCING NOTES

      The First Financing Notes had an original aggregate principal amount of approximately $8.8 million and are convertible into shares of our common stock at an initial conversion price of $0.43948 per share, subject to adjustment (the "First Financing Conversion Price"). The maturity date of the First Financing Notes is July 31, 2008, subject to the right of the Investors to extend the payment due date for any installment of principal (as described below). The First Financing Notes bear interest at the rate of 9.25% per annum, which rate may be adjusted to 7.0% per annum at the beginning of each calendar quarter if certain conditions are satisfied. The interest rate is increased to 15% upon the occurrence of an event of default (as described below).

      REPAYMENT OF PRINCIPAL

      The principal amount of the First Financing Notes is to be repaid on a monthly basis. The amount of each payment is equal to the quotient of (a) the aggregate outstanding principal of the First Financing Notes divided by (b) the number of months until the maturity date. Principal payments will be paid in shares of our common stock (subject to the satisfaction of certain conditions, including, but not limited to, the shares of common stock issued as payment being eligible for immediately resale pursuant to an effective registration statement or pursuant to Rule 144 ("Rule 144") of the Securities Act) or, at our option, in cash or a combination of cash and shares of common stock.

      When we use common stock to make a principal payment, we must deliver shares to the Investors in an amount equal to the principal payment amount divided by the lower of the First Financing Conversion Price and a 10% discount (which may be lowered to a 7.5% discount upon the satisfaction of certain conditions) to the volume weighted average market price of our common stock measured during certain periods before and after the date of payment in shares.

      During the period between January 2007 through June 2008, we paid $2,879,687 of principal through the issuance of 6,550,213 shares of common stock. We have not paid any principal payments in cash.

      Subject to our right to require the Investors to convert all or a portion of the First Financing Notes, which is discussed below under the caption "Conversion," an Investor may, upon notice to us, elect to defer principal payments for a period of up to two years from the date such installment was originally due. Pursuant to this right, Castlerigg Master Investments Ltd. has deferred each of the principal payments due to it between June 2007 and June 2008 to a date two years from the original respective due date of such payments and both Cedar Hill Capital Partners Onshore, LP and Cedar Hill Capital Partners Offshore, Ltd. have deferred each of the principal payments due to them between July 2007 and July 2008 to October 1, 2008.

      PAYMENT OF INTEREST

      Interest on the First Financing Notes is payable quarterly. The portion of each interest payment that relates to principal amounts paid by us in shares of common stock may, at our option, also be paid through our issuance of common stock or in cash. The other portion of each interest payment must be paid in cash. Our ability to make interest payments in shares of common stock is subject to the same conditions for the payment of principal payments in shares of common stock. Any shares of common stock used to pay interest are valued at the lower of the First Financing Conversion Price and a 10% discount (which may be lowered to a 7.5% discount upon the satisfaction of certain conditions) to the volume weighted average market price of our common stock measured during certain periods before and after the interest payment date.

      During the period between January 2007 through June 2008, we paid $745,441 of interest in cash and $22,787 of interest through the issuance of 51,851 shares of common stock.

      CONVERSION

            HOLDER CONVERSION

      The First Financing Notes are convertible at any time at the option of the holders into shares of common stock at the First Financing Conversion Price. In June 2008, Castlerigg Master Investments Ltd. converted $171,212 in principal and $1,917 in interest under the First Financing Notes held by them into 393,942 shares of our common stock.

            COMPANY CONVERSION

      Subject to certain conditions, including, but not limited to, the shares of common stock to be issued upon conversion being covered by an effective registration statement, we may require the Investors to convert up to 50%, subject to certain limitations, or 100%, of the First Financing Notes at any time when the market price of our common stock is at or above $0.65922 per share in the case of a conversion of up to 50% of the First Financing Notes or at or above $0.76909 per share in the case of a conversion of up to 100% of the First Financing Notes. Pursuant to this right, we effected a mandatory conversion of the First Financing Notes in the aggregate amount of $1,943,215 on July 30, 2007, resulting in the issuance of 4,421,623 shares of common stock to the Investors.

      EVENTS OF DEFAULT

      The First Financing Notes contain a variety of events of default which are typical for transactions of this type, as well as the following events:

            o The failure of any First Financing Additional Registration Statement to be declared effective by the SEC within 60 days after the date required by the amended and restated registration rights agreement or the lapse or unavailability of such registration statement for more than 10 consecutive days or more than an aggregate of 30 days in any 365-day period (other than certain allowable grace periods).

            o The suspension from trading or failure of our common stock to be listed for trading on the OTC Bulletin Board or another eligible market for more than 5 consecutive trading days or more than an aggregate of 10 trading days in any 365-day period.

            o Our failure to issue shares upon conversion of a First Financing Note for more than 10 business days after the relevant conversion date or a notice of our intention not to comply with a request for conversion.

            o Our failure for 10 consecutive business days to have reserved for issuance the full number of shares issuable upon conversion of the First Financing Notes.

      Upon an event of default, the Investors have the right to redeem all or any portion of the First Financing Notes, at a premium above the then outstanding amount of principal, interest and fees.

      CONVERSION AND REDEMPTION

      The Investors may accelerate the partial payment of the First Financing Notes by requiring that we convert, or at our option, redeem in cash, up to an amount equal to 20% of the aggregate market trading volume of our common stock over the prior 20-trading-day period. If we use common stock to make the acceleration payment, we must deliver shares to the Investors in an amount equal to the principal amount divided by the lower of the First Financing Conversion Price and a 10% discount (which may be lowered to a 7.5% discount upon the satisfaction of certain conditions) to the volume weighted average market price of our common stock measured during a certain period prior to the payment date.

      COVENANTS

      The First Financing Notes contain a variety of obligations on our part not to engage in certain activities, which are typical for transactions of this type, as well as the following:

            o We are required to reserve a number of shares equal to 130% of the number of shares of common stock issuable upon conversion of the First Financing Notes and exercise of the First Financing Warrants.

            o We will not incur other indebtedness, except for certain permitted indebtedness.

            o We will not incur any liens, except for certain permitted liens.

            o We will not redeem, repurchase or pay any dividend or distribution on our capital stock without the consent of the Investors.

      FIRST FINANCING WARRANTS

      The Series L-1 Warrants and Series L-2 Warrants are immediately exercisable and, in the aggregate, entitle the holders thereof to purchase up to 30,035,495 shares of our common stock. The Series M-1 Warrants and Series M-2 Warrants, in the aggregate, entitle the holders thereof to purchase up to 9,761,536 shares of our common stock. The Series M-1 Warrants and Series M-2 Warrants became partially exercisable as a result of our July 30, 2007 mandatory conversion referenced under the caption "Conversion" above. The remaining Series M-1 Warrants and Series M-2 Warrants became exercisable in connection with the Third Financing (as defined below). All of the First Financing Warrants have an exercise price of $0.43948 per share and expire 84 months after a registration statement covering the shares underlying the respective First Financing Warrants is declared effective by the SEC.

      FIRST FINANCING AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

      The amended and restated registration rights agreement required that we file a registration statement with the SEC on or before January 29, 2007 (the "First Financing Initial Registration Statement") for the resale by the Investors of at least 15,267,292 shares of our common stock underlying the First Financing Notes and have it declared effective on or before April 30, 2007. We filed the First Financing Initial Registration Statement (file no. 333-140178) with the SEC on January 24, 2007 and it was declared effective on April 30, 2007. On April 22, 2008, the remaining shares of common stock covered by registration statement file no. 333-140178 were deregistered pursuant to a post-effective amendment filed pursuant to the request of the Investors as described under the caption "Third Financing Registration Rights Agreement" under the discussion of the Third Financing below.

      We also may be required to file additional registration statements (each a "First Financing Additional Registration Statement") for the resale by the Investors of the common stock underlying the First Financing Notes and First Financing Warrants, which are to be filed with the SEC within 30 days of the request of an Investor. Investor requests may be made at any time on or after the five-month anniversary of the effective date of the most recent registration statement covering shares underlying the First Financing Notes or First Financing Warrants. Each First Financing Additional Registration Statement is required cover the maximum number of shares permitted by the SEC. Each First Financing Additional Registration Statement must be declared effective by the SEC within 60 days of the applicable Investor request (or 90 days if there is a full review by the SEC of the applicable First Financing Additional Registration Statement). Our obligation to file First Financing Additional Registration Statements continues until either all of the shares of common stock underlying the First Financing Notes and First Financing Warrants have been covered by a registration statement or all such shares are eligible for immediate resale by the Investors without restriction under Rule 144.

      Subject to certain grace periods, the First Financing Initial Registration Statement and each First Financing Additional Registration Statement must remain effective and available for use until the earlier of the date the Investors can sell all of the securities covered by the registration statement without restriction pursuant to Rule 144 and the date all such securities have been sold pursuant to the registration statement. If we fail to meet our filing or effectiveness requirements of the First Financing Initial Registration Statement or any First Financing Additional Registration Statement, subject to certain grace periods, we are required to pay liquidated damages to the Investors of $132,000 on the date of such failure and on every 30th day thereafter until such failure is cured. The total penalties payable by us for our failure to meet these filing and effectiveness requirements are capped at $825,000. The amended and restated registration rights agreement provides for customary indemnification for us and the Investors.

SECOND FINANCING - JULY 2007 SENIOR SECURED CONVERTIBLE NOTE FINANCING

      On July 31, 2007, we entered into a securities purchase agreement and a registration rights agreement with the Investors in connection with a private placement transaction (the "Second Financing") providing for, among other things, the issuance of senior secured convertible notes in the aggregate principal amount of $3.5 million (the "Second Financing Notes") and Series N Warrants, Series O Warrants and Series P Warrants (collectively, the "Second Financing Warrants"). We received aggregate gross proceeds of $3.5 million from our issuance of the Second Financing Notes and Second Financing Warrants.

      SECOND FINANCING SECURITIES PURCHASE AGREEMENT

      The securities purchase agreement provided for the purchase by the Investors of the Second Financing Notes and the Second Financing Warrants. The securities purchase agreement contains representations and warranties by us and the Investors which are typical for transactions of this type. The representations and warranties made by us in the securities purchase agreement are qualified by reference to certain exceptions contained in disclosure schedules delivered to the Investors. Accordingly, the representations and warranties contained in the securities purchase agreement should not be relied upon by third parties who have not reviewed those disclosure schedules and the documentation surrounding the transaction as a whole.

      The securities purchase agreement contains covenants by us that are typical for transactions of this type, as well as the following covenants:

            o We will not, while the Second Financing Notes are outstanding, directly or indirectly redeem or pay any cash dividend or distribution on our common stock, without the consent of the holders of the Second Financing Notes.

            o For so long as any Investor beneficially owns any Second Financing Notes, Second Financing Warrants or shares of common stock issued upon the conversion of the Second Financing Notes or exercise of the Second Financing Warrants, we will not issue any form of convertible, exchangeable or exercisable securities with a price that varies or may vary with the market price of our commons stock.

            o Until August 1, 2009, we will offer the Investors the opportunity to participate in any subsequent securities offerings by us.

      SECOND FINANCING NOTES

      REPAYMENT

      The Second Financing Notes mature on August 1, 2010, which date may be extended at the option of the Investors by up to two years. No principal payments are due until the maturity date, upon which date the entire outstanding principal balance and any outstanding fees or interest is due and payable in full. The Second Financing Notes bear interest at the rate of 9.25% per annum, which rate may be increased to 15% upon the occurrence of an event of default (as described below). Interest on the Second Financing Notes is payable quarterly.

      SECURITY INTEREST

      Pursuant to the terms of the securities purchase agreement, in April 2008 we entered into a security agreement granting the Investors a first-priority perfected security interest in all of our assets.

      CONVERSION

      The Second Financing Notes are convertible into shares of our common stock. The conversion price on the date of issuance was $1.2029 per share, subject to adjustment (the "Second Financing Conversion Price"). However, pursuant to the "full ratchet" anti-dilution provisions of Second Financing Notes, described below under the caption "General Terms Applicable to the First, Second, Third and Fourth Financings - Anti-Dilution Protection," our issuance of securities in the Third Financing reduced the Second Financing Conversion Price to $0.50 per share.

            HOLDER CONVERSION

      The Second Financing Notes are convertible at any time the option of the holders into shares of common stock at the Second Financing Conversion Price.

            COMPANY CONVERSION

      Subject to certain conditions, including, but not limited to, the shares of common stock to be issued upon conversion being covered by an effective registration statement, we may require the Investors to convert up to 50%, subject to certain limitations, or up to 100%, of the Second Financing Notes at any time when the market price of our common stock is at or above $1.80435 per share in the case of a conversion of up to 50% of the Second Financing Notes or at or above $2.105075 per share in the case of a conversion of up to 100% of the Second Financing Notes.

      EVENTS OF DEFAULT

      The Second Financing Notes contain a variety of events of default which are typical for transactions of this type, as well as the following events:

            o The failure of any registration statement required by the Second Financing registration rights agreement to be declared effective by the Commission within 60 days after the date required by the registration rights agreement or the lapse or unavailability of any such registration statement for more than 10 consecutive days or more than an aggregate of 30 days in any 365-day period (other than certain allowable grace periods).

            o The suspension from trading or failure of our common stock to be listed for trading on the OTC Bulletin Board or another eligible market for more than 5 consecutive trading days or more than an aggregate of 10 trading days in any 365-day period.

            o Our failure to issue shares upon conversion of a Second Financing Note for more than 10 business days after the relevant conversion date or a notice of our intention not to comply with a request for conversion.

            o Our failure for 10 consecutive business days to have reserved for issuance the full number of shares issuable upon conversion of the Second Financing Notes.

            o Our failure to maintain the Investors' first priority security interest in all of our assests.

      Upon an event of default, the Investors have the right to redeem all or any portion of the Second Financing Notes at a premium above the then outstanding amount of principal, interest and fees.

      CONVERSION AND REDEMPTION

      At any time on or after August 1, 2010, the Investors may accelerate the partial payment of the Second Financing Notes by requiring that we convert, or at our option, redeem in cash, up to an amount equal to 20% of the aggregate dollar trading volume of our common stock over the prior 20 trading day period. When we use common stock to make the acceleration payment, we must deliver shares to the Investors in an amount equal to the principal amount divided by the lower of the Second Financing Conversion Price and a 10.0% discount to the volume weighted average market price of our common stock during a measuring period prior to the payment date; provided that the discount will be reduced to 7.5% if the volume weighted average market price is above $1.00 per share.

      COVENANTS

      The Second Financing Notes contain a variety of covenants by us that are typical for transactions of this type, as well as the following covenants:

            o We will at all times reserve a number of shares equal to 130% of the number of shares of common stock issuable upon conversion of the Second Financing Notes and exercise of the Second Financing Warrants.

            o We will not incur other indebtedness, except for certain permitted indebtedness.

            o We will not incur any liens, except for certain permitted liens.

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      SECOND FINANCING WARRANTS

      When originally issued, the Series N Warrants, Series O Warrants and Series P Warrants were exercisable for up to an aggregate of 2,909,636, 1,891,263 and 1,246,987 shares of our common stock, respectively, and each carried an initial exercise price of $1.2029 per share. However, pursuant to the "full ratchet" anti-dilution provisions of the warrants, described below under the caption "General Terms Applicable to the First, Second, Third and Fourth Financings - Anti-Dilution Protection," our subsequent issuance of securities in the Third Financing resulted in a reduced exercise price of $0.50 per share and an increased number of shares issuable under the warrants as follows: N Warrants
- 7,000,000 shares, O Warrants - 4,550,000, P Warrants - 3,000,000.

      The N Warrants are immediately exercisable and expire on the earlier of August 1, 2016 or seven years after the date all of the shares issuable upon conversion of the Second Financing Notes have been included on an effective registration statement. The O Warrants only become exercisable if we effect a mandatory conversion of the Second Financing Notes, and then only to the extent of 65% of the number of shares issued upon each mandatory conversion. The O Warrants expire on the earlier of August 1, 2016 or seven years after the date all of the shares issuable upon conversion of the Second Financing Notes have been included on an effective registration statement. The P Warrants are immediately exercisable and expire on the earlier of the maturity of the Second Financing Notes and the date we have satisfied our payment obligations under the Second Financing Notes.

      SECOND FINANCING REGISTRATION RIGHTS AGREEMENT

      The registration rights agreement granted the Investors holding a majority of the securities covered by the registration rights agreement the right to request that we withdraw the First Financing Initial Registration Statement (file no. 333-140178). A right to request the withdrawal of the First Financing Initial Registration Statement was also granted to the Investors under the Third Financing registration rights agreement. As described under the caption "Third Financing Registration Rights Agreement" below, an Investor exercised such right under the Third Financing registration rights agreement and the remaining shares of common stock covered by registration statement file no. 333-140178 were deregistered effective April 22, 2008.

      The Second Financing registration rights agreement provides that, at any time after the withdrawal or deregistration of registration statement file no. 333-140178, any Investor may request that we file a new registration statement ("Second Financing Initial Registration Statement") covering shares of common stock underlying the Second Financing Notes and Second Financing Warrants up to the maximum amount permitted by the SEC. We are required to file the Second Financing Initial Registration Statement with the SEC within 30 days of receiving the Investor request, provided that the filing date will not be earlier than (i) the date that is 30 days after substantially all of the shares covered by the First Financing Initial Registration Statement have been sold, and (ii) the date that is 30 days after the withdrawal of the First Financing Initial Registration Statement is effective with the SEC.

      If all of the shares of common stock underlying the Second Financing Notes and Second Financing Warrants are not covered by the Second Financing Initial Registration Statement (whether by decision or rule of the SEC or for another reason), upon the request of an Investor we are required to file additional registration statements (each a "Second Financing Additional Registration Statement") to cover the remaining shares underlying the Second Financing Notes and Second Financing Warrants up to the maximum amount permitted by the SEC. The Investors may make a request for the filing of a Second Financing Additional Registration Statement any time on or after the later of (i) five months after the effective date of the most recent registration statement covering shares underlying the Second Financing Notes or Second Financing Warrants and (ii) 30 days after the date substantially all of the shares covered by the most recent registration statement covering shares underlying the Second Financing Notes or Second Financing Warrants have been sold. We are required to file each Second Financing Additional Registration Statement within 30 days of receiving the Investor request. Our obligation to file Second Financing Additional Registration Statements continues until all of the shares of common stock underlying the Second Financing Notes and Second Financing Warrants have been covered by one or more registration statements declared effective by the SEC or until all such shares are eligible for immediate resale by the Investors without restriction under Rule 144.

      The Second Financing Initial Registration Statement and each Second Financing Additional Registration Statement must be declared effective by the SEC within 60 days (or within 90 days if the registration statement is reviewed by the SEC) of their respective filing date or filing deadline, whichever comes first. Subject to certain grace periods, the Second Financing Initial Registration Statement and each Second Financing Additional Registration Statement must remain effective and available for use until the earlier of the date the Investors can sell all of the securities covered by the registration statement without restriction pursuant to Rule 144 and the date all such securities have been sold pursuant to the registration statement. If we fail to meet the filing or effectiveness requirements of the Second Financing Initial Registration Statement or any Second Financing Additional Registration Statement, subject to certain grace periods, we are required to pay liquidated damages of $70,000 on the date of such failure and on every 30th day thereafter until such failure is cured. The total penalties payable by us for our failure to meet these filing and effectiveness requirements are capped at $437,500. The registration rights agreement provides for customary indemnification for us and the Investors.

THIRD FINANCING - APRIL 2008 SENIOR SECURED CONVERTIBLE NOTE FINANCING

      On March 31, 2008, we entered into a securities purchase agreement and a registration rights agreement with the Investors in connection with a private placement transaction (the "Third Financing") providing for, among other things, the issuance of 3,125,000 million shares of our common stock (the "Third Financing Stock"), senior secured convertible notes in the aggregate principal amount of $3.125 million (the "Third Financing Notes") and Series Q Warrants to purchase shares of our common stock (the "Third Financing Warrants"). We received aggregate gross proceeds of $3.125 million from the Third Financing, which closed on April 1, 2008.

      THIRD FINANCING SECURITIES PURCHASE AGREEMENT

      The securities purchase agreement provided for the purchase by the Investors of the Third Financing Stock, Third Financing Notes and Third Financing Warrants. The securities purchase agreement contains representations and warranties by us and the Investors which are typical for transactions of this type. The representations and warranties made by us in the securities purchase agreement are qualified by reference to certain exceptions contained in disclosure schedules delivered to the Investors. Accordingly, the representations and warranties contained in the securities purchase agreement should not be relied upon by third parties who have not reviewed those disclosure schedules and the documentation surrounding the transaction as a whole.

      The securities purchase agreement contains covenants by us that are typical for transactions of this type, as well as the following covenants:

            o We will not, while the Third Financing Notes are outstanding, directly or indirectly redeem or pay any cash dividend or distribution on our common stock, without the consent of the holders of the Third Financing Notes.

            o For so long as any Investor beneficially owns any Third Financing Notes, Third Financing Warrants or shares of common stock issued upon the conversion of the Third Financing Notes or exercise of the Third Financing Warrants, we will not issue any form of convertible, exchangeable or exercisable securities with a price that varies or may vary with the market price of our common stock.

            o Other than limited exceptions pursuant to the registration rights agreement, we will not file any registration statements other than on behalf of the Investors.

            o While the Third Financing Notes are outstanding, we will not conduct any other securities offerings or be party to any solicitations, negotiations or discussion regarding any other securities offerings, except for offerings solely in which each Investor was given the opportunity to participate.

      THIRD FINANCING NOTES

      REPAYMENT

      The Third Financing Notes mature on March 31, 2010, which date may be extended at the option of the Investors by up to two years. No principal payments are due until the maturity date, upon which date the entire outstanding principal balance and any outstanding fees or interest is due and payable in full. The Third Financing Notes bear interest at the rate of 10.00% per annum, which rate may be increased to 15% upon the occurrence of an event of default (as described below). Interest in the amount of $625,000, representing two years of interest, was prepaid by us in cash to the Investors on the April 1, 2008 closing of the Third Financing.

      SECURITY INTEREST

      Pursuant to the terms of the securities purchase agreement, we entered into a security agreement granting the Investors a first-priority perfected security interest in all of our assets.

      CONVERSION

      The Third Financing Notes are convertible at any time at the option of the holders into shares of our common stock. The conversion price on the date of issuance was $1.00 per share, subject to adjustment (the "Third Financing Conversion Price"). However, pursuant to the "full ratchet" anti-dilution provisions of Third Financing Notes, described below under the caption "General Terms Applicable to the First, Second, Third and Fourth Financings - Anti-Dilution Protection," our issuance of securities in the Fourth Financing reduced the Third Financing Conversion Price to $0.50 per share.

      EVENTS OF DEFAULT

      The Third Financing Notes contain a variety of events of default which are typical for transactions of this type, as well as the following events:

            o The failure of any registration statement required by the Third Financing registration rights agreement to be declared effective by the SEC within 60 days after the date required by the registration rights agreement or the lapse or unavailability of any such registration statement for more than 10 consecutive days or more than an aggregate of 30 days in any 365-day period (other than certain allowable grace periods).

            o The suspension from trading or failure of our common stock to be listed for trading on the OTC Bulletin Board or another eligible market for more than 5 consecutive trading days or more than an aggregate of 10 trading days in any 365-day period.

            o Our failure to issue shares upon conversion of a Third Financing Note for more than 10 business days after the relevant conversion date or a notice of our intention not to comply with a request for conversion.

            o Our failure for 10 consecutive business days to have reserved for issuance the full number of shares issuable upon conversion in accordance to the terms of the Third Financing Notes.

            o Our failure to maintain the Investors' first priority security interest in all of our assets.

            o We receive an oral or written request for information from the Enforcement Division of the SEC, or receive written notice that the SEC has commenced a formal investigation of, or enforcement action against, us or our subsidiary, officers, or directors.

      Upon an event of default, the Investors have the right to redeem all or any portion of the Third Financing Notes at a premium above the then outstanding amount of principal, interest and fees.

      CONVERSION AND REDEMPTION

      At any time on or after September 30, 2008, the Investors may accelerate the partial payment of the Third Financing Notes by requiring that we convert, or at our option, redeem in cash, up to an amount equal to 100% of the aggregate dollar trading volume of our common stock over the prior 20 trading day period. When we use common stock to make the acceleration payment, we must deliver shares to the Investors in an amount equal to the principal amount divided by the lower of the Third Financing Conversion Price and a 15.0% discount to the volume weighted average market price of our common stock during a measuring period prior to the payment date.

      COVENANTS

      The Third Financing Notes contain a variety of covenants by us that are typical for transactions of this type, as well as the following covenants:

            o We will at all times reserve a number of shares equal to 130% of the number of shares of common stock issuable upon conversion of the Third Financing Notes and exercise of the Third Financing Warrants.

            o We will not incur other indebtedness, except for certain permitted indebtedness.

            o We will not incur any liens, except for certain permitted liens.

      THIRD FINANCING WARRANTS

      The Third Financing Warrants initially provided for the purchase of up to an aggregate of 6,250,000 shares of our common stock at an initial exercise price of $1.00 per share. However, pursuant to the "full ratchet" anti-dilution provisions of the Third Financing Warrants, described below under the caption "General Terms Applicable to the First, Second, Third and Fourth Financings - Anti-Dilution Protection," our subsequent issuance of securities in the Forth Financing increased the number of shares issuable under the Third Financing

Warrants to 12,500,000 and resulted in a reduced exercise price per share equal to the lower of (i) $0.50 and (ii) 75% of the weighted average market price of our common stock during certain measuring periods prior to the date a registration statement covering the shares underlying the Third Financing Warrants is declared effective by the SEC. In addition, as part of the Fourth Financing, the Third Financing Warrants were amended to permit us to require, no more than once during any thirty day period, the Investors to effect a cash exercise of the Third Financing Warrants, provided that the number of shares of our common stock into which we can require the Third Financing Warrants to be exercised does not exceed 15% of the 20-day trading volume and on each of the 20 consecutive trading days prior to the date of delivery of the notice of forced exercise the weighted average market price of our common stock exceeds the exercise price of the Third Financing Warrants. The Third Financing Warrants are immediately exercisable and expire on March 31, 2017.

      THIRD FINANCING REGISTRATION RIGHTS AGREEMENT

      The Third Financing registration rights agreement granted the Investors holding a majority of the securities covered by the registration rights agreement the right to request that we withdraw the First Financing Initial Registration Statement (file no. 333-140178). The Investor holding a majority of such securities exercised this right on April 10, 2008, ultimately resulting in the deregistration of the remaining shares of common stock covered by the First Financing Initial Registration Statement pursuant to a post-effective amendment declared effective by the SEC on April 22, 2008.

      The Third Financing registration rights agreement provides that, at any time after the withdrawal or deregistration of registration statement file no. 333-140178, any Investor may request that we file a new registration statement ("Third Financing Initial Registration Statement") covering the Third Financing Stock and the shares of common stock underlying the Third Financing Notes and Third Financing Warrants up to the maximum amount permitted by the SEC. We are required to file the Third Financing Initial Registration Statement with the SEC within 30 days of receiving the Investor request, provided that the filing date will not be earlier than (i) the date that is 30 days after substantially all of the shares covered by the First Financing Initial Registration Statement have been sold, and (ii) the date that is 30 days after the withdrawal of the First Financing Initial Registration Statement is effective with the SEC.

      If all of the Third Financing Stock and shares of common stock underlying the Third Financing Notes and Third Financing Warrants are not covered by the Third Financing Initial Registration Statement (whether by decision or rule of the SEC or for another reason), upon the request of an Investor we are required to file additional registration statements (each a "Third Financing Additional Registration Statement") to cover the remaining shares of Third Financing Stock and remaining shares of common stock underlying the Third Financing Notes and the Third Financing Warrants up to the maximum amount permitted by the SEC. The Investors may make a request for the filing of a Third Financing Additional Registration Statement any time on or after the later of (i) five months after the effective date of the most recent registration statement covering shares underlying the Third Financing Notes or Third Financing Warrants and (ii) 30 days after the date substantially all of the shares covered by the most recent registration statement covering shares underlying the Third Financing Notes or Third Financing Warrants have been sold. We are required to file each Third Financing Additional Registration Statement within 30 days of receiving the Investor request. Our obligation to file Third Financing Additional Registration Statements continues until all of the Third Financing Stock and the shares of common stock underlying the Third Financing Notes and Third Financing Warrants have been covered by one or more registration statements declared effective by the SEC or until all of the Third Financing Stock and the shares of common stock underlying the Third Financing Notes and Third Financing Warrants not previously registered may be sold by the Investors without the requirement to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144.]

      The Third Financing Initial Registration Statement and each Third Financing Additional Registration Statement must be declared effective by the SEC within 60 days (or within 90 days if the registration statement is reviewed by the SEC) of their respective filing date or filing deadline, whichever comes first. Subject to certain grace periods, the Third Financing Initial Registration Statement and each Third Financing Additional Registration Statement must remain effective and available for use until the earlier of the date the Investors can sell all of the securities covered by the registration statement without the requirement to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144 and the date all such securities have been sold pursuant to the registration statement. If we fail to meet the filing or effectiveness requirements of the Third Financing Initial Registration Statement or any Third Financing Additional Registration Statement, subject to certain grace periods, we are required to pay liquidated damages of $62,500 on the date of such failure and on every 30th day thereafter until such failure is cured. The total penalties payable by us for our failure to meet these filing and effectiveness requirements are capped at $390,625. The Third Financing registration rights agreement provides for customary indemnification for us and the Investors.

FOURTH FINANCING - JULY 2008 SENIOR SECURED CONVERTIBLE NOTE FINANCING

      On July 28, 2008, we entered into a securities purchase agreement and a registration rights agreement with the Investors in connection with a private placement transaction (the "Fourth Financing") providing for, among other things, the issuance of 1.25 million shares of our common stock (the "Fourth Financing Stock"), senior secured convertible notes in the aggregate principal amount of $1.25 million (the "Fourth Financing Notes"), Series R Warrants to purchase shares of our common stock (the "Fourth Financing Warrants") and Replacement Warrants to purchase shares of our commons stock. Also as part of the Fourth Financing, the Third Financing Warrants were amended to permit us to force a cash exercise of the warrants under certain circumstances, as described in more detail under the description of the Third Financing above. We received aggregate gross proceeds of $1.25 million from the Fourth Financing.

      FOURTH FINANCING SECURITIES PURCHASE AGREEMENT

      The securities purchase agreement provided for the purchase by the Investors of the Fourth Financing Stock, Fourth Financing Notes, Fourth Financing Warrants, and Replacement Warrants. The securities purchase agreement contains representations and warranties by us and the Investors which are typical for transactions of this type. The representations and warranties made by us in the securities purchase agreement are qualified by reference to certain exceptions contained in disclosure schedules delivered to the Investors. Accordingly, the representations and warranties contained in the securities purchase agreement should not be relied upon by third parties who have not reviewed those disclosure schedules and the documentation surrounding the transaction as a whole.

      The securities purchase agreement contains covenants by us that are typical for transactions of this type, as well as the following covenants:

            o We will not, while the Fourth Financing Notes are outstanding, directly or indirectly redeem or pay any cash dividend or distribution on our common stock, without the consent of the holders of the Fourth Financing Notes.

            o For so long as any Investor beneficially owns any Fourth Financing Notes, Fourth Financing Warrants or shares of common stock issued upon the conversion of the Fourth Financing Notes or exercise of the Fourth Financing Warrants, we will not issue any form of convertible, exchangeable or exercisable securities with a price that varies or may vary with the market price of our common stock.

            o Other than limited exceptions pursuant to the registration rights agreement, we will not file any registration statements other than on behalf of the Investors.

            o While the Fourth Financing Notes are outstanding, we will not conduct any other securities offerings or be party to any solicitations, negotiations or discussion regarding any other securities offerings, except for offerings solely in which each Investor was given the opportunity to participate.

      FOURTH FINANCING NOTES

      REPAYMENT

      The Fourth Financing Notes mature on July 28, 2010, which date may be extended at the option of the Investors by up to two years. No principal payments are due until the maturity date, upon which date the entire outstanding principal balance and any outstanding fees or interest is due and payable in full. The Fourth Financing Notes bear interest at the rate of 10.00% per annum, which rate may be increased to 15% upon the occurrence of an event of default (as described below). Interest in the amount of $250,000, representing two years of interest, was prepaid by us in cash to the Investors on the July 28, 2008 closing of the Fourth Financing.

      SECURITY INTEREST

      Pursuant to the terms of the securities purchase agreement, we entered into a security agreement granting the Investors a first-priority perfected security interest in all of our assets.

      CONVERSION

      The Fourth Financing Notes are convertible at any time at the option of the holders into shares of our common stock at an initial conversion price of $1.00 per share, subject to adjustment (the "Fourth Financing Conversion Price").

      EVENTS OF DEFAULT

      The Fourth Financing Notes contain a variety of events of default which are typical for transactions of this type, as well as the following events:

            o The failure of any registration statement required by the Fourth Financing registration rights agreement to be declared effective by the SEC within 60 days after the date required by the registration rights agreement or the lapse or unavailability of any such registration statement for more than 10 consecutive days or more than an aggregate of 30 days in any 365-day period (other than certain allowable grace periods).

            o The suspension from trading or failure of our common stock to be listed for trading on the OTC Bulletin Board or another eligible market for more than 5 consecutive trading days or more than an aggregate of 10 trading days in any 365-day period.

            o Our failure to issue shares upon conversion of a Fourth Financing Note for more than 10 business days after the relevant conversion date or a notice of our intention not to comply with a request for conversion.

            o Our failure for 10 consecutive business days to have reserved for issuance the full number of shares issuable upon conversion in accordance to the terms of the Fourth Financing Notes.

            o Our failure to maintain the Investors' first priority security interest in all of our assets.

            o We receive an oral or written request for information from the Enforcement Division of the SEC, or receive written notice that the SEC has commenced a formal investigation of, or enforcement action against, us or our subsidiary, officers, or directors.

      Upon an event of default, the Investors have the right to redeem all or any portion of the Fourth Financing Notes at a premium above the then outstanding amount of principal, interest and fees.

      CONVERSION AND REDEMPTION

      At any time on or after January 28, 2009, the Investors may accelerate the partial payment of the Fourth Financing Notes by requiring that we convert, or at our option, redeem in cash, up to an amount equal to 100% of the aggregate dollar trading volume of our common stock over the prior 20 trading day period. When we use common stock to make the acceleration payment, we must deliver shares to the Investors in an amount equal to the principal amount divided by the lower of the Fourth Financing Conversion Price and a 15.0% discount to the volume weighted average market price of our common stock during a measuring period prior to the payment date.

      COVENANTS

      The Fourth Financing Notes contain a variety of covenants by us that are typical for transactions of this type, as well as the following covenants:

            o We will at all times reserve a number of shares equal to 130% of the number of shares of common stock issuable upon conversion of the Fourth Financing Notes and exercise of the Fourth Financing Warrants.

            o We will not incur other indebtedness, except for certain permitted indebtedness.

            o We will not incur any liens, except for certain permitted liens.

      FOURTH FINANCING WARRANTS

      The Fourth Financing Warrants provide for the purchase of up to an aggregate of 2,500,000 shares of our common stock. The Fourth Financing Warrants are immediately exercisable, have an initial exercise price of $0.50 per share, and expire on July 28, 2015.

      REPLACEMENT WARRANTS

      The Replacement Warrants provide for the purchase of up to a maximum of 12,500,000 shares of our common stock. The Fourth Financing Replacement Warrants become exercisable, on a one-for-one basis, for every share of common stock issued upon exercise of a Third Financing Warrant held by the same Investor. The Replacement Warrants expire on July 28, 2015, and have an exercise price equal to the lower of (i) $0.50, (ii) 75% of the weighted average market price of our common stock during certain measuring periods prior to the date a registration statement covering the shares underlying the Third Financing Warrants is declared effective by the SEC and (iii) 75% of the weighted average market price of our common stock during certain measuring periods prior to the date the Third Financing Warrants are exercised.

      FOURTH FINANCING REGISTRATION RIGHTS AGREEMENT

      Pursuant to the registration rights agreement, the Investors may request that we file a new registration statement ("Fourth Financing Initial Registration Statement") covering the Fourth Financing Shares and the shares of common stock underlying the Fourth Financing Notes and Fourth Financing Warrants, up to the maximum amount permitted by the SEC.

      The Investors may make a request for the filing of a Fourth Financing Additional Registration Statement any time on or after the later of (i) five months after the effective date of the most recent registration statement covering shares underlying the Fourth Financing Notes or Fourth Financing Warrants and (ii) 30 days after the date substantially all of the shares covered by the most recent registration statement covering shares underlying the Fourth Financing Notes or Fourth Financing Warrants have been sold. We are required to file each Fourth Financing Additional Registration Statement within 30 days of receiving the Investor request. Our obligation to file Fourth Financing Additional Registration Statements continues until all of the Fourth Financing Stock and the shares of common stock underlying the Fourth Financing Notes and Fourth Financing Warrants have been covered by one or more registration statements declared effective by the SEC or until all of the Fourth Financing Stock and the shares of common stock underlying the Fourth Financing Notes and Fourth Financing Warrants not previously registered may be sold by the Investors without the requirement to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144.

      The Fourth Financing Initial Registration Statement and each Fourth Financing Additional Registration Statement must be declared effective by the SEC within 60 days (or within 90 days if the registration statement is reviewed by the SEC) of their respective filing date or filing deadline, whichever comes first. Subject to certain grace periods, the Fourth Financing Initial Registration Statement and each Fourth Financing Additional Registration Statement must remain effective and available for use until the earlier of the date the Investors can sell all of the securities covered by the registration statement without the requirement to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144 and the date all such securities have been sold pursuant to the registration statement. If we fail to meet the filing or effectiveness requirements of the Fourth Financing Initial Registration Statement or any Fourth Financing Additional Registration Statement, subject to certain grace periods, we are required to pay liquidated damages of $25,000 on the date of such failure and on every 30th day thereafter until such failure is cured. The total penalties payable by us for our failure to meet these filing and effectiveness requirements are capped at $156,250. The registration rights agreement provides for customary indemnification for us and the Investors.

GENERAL TERMS APPLICABLE TO THE FIRST, SECOND, THIRD, AND FOURTH FINANCINGS

      In addition to the terms described above, the following provisions apply equally to the First Financing Notes, Second Financing Notes, Third Financing Notes, and Fourth Financing Notes (collectively, the "Notes") and to the First Financing Warrants, Second Financing Warrants, Third Financing Warrants, and Fourth Financing Warrants (collectively, the "Warrants").

      FUNDAMENTAL TRANSACTIONS

      We may not enter into a transaction involving a change of control unless the successor entity is a public company and it assumes our obligations under the Notes, Warrants and related transaction documents. Upon the occurrence of a permitted transaction involving a change of control:

            o the holders of the Notes have the right, among others, to force the redemption of the Notes at a premium above the then outstanding amount of principal, interest and fees; and

            o the holders of the Warrants have the right, among others, to have the Warrants repurchased for a purchase price equal to the Black-Scholes value of the then unexercised portion of the Warrants.

      PARTICIPATION RIGHTS

      The holders of the Notes are entitled to receive any dividends paid or distributions made to the holders of our common stock on an "as if converted" to common stock basis.

      PURCHASE RIGHTS

      If we issue stock, options, convertible securities, warrants or similar securities to holders of our common stock, the holders of the Notes and Warrants have the right to acquire the same as if they had converted their Notes or exercised their Warrants.

      ANTI-DILUTION PROTECTION

      The conversion price of the Notes is subject to adjustment for stock splits, combinations or similar events. The conversion price of the Notes is also subject to a "full ratchet" anti-dilution adjustment which, in the event that we issue or are deemed to have issued certain securities at a price lower than the then applicable conversion price, immediately reduces the conversion price to equal the price at which we issue or are deemed to have issued common stock.

      The exercise price of the Warrants and the number of shares issuable upon exercise of the Warrants are subject to adjustments for stock splits, combinations or similar events. In addition, the exercise price of the Warrants and the number of shares issuable upon exercise of the Warrants are subject to a "full ratchet" anti-dilution adjustment which, in the event that we issue or are deemed to have issued certain securities at a price lower than the then applicable exercise price, immediately reduces the exercise price of the Warrants to equal the price at which we issue or are deemed to have issued our common stock and increases the number of shares exercisable under the Warrants by a ratio equal to the old exercise price divided by the new reduced exercise price.

      LIMITATIONS ON CONVERSION/EXERCISE

      The Notes and Warrants contain certain limitations on conversion or exercise. For example, they provide that no conversion or exercise may occur if, after giving effect to the conversion or exercise, the holder, together with its affiliates, would beneficially own in excess of 4.99% of our outstanding shares of common stock. This percentage may, however, be raised or lowered to an amount not to exceed 9.99% at the option of the holder upon at least 61-days' prior notice to us. Pursuant to this right, Castlerigg Master Investments Ltd. increased its beneficial ownership limitation to 9.99% with respect to the First Financing Notes and First Financing Warrants effective August 1, 2007.

                              PLAN OF DISTRIBUTION

      We are registering shares of common stock previously issued, shares of common stock issuable upon exercise of warrants, and shares of common stock issuable upon conversion of principal and/or interest of senior secured convertible notes to permit the resale of these shares of common stock by the holders of the shares, warrants and convertible notes from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

      The selling security holders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

o on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

o     in the over-the-counter market;

o in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

o through the writing of options, whether such options are listed on an options exchange or otherwise;

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o     privately negotiated transactions;

o     short sales;

o     sales pursuant to Rule 144;

o broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

o     a combination of any such methods of sale; and

o     any other method permitted pursuant to applicable law.

      If the selling security holders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling security holders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling security holders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling security holders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

      The selling security holders may pledge or grant a security interest in some or all of the convertible notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

      The selling security holders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

      Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

      There can be no assurance that any selling security holder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

      The selling security holders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling security holders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

      We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be approximately $125,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling security holder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling security holders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling security holders will be entitled to contribution. We may be indemnified by the selling security holders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling security holder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.


      ONCE SOLD UNDER THE REGISTRATION STATEMENT, OF WHICH THIS PROSPECTUS
       FORMS A PART, THE SHARES OF COMMON STOCK WILL BE FREELY TRADABLE IN
                 THE HANDS OF PERSONS OTHER THAN OUR AFFILIATES.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

      Our Articles of Incorporation, as amended, authorize the issuance of up to 200,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, no par value per share. As of July 31, 2008, there were 69,811,316 shares of common stock issued and outstanding, no shares of preferred stock issued and outstanding, and no series or rights, powers or preferences of our preferred stock have been established.

COMMON STOCK

      The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by our Board of Directors out of legally available funds. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and our other liabilities, subject to the prior rights of any preferred stock then outstanding. Holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and nonassessable.

PREFERRED STOCK

      The affirmative vote of the holders of a majority of our common stock is required to designate one or more series of preferred stock and to fix the number of shares, designations, preferences, powers, and relative, participating, optional or other special rights and the qualifications or restrictions thereof. Thereafter, our Board of Directors has the authority to issue the preferred stock from time to time without any further action by our stockholders. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and purchase funds and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and powers, including voting rights, of the holders of our common stock, and may have the effect of delaying, deferring or preventing a change in control of our Company. The existence of authorized but unissued preferred stock may enable our Board of Directors to render more difficult or to discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our Board of Directors were to determine that a takeover proposal is not in our best interests, our Board of Directors could cause shares of preferred stock of a series previously approved by our stockholders to be issued without further stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group.

TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for our common stock is First American Stock Transfer. Its telephone number is (602) 485-1346.

                                  LEGAL MATTERS

      The validity of the shares of common stock offered under this prospectus will be passed upon by Moye White LLP, Denver, Colorado.

                                     EXPERTS

         The consolidated financial statements of Raptor Networks Technology, Inc., as of and for the year ended December 31, 2006 (restated), included in this prospectus and in the registration statement of which this prospectus is a part, have been audited by Comiskey & Company, P.C., independent registered public accounting firm, to the extent and for the periods set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report, given on the authority of Comiskey & Company, P.C., as experts in auditing and accounting.

         The consolidated financial statements of Raptor Networks Technology, Inc., as of and for the year ended December 31, 2007, included in this prospectus and in the registration statement of which this prospectus is a part, have been audited by Mendoza Berger & Company, LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report, given on the authority of Mendoza Berger & Company, LLP, as experts in auditing and accounting.

                        CHANGE IN CERTIFYING ACCOUNTANTS

      On July 6, 2007, we notified Comiskey & Company, P.C. ("Comiskey"), the independent registered public accounting firm that was engaged as our principal accountant to audit our consolidated financial statements, that we intended to engage new certifying accountants and thereby were dismissing Comiskey. The reason for the change was to allow us to engage a larger firm with offices in our local area that we believe has greater resources to provide us with the auditing and tax services we require.

      The audit report dated March 17, 2007, except for paragraph 7 of Note 1, which is dated August 14, 2007, of Comiskey on our consolidated financial statements and consolidated financial statement schedules as of and for the years ended December 31, 2006 and 2005 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except that the audit report contained a separate paragraph stating:

         The accompanying financial statements are presented assuming we will continue as a going concern. As more fully described in Note 1 to the financial statements, we have sustained accumulated losses from operations totaling more than $60,700,000 at December 31, 2006. This condition, and the fact that we have had no significant sales of our products to date, raises substantial doubt about our ability to continue as a going concern. Management's plans to address these conditions are also set forth in Note 1 to the financial statements. The accompanying financial statements do not include any adjustments which might be necessary if we are unable to continue.

      During the years ended December 31, 2006 and 2005 and the subsequent interim period through July 6, 2007, there were no disagreements with Comiskey on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which disagreements, if not resolved to Comiskey's satisfaction, would have caused Comiskey to make reference to the subject matter of the disagreement in connection with its report.

      Also on July 6, 2007, we engaged Stonefield Josephson, Inc. ("Stonefield") as our new independent auditors.

      On October 1, 2007, we notified Stonefield Josephson, Inc. ("Stonefield"), the independent registered public accounting firm that was engaged as our principal accountant to audit our consolidated financial statements for the fiscal year ending December 31, 2007, that we intended to engage new certifying accountants and therefore were dismissing Stonefield.

      Our decision to change accountants was approved by our audit committee and board of directors, based on our desire to engage an alternative firm that we believe has similar resources to provide us with the auditing and tax services we require on a basis that we believe is more cost-effective for an entity with our financial profile.

      During the interim period from July 6, 2007 through October 1, 2007, there were no disagreements with Stonefield on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which disagreements, if not resolved to Stonefield's satisfaction, would have caused Stonefield to make reference to the subject matter of the disagreement in connection with the report that we would have requested Stonefield to render in the future on our financial statements for the year ending December 31, 2007.

      Also on October 1, 2007, we engaged Mendoza Berger & Company, L.L.P. ("Mendoza") as our new independent auditors. We have not consulted with Mendoza during the two most recent fiscal years and through October 1, 2007 regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our consolidated financial statements or as to any disagreement or event as described in Item 304 (a) (1) (iv) of Regulation S-B under the Securities Act.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act, and the rules and regulations promulgated under the Securities Act, with respect to the common stock offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. Many of the contracts and documents described in this prospectus are filed as exhibits to the registration statements and you may review the full text of such contracts and documents by referring to such exhibits.

      For further information with respect to us and the common stock offered under this prospectus, reference is made to the registration statement and its exhibits and schedules. The registration statement, including its exhibits and schedules, may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street N.E., Washington, D.C. 20549. Copies of such documents may be obtained from the Securities and Exchange Commission upon the payment of the charges prescribed by the Securities and Exchange Commission. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

      The Securities and Exchange Commission maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's website address is http://www.sec.gov. Our website address is http://www.raptor-networks.com.

      All trademarks or trade names referred to in this prospectus are the property of their respective owners.

                        RAPTOR NETWORKS TECHNOLOGY, INC.

                          INDEX TO FINANCIAL STATEMENTS


Condensed Consolidated Balance Sheets as of June 30, 2008 (unaudited)
    and December 31, 2007 ..................................................   F-2

Condensed Consolidated Statements of Operations for the Three Months and
    Six Months Ended June 30, 2008 (unaudited) and June 30, 2007 (unaudited)   F-3

Condensed Consolidated Stockholders' Equity for the Three Months and
    Six Months Ended June 30, 2008 (unaudited) .............................   F-4

Condensed Consolidated Statement of Cash Flows for the Three Months and Six
    Months Ended June 30, 2008 (unaudited) and June 30, 2007 (unaudited) ...   F-5

Notes to Condensed Consolidated Financial Statements (unaudited) ...........   F-6


Report of Independent Registered Public Accounting Firm ....................   F-24

Report of Independent Registered Public Accounting Firm ....................   F-26

Consolidated Balance Sheets as of December 31, 2007 and December 31, 2006 ..   F-26

Consolidated Statements of Operations for the Fiscal Years Ended
    December 31, 2007 and December 31, 2006 ................................   F-27

Consolidated Statements of Stockholders' Equity (Deficit) for the
    Fiscal Years Ended December 31, 2007 and December 31, 2006 .............   F-28

Consolidated Statements of Cash Flows for the Fiscal Years Ended
    December 31, 2007 and December 31, 2006 ................................   F-29

Notes to Consolidated Financial Statements .................................   F-30




                        RAPTOR NETWORKS TECHNOLOGY, INC.
                           CONSOLIDATED BALANCE SHEETS
                                     ASSETS
                                                                      JUNE 30,        DECEMBER 31,
                                                                       2008               2007
                                                                    ------------      ------------
                                                                     (UNAUDITED)
CURRENT ASSETS
 Cash and cash equivalents                                          $    640,566      $    952,828
 Accounts receivable, net                                                363,549           462,555
 Inventories, net                                                      1,027,051           940,988
 Prepaid interest                                                        312,500                --
 License fees                                                            222,306           226,690
 Other current assets                                                    181,557           232,346
                                                                    ------------      ------------
   Total current assets                                                2,747,529         2,815,407
                                                                    ------------      ------------
PROPERTY AND EQUIPMENT, NET                                              129,771           153,541
 OTHER ASSETS
 Prepaid interest, net of current portion                                234,375                --
 Debt issuance costs                                                      39,483           126,171
 Deposits                                                                 46,696            48,996
                                                                    ------------      ------------
TOTAL ASSETS                                                        $  3,197,854      $  3,144,115
                                                                    ============      ============

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
  Accounts payable                                                  $    212,677      $    184,757
  Accrued interest payable                                               267,585            34,717
  Deferred revenues                                                       32,991            12,980
  Accrued liabilities                                                    715,795           498,761
  Detachable warrant liabilities                                      18,494,486         8,911,086
  Conversion option liabilities                                        7,292,968         4,079,890
  Senior convertible notes payable, net of debt discount of
     $6,335,332 and $6,345,487                                         6,215,890         3,251,947
                                                                    ------------      ------------
   Total current liabilities                                          33,232,392        16,974,138
                                                                    ------------      ------------
STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, no par value; 5,000,000 shares authorized:
   no shares issued and outstanding                                           --                --
Common stock, $.001 par; 200,000,000 shares authorized:
   68,561,316 and 65,042,374 shares issued and outstanding                68,562            65,043
Additional paid-in capital                                            59,332,777        56,303,256
Accumulated deficit                                                  (89,435,877)      (70,198,322)
                                                                    ------------      ------------
   Total stockholders' equity (deficit)                              (30,034,538)      (13,830,023)
                                                                    ------------      ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                $  3,197,854      $  3,144,115
                                                                    ============      ============


    The accompanying notes are an integral part of these consolidated financial statements.

                                      F-2




                                            RAPTOR NETWORKS TECHNOLOGY, INC.
                                               CONSOLIDATED STATEMENTS OF
                                                 OPERATIONS (UNAUDITED)

                                                       FOR THE THREE MONTHS ENDED           FOR THE SIX MONTHS ENDED
                                                       JUNE 30,           JUNE 30,         JUNE 30,           JUNE 30,
                                                        2008               2007              2008               2007
                                                     ------------      ------------      ------------      ------------
REVENUES, NET                                        $    326,660      $    237,857      $    476,146      $    400,628
COST OF SALES                                              73,553           122,727           146,004           168,728
                                                     ------------      ------------      ------------      ------------
GROSS PROFIT                                              253,107           115,130           330,142           231,900
                                                     ------------      ------------      ------------      ------------
OPERATING EXPENSES
  Salary expense and salary related costs                 547,779           481,688         1,169,033         1,234,310
  Marketing expense                                        57,369            63,332            78,810            81,305
  Research and development                                328,536           522,917           682,669           668,408
  Selling, general and administrative                     981,056           758,320         1,508,919         1,641,761
                                                     ------------      ------------      ------------      ------------
    Total operating expenses                            1,914,740         1,826,257         3,439,431         3,625,784
                                                     ============      ============      ============      ============
Loss from operations                                   (1,661,633)       (1,711,127)       (3,109,289)       (3,393,884)
                                                     ------------      ------------      ------------      ------------
OTHER INCOME (EXPENSE)
   Interest income                                          6,309             6,711             9,626            14,246
   Change in fair value of warrants and                 8,269,270        (5,452,070)       (2,253,202)      (24,326,278)
     conversion option liabilities
   Senior convertible note restructuring charges               --                --                --        (2,089,284)
   (Loss) gain on extinguishment of debt               (4,828,957)               --        (4,828,957)       11,571,860
   Cost of financing senior convertible notes          (4,548,846)               --        (4,548,846)      (18,333,208)
   Amortization of discount on convertible debt        (2,193,445)       (1,427,820)       (3,912,931)       (2,731,922)
   Interest expense                                      (337,956)         (224,234)         (593,956)         (437,941)
                                                     ------------      ------------      ------------      ------------
Total other income (expense)                           (3,633,625)       (7,097,413)      (16,128,266)      (36,332,527)
                                                     ------------      ------------      ------------      ------------
Loss before income taxes                               (5,295,258)       (8,808,540)      (19,237,555)      (39,726,411)
Income tax benefit                                             --                --                --                --
                                                     ------------      ------------      ------------      ------------
NET LOSS                                             $ (5,295,258)     $ (8,808,540)     $(19,237,555)     $(39,726,411)
                                                     ============      ============      ============      ============
Basic and diluted net loss per share                 $      (0.08)     $      (0.15)     $      (0.29)     $      (0.70)
                                                     ============      ============      ============      ============
Basic and diluted weighted-average shares
  outstanding                                          68,204,985        58,225,795        66,623,680        56,481,775
                                                     ------------      ------------      ------------      ------------

 The accompanying notes are an integral part of these consolidated financial statements.


                                                          F-3





                                             RAPTOR NETWORKS TECHNOLOGY, INC.
                                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)



                                            Common Stock
                                     ---------------------------
                                       Number of                        Additional       Accumulated    Total Stockholders'
                                        shares          Amount       Paid-In Capital       Deficit        Equity/(Deficit)
                                     ------------     ------------   ---------------    -------------    -----------------
Balance, December 31, 2007             65,042,374     $     65,043     $ 56,303,256     $(70,198,322)     $(13,830,023)
                                     ------------     ------------     ------------     ------------      ------------
Stock based compensation                       --               --          132,131               --           132,131
Net loss for the quarter ended
March 31, 2008                                 --               --               --      (13,942,297)      (13,942,297)
                                     ------------     ------------     ------------     ------------      ------------
Balance, March 31, 2008                65,042,374     $     65,043     $ 56,435,387     $(84,140,619)     $(27,640,189)
                                     ------------     ------------     ------------     ------------      ------------
Common stock issued in private
placement (see note 4)                  3,125,000            3,125        2,528,125               --         2,531,250
Common stock issued upon
conversion of senior convertible
notes                                     393,942              394          324,667               --           325,061

Stock based compensation                       --               --           44,598               --            44,598
Net loss for the quarter ended
June 30, 2008                                  --               --               --       (5,295,258)       (5,295,258)
                                     ------------     ------------     ------------     ------------      ------------
Balance, June 30, 2008                 68,561,316     $     68,562     $ 59,332,777     $(89,435,877)     $(30,034,538)
                                     ============     ============     ============     ============      ============

                The accompanying notes are an integral part of these consolidated financial statements.

                                                           F-4






                                 RAPTOR NETWORKS TECHNOLOGY, INC.
                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                                           (UNAUDITED)

                                                                      For the six months ended
                                                                  June 30, 2008     June 30, 2007
                                                                  ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                        $(19,237,555)     $(39,726,411)
  Adjustments to reconcile net loss to net cash
     used in operating activities:
     Depreciation                                                       28,720           118,251
     Amortization                                                    3,985,827         2,784,534
     Change in fair value of warrants and conversion options         2,252,985        24,326,278
     Loss/(gain) on extinguishment of debt                           4,828,957       (11,571,860)
     Senior convertible note restructuring charges                          --         2,204,909
     Stock-based compensation                                          176,729            85,606
     Warrants issued                                                        --           166,560
     Cost of financing senior convertible note                       4,548,846        18,333,208
     Change in inventory reserve                                      (143,047)           93,361
     Interest expense converted to common stock                             --             6,007
     Changes in operating assets and liabilities:
        Accounts receivable                                             99,006           204,092
        Inventories                                                     56,985          (108,870)
        Prepaid expenses and other current assets                     (496,086)           42,328
        License fees                                                     4,384            54,420
        Deposits                                                         2,300            35,578
        Accounts payable and accrued liabilities                       204,840           163,126
        Accrued interest payable                                       234,786           (84,181)
        Other accrued liabilities                                           --            60,748
        Deferred revenue                                                20,011                18
                                                                  ------------      ------------
Net cash used in operating activities                               (3,432,312)       (2,812,298)
                                                                  ------------      ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment                                    (4,950)          (35,057)
                                                                  ------------      ------------
  Net cash used in investing activities                                 (4,950)          (35,057)
                                                                  ------------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock                                                    --           630,132
Proceeds from issuance of convertible note payable
  and common stock                                                   3,125,000         1,600,000
                                                                  ------------      ------------
Net cash provided by financing activities                            3,125,000         2,230,132
                                                                  ------------      ------------
Net decrease in cash                                                  (312,262)         (617,223)
CASH AT BEGINNING OF YEAR                                              952,828           821,388
                                                                  ------------      ------------
CASH AT END OF YEAR                                               $    640,566      $    204,165
                                                                  ============      ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest                                          $    208,366      $     84,181
                                                                  ============      ============
  Cash paid for income taxes                                      $      1,600      $         --
                                                                  ============      ============

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING
  AND INVESTING ACTIVITIES:


Conversion of debt to equity                                      $    172,930      $  2,171,249
                                                                  ------------      ------------
Common stock recorded as debt discount                            $  2,531,250      $         --
                                                                  ============      ============
Reduction of the conversion option liability upon conversion      $    151,931      $         --
                                                                  ============      ============
Debt issuance cost for accounts payable                           $     40,113      $         --
                                                                  ============      ============
Fair market value change of the beneficial conversion feature     $         --      $  2,471,795
                                                                  ============      ============
Warrants issued for debt issuance cost                            $         --      $     78,929
                                                                  ------------      ------------

     The accompanying notes are an integral part of these consolidated financial statements.


                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2008

1.       GENERAL

BASIS OF PRESENTATION
---------------------

The accompanying consolidated financial statements have been prepared by Raptor Networks Technology, Inc. (the "Company") without audit (unless otherwise indicated) pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted as allowed by such rules and regulations, and management believes that the disclosures are adequate to make the information presented not misleading. These financial statements include all of the adjustments which, in the opinion of management, are necessary to a fair presentation of financial position and results of operations. All such adjustments are of a normal and recurring nature. The December 31, 2007 condensed consolidated balance sheet was derived from audited financial statements as of December 31, 2007. These financial statements should be read in conjunction with the audited financial statements at December 31, 2007 included in the Company's most recent annual report on Form 10-KSB. Results of operations for the three and six months ended June 30, 2008 are not necessarily indicative of the results of operations expected for the full year or for any other period.

GOING CONCERN
-------------

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The company has incurred a net loss of $5,295,258 and $19,237,555 for the three and six months ended June 30, 2008, respectively. The Company used $3,432,312 cash in operations for the six months ended June 30, 2008. Additionally, the Company also has an accumulated deficit of $89,435,877 and a working capital deficit of $30,484,863 as of June 30, 2008, of which $25,787,454 relates to the fair value of derivative financial instruments.

The above factors, among others, raise substantial doubts about the Company's ability to continue as a going concern. If the Company's financial resources are insufficient, the Company may require additional financing in order to execute its operating plan and continue as a going concern. The Company cannot predict whether this additional financing will be in the form of equity, debt, or another form. The Company may not be able to obtain the necessary additional capital on a timely basis, on acceptable terms, or at all. In any of these events, the Company may be unable to implement its current plans for expansion, repay its debt obligations as they become due or respond to competitive pressures, any of which circumstances would have a material adverse effect on its business, prospects, financial condition and results of operations. The financial statements do not include any adjustments relating to the recoverability and reclassification of recorded asset amounts or amounts and reclassification of liabilities that might be necessary, should the Company be unable to continue as a going concern.

Should financing sources fail to materialize, management would seek alternate funding sources such as the sale of common and/or preferred stock, the issuance of debt, or other means. The Company plans to attempt to address its working capital deficiency by increasing its sales, maintaining strict expense controls and seeking strategic alliances.

In the event that these financing sources do not materialize, or the Company is unsuccessful in increasing its revenues and profits, the Company will be forced to further reduce its costs, may be unable to repay its debt obligations as they become due, or respond to competitive pressures, any of which circumstances would have a material adverse effect on its business, prospects, financial condition and results of operations. Additionally, if these funding sources or increased revenues and profits do not materialize, and the Company is unable to secure additional financing, the Company could be forced to reduce or curtail its business operations unless it is able to engage in a merger or other corporate finance transaction with a better capitalized entity.

For additional information about our ability to continue as a going concern, see "Management's Discussion and Analysis" on page 1 of this 10-Q.

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2008



RECLASSIFICATIONS
-----------------

Certain amounts in the prior year have been reclassified to conform to the current year presentation. These reclassifications had no impact on the Company's consolidated results of operations, financial position or cash flows.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
------------------------------------------

For a complete discussion of the Company's significant accounting policies, please refer to the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 2007.

EXTINGUISHMENT OF DEBT
----------------------

The Company accounts for modifications of the terms of its convertible debt pursuant to Emerging Issues Task Force ("EITF") Issue No. 96-19, "Debtor's Accounting for a Modification or Exchange of Debt Instruments" and EITF Issue No. 06-6, "Debtor's Accounting for a Modification (or Exchange) of Convertible Debt Instruments." A modification of debt is considered substantial if any of the following criteria are met:

         1. The present value of the cash flows under the terms of the new debt instrument is at least 10% different from the present value of the remaining cash flows under the terms of the original instrument;

         2. The fair value of the embedded conversion option immediately before and after the modification is at least 10% of the carrying amount of the original debt instrument immediately prior to the modification; or

         3. The modification adds a substantive conversion option or eliminates a conversion option that was substantive at the date of the modification.

Modifications of debt that are considered substantial are accounted for as an extinguishment of debt whereby the new debt instrument is initially recorded at fair value. The change in the fair value plus any fees paid or received associated with the old debt instrument are recorded as gain or loss on the extinguishment debt and are included in other income (expense) in the statements of operations. If the modification is not substantial, a new effective rate is calculated and any fees paid or received associated with the old debt are amortized as an adjustment of interest expense over the remaining term of the debt.

RECENT ACCOUNTING PRONOUNCEMENTS
--------------------------------

In September 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") Statement No. 157, "Fair Value Measurements" ("FAS 157"). FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of FAS 157 were adopted January 1, 2008. In February 2008, the FASB staff issued FASB Staff Position (FSP") No. 157-2 "Effective Date of FASB Statement No. 157" ("FSP FAS 157-2"). FSP FAS 157-2 delayed the effective date of FAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The provisions of FSP FAS 157-2 are effective for the Company's fiscal year beginning January 1, 2009. The Company has not yet determined the impact the adoption of FSP FAS 157-2 will have on its results or operations, financial position or cash flows.

FAS 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under FAS 157 are described below:

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2008



         Level 1 Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

         Level 2 Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;

         Level 3 Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The following table sets forth the Company's financial assets and liabilities measured at fair value by level within the fair value hierarchy. As required by FAS 157, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

                                                      FAIR VALUE AT JUNE 30, 2008
                                       -------------------------------------------------------
                                          TOTAL          LEVEL 1       LEVEL 2       LEVEL 3
                                       -----------    ------------    ---------    -----------
     Assets:
          Cash equivalents             $    10,028    $     10,028    $      --    $        --
                                       -----------    ------------    ---------    -----------
                                       $    10,028    $     10,028    $      --    $        --
                                       ===========    ============    =========    ===========

     Liabilities:
       Detachable warrant liability    $18,494,486    $         --    $      --    $18,494,486
       Conversion option liability     $ 7,292,968    $         --    $      --    $ 7,292,968
                                       ===========    ============    =========    ===========

                                       $25,787,454    $         --    $      --    $25,787,454
                                       ===========    ============    =========    ===========

The Company's cash instrument is classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices. The cash instruments that are valued based on quoted market prices in active markets are primarily money market securities and U.S. Treasury securities.

The Company's detachable warrant and conversion option liabilities are valued using pricing models and the Company generally uses similar models to value similar instruments. Where possible, the Company verifies the values produced by its pricing models to market prices. Valuation models require a variety of inputs, including contractual terms, market prices, yield curves, credit spreads, measures of volatility and correlations of such inputs. These financial liabilities do not trade in liquid markets, and as such, model inputs cannot generally be verified and do involve significant management judgment. Such instruments are typically classified within Level 3 of the fair value hierarchy.

The table below sets forth a summary of changes in the fair value of the Company's Level 3 financial liabilities (detachable warrants and conversion option liabilities) for the three and six months ended June 30, 2008.



                                                           Three Months Ended   Six Months Ended
                                                              June 30, 2008     June 30, 2008
                                                              ------------      ------------

     Balance at beginning of period                           $(23,513,231)     $(12,990,976)
     Change in fair value of warrants and convertible debt      (2,274,223)      (12,796,478)
                                                              ------------      ------------

     Balance at end of period                                 $(25,787,454)     $(25,787,454)
                                                              ============      ============



The total amount of the change in fair value for the period was included in net loss as a result of changes in the Company's stock price from December 31, 2007.

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2008



In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("FAS 159"). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with the objective of improving financial reporting by mitigating volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The provisions of FAS 159 were adopted January 1, 2008. The Company did not elect the fair value option for any of its financial assets or liabilities, and therefore, the adoption of FAS 159 had no impact on the Company's consolidated financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161 ("FAS 161"), DISCLOSURES ABOUT DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, AN AMENDMENT OF FASB STATEMENT NO. 133. FAS 161 establishes disclosure requirements for derivative instruments and hedging activities and amends and expands the disclosure requirements of SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. This statement requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and of gains and losses on derivative instruments and disclosures about credit-risk related contingent features in derivative agreements. FAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. Disclosures for earlier periods presented for comparative purposes at initial adoption are encouraged, but not required. In the years after initial adoption, comparative disclosures are required only for periods subsequent to initial adoption. The Company has not yet determined the impact the adoption of FAS 161 will have on its consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162 ("FAS 162"), THE HIERARCHY OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. FAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements that are presented in accordance with accounting principles generally accepted in the United States of America. FAS 162 is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board's amendments to AU Section 411, THE MEANING OF PRESENT FAIRLY IN CONFORMITY WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. The adoption of FAS 162 is not expected to have a material impact on the Company's consolidated financial statements.

2.       INVENTORIES

Inventories consist of the following as of:


                                  June 30, 3008   December 31, 2007
                                  -------------   -----------------

     Raw materials                 $   608,196     $   628,386
     Work-in-process                        --          59,522
     Finished goods                    480,565         457,838
                                   -----------     -----------

                                     1,088,761       1,145,746
     Allowance for obsolescence        (61,710)       (204,758)
                                   -----------     -----------

     Inventories, net              $ 1,027,051     $   940,988
                                   ===========     ===========


3.       STOCK-BASED COMPENSATION

2005 STOCK PLAN

The Company has one stock-based compensation plan, the 2005 Stock Plan (the "2005 Plan"). Under the 2005 Plan, 3,000,000 shares of stock were reserved for issuance to eligible employees, non-employee directors and certain consultants. In May 2007, the Company filed a registration statement on Form S-8 with the SEC to cover the issuance of up to 3,000,000 shares of common stock underlying options and stock purchase rights authorized for issuance under the 2005 Plan. The 2005 Plan is administered by the board of directors or committee of the board of directors, who have sole discretion to set vesting, expiration and

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2008



other terms of awards under the 2005 Plan. As of June 30, 2008, the 2005 Plan had a total of 1,335,500 options outstanding and 1,664,500 shares available for future grants.

NON-PLAN OPTIONS

Prior to approval of the 2005 Plan, the Company granted stock options out-of-plan. These non-plan options provided for the periodic issuance of stock options to employees and non-employee members of the board of directors. The vesting period for the non-plan stock options was over a three-year term, commencing on the first anniversary of the date of grant. The maximum contractual term of stock options granted under these out-of-plan options was eight years. As of June 30, 2008, there were 1,145,000 non-plan options outstanding.

The Company accounts for stock-based compensation using the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), "Shared Based Payment" ("SFAS No. 123(R)") using the Black-Scholes Option pricing model. Under SFAS No. 123(R), all stock-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period.

The following table sets forth the weighted-average key assumptions used to determine the fair value of stock options granted during the six months ended June 30:
                                       2008               2007
                                       ----               ----

     Dividend Yield                   0.00%              0.00%
     Risk-Free Interest Rate          3.25%              4.56%
     Expected Life                  5.00 years         3.22 years
     Expected Volatility             109.11%            115.71%


For the three and six months ended June 30, 2008, the Company recognized $44,598 and $176,729, respectively, of stock-based compensation costs as a result of the issuance of options to employees. These costs were calculated in accordance with SFAS No. 123(R) and are reflected in operating expenses.

Stock option activity was as follows for the six months ended June 30:

                                                                                   Weighted-Average
                                                                                  Remaining Contract        Aggregate
                                                             Weighted-Average            Term               Intrinsic
                                        Number of Options     Exercise Price            (Years)               Value
                                        ------------------   -----------------   ----------------------   ---------------

Outstanding, December 31, 2007                  1,801,000    $           1.01
Granted                                           907,000    $           0.67
Forfeited / Expired                             ( 227,500)   $           1.02
Exercised                                              --    $             --
                                        ------------------   ----------------

Outstanding, June 30, 2008                      2,480,500    $           0.89            5.74             $       25,410
                                        ==================   ================                             ===============
Exercisable, June 30, 2008                      1,342,167    $           1.00            7.49             $           --
                                        ==================   ================                             ===============

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2008



A summary of the status of the Company's unvested shares as of June 30, 2008 is presented below:

                                          Number of         Weighted-Average
                                            Shares        Grant-Date Fair Value
                                          ----------      ---------------------

     Non-vested at January 1, 2008           619,167          $     --
     Granted                                 907,000              0.53
     Vested                                 (160,334)             0.53
     Non-vested shares forfeited            (196,667)             0.69
                                          ----------          --------

     Non-vested at June 30, 2008           1,138,333          $   0.56
                                          ==========          =========


As of June 30, 2008, total unrecognized stock-based compensation cost related to unvested stock options was $411,647, which is expected to be recognized over a weighted-average period of approximately 2.37 years.

4.       SECURITIES PURCHASE AGREEMENTS

The Company entered into three separate securities purchase agreements (the "2006 SPA," the "2007 SPA" and the "2008 SPA," collectively the "SPAs") with three institutional investors in connection with private placement transactions that provided for, among other things, the issuance of senior convertible notes (the "2006 Notes," the "2007 Notes" and the "2008 Notes," collectively the "Notes"), warrants to purchase shares of common stock (the "2006 Warrants," the "2007 Warrants" and "the 2008 Warrants," collectively the "Warrants") and the issuance of common stock (the "2008 Stock"). Following is a summary of the securities issued pursuant to the terms of the SPAs.

                                                                                  Number of
                                                Principal         Series of        Warrants          Shares of
                              Date of           Amount of         Warrants       Issued to the     Common Stock
           Transaction       Financing            Notes            Issued         Investors           Issued
           -----------    ----------------  ----------------     ----------     -------------     --------------
            2006 SPA      July 30, 2006(1)  $      8,804,909     L and M           39,797,031                 --
            2007 SPA       July 31, 2007           3,500,000     N, O and P         6,047,886                 --
            2008 SPA       April 1, 2008           3,125,000         Q              6,250,000          3,125,000
                                            ----------------                  ---------------     --------------
                                            $     15,429,909                       35,052,049          3,125,000
                                            ================                  ===============     ==============

           (1) The information presented reflects the January 22, 2007 amendment

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2008



The Company allocated the proceeds of the 2008 Notes to the individual financial instruments included in the transaction based on their relative estimated fair values as follows:

          Total proceeds                                    $ 3,125,000
                                                            -----------
          Debt discount:
               Common stock                                   2,531,250
               Warrants                                       2,993,750
               Conversion feature                             1,002,813
                                                            -----------
                                                              6,527,813
               Allocation to debt discount                   (3,125,000)
                                                            -----------
          Cost of financing senior convertible notes        $ 3,402,813
                                                            ===========

The fair value of the common stock was based on the closing market price of the Company's common stock on the date of the transaction. The fair values of the warrants and conversion options were based on the Black-Scholes Option pricing model. All of the SPAs require the Company to maintain authorized shares of at least 130% of the sum of the maximum number of common shares issuable upon conversion of the Notes and upon exercise of the Warrants.

All of the SPAs contain registration rights agreements which require the Company to file registration statements with the SEC for the resale of the shares of common stock underlying all of the Notes, Warrants, amd common stock issued. The Company is required to maintain the effectiveness of the registration statements through the latest date at which the Notes can be converted or the Warrants can be exercised. Notwithstanding other remedies available under the SPAs, the Company will be required to pay liquidated damages equal to 2% of the principal amount of the Notes on the date of failure and 2% of the principal amount of the Notes every 30th day thereafter (or for a pro rated period if less than 30 days) for failure to timely file the registration statements or have them declared effective by the SEC and failure to maintain the effectiveness of the registration statements, subject to certain grace periods. Any liquidated damages not paid timely will accrue interest at the rate of 2% per month. The total registration penalties under the 2006, 2007 and 2008 SPAs are capped at 12.5% of the principal amount of the respective Notes, or $1,100,614, $437,500 and $390,625 for the 2006, 2007 and 2008 Notes, respectively.

The Company accounts for its registration rights agreements pursuant to FPS EITF Issue No. 00-19-2, which requires the Company to assess its potential liability with respect to registration rights agreements according to FAS 5. Registration statements for the 2006 and 2007 SPAs have been declared effective by the SEC. On May 29, 2008, the investors agreed to delay payments in connection with the registration rights agreement contained in the 2008 SPA and the registration of the shares underlying the L-1 and L-2 warrants, which are to be registered pursuant to the terms of the 2008 registration statement. The extended deadline is the earlier to occur of the date that is 30 days following the Company's receipt of guidance from the SEC with respect to the Company's ability to avail itself of a registration statement consistent with the SEC's interpretation of Rule 15 or August 31, 2008. The Company believes the likelihood of failing to maintain the effectiveness of the registration statements is remote. Accordingly, no liability related to the registration rights agreements has been recorded in the accompanying consolidated financial statements.

Significant events of default under the SPAs include:

         o The failure of any registration statement to be declared effective by the SEC within 60 days after the date required by the applicable registration rights agreement or the lapse or unavailability of such registration statement for more than 10 consecutive days or more than an aggregate of 30 days in any 365-day period (other than certain allowable grace periods).


         o The failure to issue unlegended certificates within 3 trading days after the Company receives documents necessary for the removal of the legend.

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2008



In January 2007, the Company amended the 2006 SPA (the "2006 Amended SPA"). The amendments included, but were not limited to, a waiver of all fees, penalties and defaults as of January 19, 2007 which related to registration statement filing failures and/or effectiveness failures, as described in the 2006 SPA, an increase in the principal amount of the 2006 Notes from an aggregate of $5 million to an aggregate of $7.2 million, issuance of an additional 5,688,540 of 2006 Warrants which increased the aggregate number of shares of common stock issuable upon exercise of the Series L-1 Warrants from an aggregate of 17,065,623 shares to an aggregate of 22,754,163 shares, and a reduction in the exercise price of the Series L-1 Warrants and the Series M-1 Warrants from $0.5054 per share to $0.43948 per share. The Company did not receive any additional cash consideration for these amendments.

Additionally, pursuant to the terms of the 2006 Amended SPA, the Company entered into a Securities Purchase Agreement with one of the existing institutional investors in a private placement transaction providing for, among other things, the issuance of senior convertible notes (the "2006 Amended Notes) in the principal amount of $1.6 million, Series L-2 Warrants to purchase up to 7,281,332 shares of common stock and Series M-2 Warrants to purchase up to 2,366,433 shares of common stock. The Series L-2 Warrants were immediately exercisable. The Series M-2 warrants were to become exercisable only upon a mandatory conversion of the 2006 Notes, as defined in the 2006 Notes. Both the Series L-2 Warrants and Series M-2 Warrants have an exercise price of $0.43948 per share and expire on July 31, 2011.

The 2008 SPA amended the 2007 Notes and the 2007 Warrants. Pursuant to the 2008 SPA, the conversion price of the 2007 Notes and the exercise price of the 2007 Warrants were reduced from $1.20 to $0.50. The 2008 SPA had no effect on the 2006 Notes.

Since the modifications of the 2006 Notes and the 2007 Notes resulted in terms that, pursuant to EITF Issue No. 96-19, "Debtor's Accounting for a Modification or Exchange of Debt Instruments" and EITF Issue No. 06-6, "Debtor's Accounting for a Modification (or Exchange) of Convertible Debt Instruments," were substantially different from the terms of the previous 2006 Notes, the modification was recorded as an extinguishment of debt. After eliminating all liabilities related to the 2006 and 2007 SPAs, a gain on the extinguishment debt of $11,571,860 was recorded in the consolidated statements of operations for the three and six months ended June 30, 2007 and a loss on the extinguishment of debt of $4,828,957 was recorded in the consolidated statements of operations for the three and six months ended June 30, 2008.

The 2008 SPA also amended the terms of the Series M-1 and M-2 warrants to eliminate the contingency provisions and therefore, the Series M-1 and Series M-2 warrants became immediately exercisable upon the effective date of the 2008 SPA. Pursuant to EITF Issue No. 96-19, the modifications to these warrants were not considered substantial and the Company did not record any gain or loss related to the amendments. However, the Company recorded the portion of expense related to the warrants that became immediately exercisable of $1,146,033 for the three and six months ended June 30, 2008.

The conversion price of the Notes and the exercise price of the Warrants are subject to customary anti-dilution provisions for stock splits and the like, and are also subject to full-ratchet anti-dilution protection such that if the Company issues or is deemed to have issued certain securities at a price lower than the then applicable conversion or exercise price, then the conversion or exercise price will immediately be reduced to such lower price.

The Notes and the Warrants contain certain limitations on conversion or exercise, including that a holder of those securities cannot convert or exercise those securities to the extent that upon such conversion or exercise, that holder, together with the holder's affiliates, would own in excess of 4.99% of the Company's outstanding shares of common stock (subject to an increase or decrease, upon at least 61-days' notice, by the investor to the Company, of up to 9.99%).

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2008



NOTES
-----

Information relating to the Notes is as follows:



                               Interest             Initial Fixed  Current Fixed   Note Balance    Discount as      Value as of
                Principal        Rate     Maturity    Conversion    Conversion     as of June 30,   of June 30,       June 30,
  Transaction     Amount      (4), (5)      Date        Price         Price            2008            2008             2008
  -----------  ------------   --------    --------  -------------  -------------   --------------  ------------     ------------


2006 Notes(1)  $  8,804,909    9.25% (3)  7/31/2008     $ 0.44       $ 0.44       $  5,926,222    $   (475,957)      $ 5,450,265
2007 Notes(2)     3,500,000    9.25%      8/1/2010      $ 1.20       $ 0.50          3,500,000      (3,125,000)          375,000
2008 Notes(6)     3,125,000    10.00%     3/31/2010     $ 1.00       $ 1.00          3,125,000      (2,734,375)          390,625
               ------------                                                       ------------    ------------       -----------
               $ 15,429,909                                                       $ 12,551,222    $ (6,335,332)      $ 6,215,890
               ============                                                      =============   =============      ============

(1)      All information presented reflects amendments made in January 2007.

(2) Fixed conversion price reflects the effect of anti-dilution provision as a result of the April 2008 SPA.

(3) The interest rate may be reduced to 7.00% at the beginning of each quarter if certain conditions are met. No such conditions have been met to date.

(4) The interest rates increase to 15.00% upon the occurrence of an event of default.

(5)      Interest is calculated on the basis of a 360 day year.

(6) All interest due under the 2008 Notes was deducted from the proceeds. $312,500 is included in current assets and $234,375 is included in non-current assets in the accompanying consolidated balance sheet as of June 30, 2008. Interest expense was $78,125 for the three and six months ended June 30, 2008.


The Company may elect to make monthly installment payments in cash or in shares of the Company's common stock.

The maturity date of the Notes may be extended at the option of the investors so long as there is not an event of default. The investor in $5,922,946 of the 2006 Notes has deferred the required monthly payments and/or conversions beginning with the payment due in June 2007 for a period of 2 years such that the next payment will be due in June 2009. The investors in $2,881,963 of the 2006 Notes have deferred the required monthly payment and/or conversions beginning with the July 2007 payment such that the next payment was due in October 2008.

Despite the maturity dates and past deferrals of required payments and/or conversions, the Notes are classified as current liabilities in the accompanying consolidated balance sheets because the investors have the right to accelerate conversion of the Notes up to an amount equal to 20% of the aggregate dollar trading volume of the Company's common stock over the prior 20 trading day period. In addition, the Company has the right to call a forced conversion under certain conditions.

The 2006 and 2007 Notes are convertible into shares of common stock at the option of the holder at the lower of the fixed conversion price or the optional conversion price, defined as 90% of the arithmetic average of the weighted-average price of the common stock for the 5 consecutive trading days immediately preceding the conversion date. However, if the weighted average price for the 20 trading days preceding the date of conversion exceeds $1.00, the conversion price is computed as 92.5% of the weighted average price of the common stock for the 5 consecutive trading days immediately preceding the conversion date. However, the Company may, at its option, redeem in cash, up to an amount equal to 20% of the aggregate dollar trading volume of the Company's common stock over the prior 20-trading day period on the 2007 Notes.

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2008



Subject to certain conditions, the Company may require the investors to convert up to 50%, of the 2006 Notes after the SEC has declared effective the initial registration statement at any time when the shares of the Company's common stock are trading at or above 150% of the initial conversion price or convert up to 100%, of the notes after the SEC has declared effective the initial registration statement at any time when the shares of the Company's common stock are trading at or above 175% of the initial conversion price. The 2006 Notes contain certain limitations on optional and mandatory conversion.

The entire outstanding principal balance of the 2007 Notes and any outstanding fees or interest shall be due and payable in full on the maturity date. Interest is payable quarterly, beginning October 1, 2007. Under certain conditions, the Company may require investors to convert up to either 50% or 100% of the outstanding balances of the 2007 Notes at any time the Company shares are trading at or above $1.80 or $2.11, respectively

The 2008 Notes are convertible into shares of common stock at the lower of the fixed conversion price or the optional conversion price, defined as 85% of the arithmetic average of the weighted-average price of the common stock for the 5 consecutive trading days immediately preceding the conversion date. However, following the disclosure of an SEC event, as defined in the 2008 Notes, the conversion price will be computed using the lowest of (i) 50% of arithmetic average of the weighted average price for the 30 trading days preceding the date of conversion; (ii) 50% of the closing price of the common stock on the trading day preceding the date of conversion; or (iii) 50% of the closing price of the common stock on the date preceding the SEC event.

The 2008 Notes are secured by a first priority perfected security interest in all of the Company's assets and the common stock of the Company's subsidiary. Additionally, the Notes are guaranteed by the Company's subsidiary.

Significant events of default under the Notes include:

         o The failure of any registration statement to be declared effective by the SEC within 60 days after the date required by the applicable registration rights agreement or the lapse or unavailability of such registration statement for more than 10 consecutive days or more than an aggregate of 30 days in any 365-day period (other than certain allowable grace periods).

         o The suspension from trading or failure of the common stock to be listed for trading on the OTC Bulletin Board or another eligible market for more than 5 consecutive trading days or more than an aggregate of 10 trading days in any 365-day period.

         o The failure to issue shares upon conversion of the Notes or for more than 10 business days after the relevant conversion date or a notice of the Company's intention not to comply with a request for conversion.

         o The Company's failure to pay any amount of principal, interest, late charges or other amounts when due.

If there is an event of default, then the investors have the right to redeem all or any portion of the Notes, at the greater of (i) up to 125% of the sum of the outstanding principal, interest and late fees, depending on the nature of the default, and (ii) the product of (a) the greater of (1) the closing sale price for the Company's common stock on the date immediately preceding the event of default, (2) the closing sale price for the Company's common stock on the date immediately after the event of default and (3) the closing sale price for the Company's common stock on the date an investor delivers its redemption notice for such event of default, multiplied by (b) 130% of the number of shares into which the notes (including all principal, interest and late fees) may be converted.

In the event of a default or upon the occurrence of certain fundamental transactions as defined in the 2007 Notes, the investors will have the right to require the Company to redeem the 2007 Notes at a premium. In addition, at any

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2008



time on or after August 1, 2010, the investors may accelerate the partial payment of the 2007 Notes by requiring that the Company convert at the lower of the then conversion price or a 7.5% or 10.0% discount to the recent volume weighted average price of the Company's common stock, or at the option of the Company, redeem in cash, up to an amount equal to 20% of the aggregate dollar trading volume of the Company's common stock over the prior 20-trading day period.

During the three and six months ended June 30, 2007, $171,212 of principal on the 2006 Notes and $1,918 of accrued interest on the 2006 Notes were converted into 393,942 shares of common stock.

WARRANTS

In connection with the SPAs, the Company issued detachable warrants as follows:


                Initial                                     Initial Fair                      Warrants        Fair Value of
               Number of    Initial  Current                  Value of     Additional       Outstanding         Warrant
Series of       Warrants   Exercise  Exercise                 Warrant      Warrant          at June 30,      Liability as of
Warrants         Issued      Price     Price     Term(4)     Liability     Grants(6)           2008           June 30, 2008
--------       ----------    -----     -----     -------    -----------   ----------        ----------        ------------
L-1(1)         22,754,163    $0.505    $0.439    7 years    $12,332,756          --         22,754,163        $ 7,248,879
L-2(1)          7,281,332    $0.505    $0.439    7 years      3,946,482          --          7,281,332          2,319,832
M-1(1),(3)      7,395,103    $0.505    $0.439    7 years      4,008,146          --          7,395,103          2,356,080
M-2(1)          2,366,433    $0.505    $0.439    7 years      1,282,607          --          2,366,433            753,945
N(2)            2,909,636    $1.203    $0.500    7 years      2,297,449   4,090,364          7,000,000          2,454,900
O(2),(5)        1,891,263    $1.203    $0.500    7 years      1,493,341   2,658,737          4,550,000                N/A
P(2)            1,246,987    $1.203    $0.500    3 years        984,621   1,753,013          3,000,000          1,052,100
Q               6,250,000    $1.000    $1.000    7 years      2,993,750          --          6,250,000          2,308,750
               ----------                                   -----------   ---------         ----------         -----------
               52,094,917                                   $29,339,152   8,502,114         60,597,031         $18,494,486
               ==========                                   ===========   =========         ==========         ===========

(1)      All information presented reflects amendments made in January 2007.

(2) Current exercise price reflects the effect of anti-dilution provision as a result of the April 2008 SPA.

(3) The 2008 SPA modified the warrants to eliminate the contingency provision.

(4)      The term begins as of the effective date of the registration statement.

(5) The fair value of the O warrants has not yet been recorded since the contingency provisions have not been met.

(6) Additional warrants were granted in April 2008 due to the anti-dilution provisions in the 2007 SPA.

The holders' right to exercise the 9,761,536 Series M warrants was contingent on a mandatory conversion of the 2006 Notes at the option of the Company. A mandatory conversion for a portion of the 2006 Notes took place on July 30, 2007 entitling investors to exercise up to 7,646,361 M warrant shares. The 2008 SPA contained a provision which removed the contingency on the remaining M warrants such that they are immediately exercisable. The Company recognized $1,146,063 of expense related to the M warrants for the three and six months ended June 30, 2008. The value of these M warrants were measured at fair value on January 18, 2007 using the Black-Scholes option pricing model.

Since conversion of the Series O warrants is contingent on a mandatory conversion of the 2007 Notes, the total charge was measured as of the date of issuance of the Series O warrants. In accordance with EITF Issue No. 98-5, this charge will not be recognized until the mandatory conversion "contingency" has been satisfied. The fair value of the Series O warrants at inception was $1,493,341.

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2008



The fair value of the conversion options and the detachable warrant liabilities were calculated using the Black-Scholes Option Pricing Model with the following assumptions for the six months ended:


                                                 For the Six Months Ended
                                  -------------------------------------------------------------
                                                    June 30, 2008                 June 30, 2007
                                 -----------------------------------------        ------------
                                  2006 Notes    2007 Notes      2008 Notes        2006 Notes
                                  ----------    ----------      ----------        -----------
     Stock price                  $    0.70       $    0.70     $    0.70         $     1.38
     Exercise price               $    0.44       $    0.50     $    1.00         $     0.44
     Expected life (in years)          0.75            1.50          1.26               1.08
     Volatility                       78.38%          82.14%        80.86%            120.20%
     Risk-free rate of return          2.27%           2.50%         2.43%              4.91%
     Expected dividend yield           0.00%           0.00%         0.00%              0.00%

                                                 For the Six Months Ended
                                 ------------------------------------------------------------
                                                    June 30, 2008                 June 30, 2007
                                 --------------------------------------------     -------------
                                 2006 Warrants  2007 Warrants   2008 Warrants     2006 Warrants
                                 -------------  -------------   -------------     -------------
     Stock price                  $    0.70       $    0.70     $    0.70         $     1.38
     Exercise price               $    0.44       $    0.50     $    1.00         $     0.44
     Expected life (in years)          0.75            1.50          2.76               1.08
     Volatility                       78.38%          82.14%        98.41%             120.20%
     Risk-free rate of return          2.27%           2.50%         2.84%              4.91%
     Expected dividend yield           0.00%           0.00%         0.00%              0.00%


                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2008



Activity in the 2006 Notes and 2006 Warrants was as follows:

                                                                                       Conversion        Detachable
                                                     Principal        Discount on        Option            Warrant
                                                      Balance        Notes Payable      Liability         Liability
                                                   ------------      ------------      ------------      ------------
  Balance at July 31, 2006 (inception)             $  5,000,000      $ (5,000,000)     $  3,068,783      $  4,431,011
  Amortization of debt discount                              --         1,041,666                --                --
  Change in fair value of conversion
     option and detachable warrant liability                 --                --         3,737,837         5,342,956
                                                   ------------      ------------      ------------      ------------
  BALANCE, DECEMBER 31, 2006                          5,000,000        (3,958,334)        6,806,620         9,773,967
  Amortization of debt discount                              --           114,247                --                --
  Change in fair value of conversion
     option and detachable warrant liability                 --                --          (640,241)         (524,400)
                                                   ------------      ------------      ------------      ------------
  Balance, January 18, 2007 (date of
     modification)                                    5,000,000         (3,844,087)        6,166,379         9,249,567
  Gain on extinguishment of debt                             --         3,844,087        (6,166,379)       (9,249,567)
  Fair value of amended notes, conversion
     option liability and detachable warrant
     liability                                        3,804,909        (8,804,909)       10,858,880        16,279,237
  Recognize liability due to contingency
     provisions being met                                    --                --                --         4,144,328
  Conversion of notes to common stock                (2,707,475)               --        (6,079,443)               --
  Amortization of debt discount                              --         5,473,312                --                --
  Change in fair value of conversion
     option and detachable warrant liability                 --                --          (849,975)      (11,727,375)
                                                   ------------      ------------      ------------      ------------
  BALANCE, DECEMBER 31, 2007                          6,097,434        (3,331,597)        3,929,462         8,696,190
  Amortization of debt discount                              --         1,427,820                --                --
  Change in fair value of conversion
     option and detachable warrant liability                 --                --         2,133,138         7,785,659
                                                   ------------      ------------      ------------      ------------
  Balance, March 31, 2008                             6,097,434        (1,903,777)        6,062,600        16,481,849
  Amortization of debt discount                              --         1,427,820                --                --
  Reduction of liabilities upon conversio              (171,212)               --          (151,932)               --
  Recognition upon satisfaction of contingency
      related to M-1 and M-2 warrants                        --                --                --         1,146,033
  Change in fair value of conversion
     option and detachable warrant liability                 --                --        (1,618,226)       (4,949,146)
                                                   ------------      ------------      ------------      ------------
  BALANCE, JUNE 30, 2008                           $  5,926,222      $   (475,957)     $  4,292,442      $ 12,678,736
                                                   ============      ============      ============      ============

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2008



Activity in the 2007 Notes and 2007 Warrants is as follows:

                                                                                      Conversion      Detachable
                                                     Principal      Discount on         Option          Warrant
                                                      Balance        Notes Payable     Liability       Liability
                                                     -----------     -----------      -----------      -----------
  Balance at July 31, 2007 (inception)               $ 3,500,000     $(3,500,000)     $ 2,297,449      $ 3,282,069
  Amortization of debt discount                               --         486,110               --               --
  Change in fair value of conversion
     option and detachable warrant liabilities                --              --       (2,147,021)      (3,067,173)
                                                     -----------     -----------      -----------      -----------
  BALANCE, DECEMBER 31, 2007                           3,500,000      (3,013,890)         150,428          214,896
  Amortization of debt discount                               --         291,666               --               --
  Change in fair value of conversion
    option and detachable warrant liabilities                 --              --          248,483          354,976
                                                     -----------     -----------      -----------      -----------
  Balance, March 31, 2008                              3,500,000      (2,722,224)         398,911          569,872
  Change in fair value of conversion
    option and detachable warrant liabilities                 --              --          (26,769)         (38,242)
                                                     -----------     -----------      -----------      -----------
  Balance April 1, 2008 (date of
     modification)                                     3,500,000      (2,722,224)         372,142          531,630
  Loss on extinguishment of debt                              --       2,722,224         (372,142)        (531,630)
  Fair value of amended notes, conversion option
     and detachable warrant liabilities                       --      (3,500,000)       2,658,600        3,798,000
  Amortization of debt discount                               --         375,000               --               --
  Change in fair value of conversion
    option and detachable warrant liabilities                 --              --         (203,700)        (291,000)
                                                     -----------     -----------      -----------      -----------
  BALANCE, JUNE 30, 2008                             $ 3,500,000     $(3,125,000)     $ 2,454,900      $ 3,507,000
                                                     ===========     ===========      ===========      ===========

Activity in the 2008 Notes and 2008 Warrants is as follows:

                                                                                         Conversion       Detachable
                                                        Principal      Discount on         Option           Warrant
                                                         Balance       Notes Payable     Liability        Liability
                                                       -----------     -----------      -----------      -----------
  Balance at April 1, 2008 (inception)                 $ 3,125,000     $(3,125,000)     $ 1,002,813      $ 2,993,750
  Amortization of debt discount                                 --         390,625               --               --
  Change in fair value of conversion
    option and detachable warrant liabilities                   --              --         (457,188)        (685,000)
                                                       -----------     -----------      -----------      -----------
  BALANCE, JUNE 30, 2008                               $ 3,125,000     $(2,734,375)     $   545,625      $ 2,308,750
                                                       ===========     ===========      ===========      ===========

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2008


5.       WARRANTS

Warrants granted to investors, brokers and other service providers are summarized as follows:

                                         Warrant   Weighted Average
                                         Shares    Exercise Price
                                       ----------  ----------------
  Outstanding at December 31, 2007     55,604,444     $   0.76
    Granted                            14,752,114         0.50
    Cancelled/forfeited                      --             --
    Exercised                                --             --
                                       ----------     --------
  Outstanding at June 30, 2008         70,356,558     $   0.64
                                       ==========     ========


The following tables summarize warrants outstanding at June 30, 2008:

           RANGE                 NUMBER           WTD. AVE. LIFE        WTD. AVE. PRICE         EXERCISABLE
           -----                 ------           --------------        ---------------         -----------
         $.40-2.50             70,356,558              2.55                  $0.64               67,697,821


                                                 OUTANDING AT        EXERCISED/                       OUTANDING AT
     SERIES             ISSUE DATE                 12/31/07          FORFEITED         GRANTED           6/30/08
  -------------- --------------------------     --------------     -------------     -----------     --------------
        B               April 2004                  1,950,001                --              --          1,950,001
        D               June, 2004                    972,223                --              --            972,223
        E                2004-2005                    141,000                --              --            141,000
        F               April 2005                     14,385                --              --             14,385
        G               April 2005                  3,564,188                --              --          3,564,188
      G-BH              April 2005                  1,505,989                --              --          1,505,989
        I              February 2005                   10,000                --              --             10,000
        J               August 2005                    16,255                --              --             16,255
       L-1       July 2006 & January 2007          22,754,163                --              --         22,754,163
       L-2             January 2007                 7,281,332                --              --          7,281,332
       M-1               July 2006                  7,395,103                --              --          7,395,103
       M-2             January 2007                 2,366,433                --              --          2,366,433
        N                July 2007                  2,909,636                --       4,090,364          7,000,000
        O                July 2007                  1,891,263                --       2,658,737          4,550,000
        P                July 2007                  1,246,987                --       1,753,013          3,000,000
        Q               April 2008                         --                --       6,250,000          6,250,000
      MISC               2003-2007                  1,585,486                --              --          1,585,486
                                                --------------     -------------     -----------     --------------
  TOTAL                                            55,604,444                --       14,752,114        70,356,558
                                                ==============     =============     ===========     ==============

     (1) Series A, Series C, Series H, and Series K warrants have expired.

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2008



On April 1, 2008, pursuant to the terms of the securities purchase agreement the Company issued $6,250,000 Series Q warrants. These warrants carry an exercise price of $1.00 and expire on March 31, 2017.

In addition, pursuant to the terms of the April 1, 2008 transaction, the exercise price of the Company's Series N Warrants, Series O Warrants, and Series P Warrants originally issued in July 2007 were adjusted from $1.20 to $0.50. Based on this adjustment the Company issued an additional 4,090,364, 2,658,737, and 1,753,013 Series N, Series O, and Series P Warrants, respectively.

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2008



The Company has an agreement with a placement agent that provides compensation for services provided by the placement agent. For each successful financing, the Company will pay the placement agent a cash fee of 6% of the gross proceeds of the financing. Additionally, the Company will issue warrants to purchase a number of common shares equal to 4% of the gross proceeds at an exercise price equal to the price in the financing.

In connection with the 2006 SPA, the Company issued to the placement agent warrants with a term of five years to purchase 600,710 shares of the Company's common stock at an exercise price of $0.44. In connection with the 2007 SPA, the Company will issue warrants to purchase 116,385 shares of the Company's common stock at an exercise price of $1.20. In connection with the 2008 SPA, the Company will issue warrants to purchase 125,000 shares of the Company's common stock at an exercise price of $1.00. All placement agent warrants are immediately exercisable.

The placement agent warrants were measured at fair value using the Black-Scholes option pricing model. During 2008 and 2007 the Company capitalized $40,113 and $148,236 as debt issuance cost, respectively. During the three and six months ended June 30, 2008, the Company amortized $92,525 and $126,801, respectively, $53,905 of which is included in loss on extinguishment of debt for the three and six months ended June 30, 2008.

6.  SUBSEQUENT EVENTS

JULY 2008 SENIOR SECURED CONVERTIBLE NOTE FINANCING

On July 28, 2008, pursuant to the terms of a securities purchase agreement with our investors involved in the July 2006, January 2007, July 2007, and April 2008 transactions, for total gross proceeds of $1.25 million we issued Senior Secured Convertible Notes in the aggregate principal amount of $1.25 million ("Secured Notes"), Series R warrants and 1,250,000 shares of the our common stock in a private placement transaction. In addition, in exchange for the issuance of replacement warrants and amending certain terms and conditions of the our Series Q Warrants, the investors agreed to permit us to cause the investors to exercise our Series Q Warrants under certain circumstances. The replacement warrants are only exercisable on a one-for-one warrant share basis upon the exercise of any Series Q Warrants. The securities purchase agreement also required us to enter into an amended and restated security agreement, renewing with the investors a first priority perfected security interest in all of our assets, as well as an amended and restated pledge agreement and amended and restated guaranty. The Secured Notes and accompanying warrants are or may become convertible into or exercisable for the following number of shares of the Company's common stock:

     Notes:                     1,250,000
     R Warrants:                2,500,000
     Replacement Warrants:     12,500,000(1)
                               ----------
     Total:                    16,250,000

The Secured Notes carry an interest rate of 10.00% per annum, which rate may be increased to 15% upon the occurrence of an event of default, and mature on July 28, 2010. This date may be extended, at the option of the investors, by up to two years. Interest representing two years of interest on the Secured Notes was prepaid to the investors at the closing. The Secured Notes are immediately convertible at a conversion price of $1.00 per share. The entire outstanding principal balance and any outstanding fees or interest (if any) shall be due and payable in full on the maturity date.

The Series R Warrants carry a strike price of $0.50 for each share, are immediately exercisable, and expire on July 28, 2015. The Amended and Restated Q


----------
(1) The replacement warrants are only exercisable on a one-for-one warrant share basis upon the exercise of any Series Q Warrants.

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2008



Warrants amend certain terms and conditions of our Series Q Warrants, such that the warrants now have an initial exercise price equal to the lower of (i) $0.50 and (ii) 75% of number equal to the lesser of (w) the 15-day weighted average price of our common stock, (x) the lowest 30-day weighted average price of our common stock, (y) the weighted average price of our common stock during the first three (3) consecutive day period thirty days prior to the date of exercise, and (z) the weighted average price of our common stock during the last three (3) consecutive day period thirty days prior to the date of exercise. The replacement warrants become exercisable, on a one-for-one basis, for every Amended and Restated Q Warrant that the investors exercise. The replacement warrants expire on July 28, 2015, and have an exercise price equal to the lower of (i) $0.50 and (ii) 75% of number equal to the lesser of (w) the 15-day weighted average price of our common stock, (x) the lowest 30-day weighted average price of our common stock, (y) the weighted average price of our common stock during the first three (3) consecutive day period thirty days prior to the date of exercise, and (z) the weighted average price of our common stock during the last three (3) consecutive day period thirty days prior to the date of exercise.

In the event of a default or upon the occurrence of certain fundamental transactions as defined in the Secured Notes, the investors will have the right to require us to redeem the Secured Notes at a premium. In addition, at any time on or after January 28, 2009, the investors may accelerate the partial payment of the Secured Notes by requiring that we convert at the lower of the then existing conversion price, or 15.0% discount to the recent volume weighted average price of our common stock, or at our option, redeem in cash, up to an amount equal to 100% of the aggregate dollar trading volume of our common stock over the prior 20-trading day period.

The conversion price of the Secured Notes, and the exercise price of the Series R Warrants, the Amended and Restated Q Warrants, and the replacement warrants, are subject to customary anti-dilution provisions for stock splits and the like, and are also subject to full-ratchet anti-dilution protection such that if we issue or are deemed to have issued certain securities at a price lower than the then applicable conversion or exercise price, then the conversion or exercise price will immediately be reduced to such lower price.

The Secured Notes, and the Series R Warrants, the Amended and Restated Q Warrants, and the replacement warrants contain certain limitations on conversion or exercise, including that a holders of those securities cannot convert or exercise those securities to the extent that upon such conversion or exercise, that holder, together with the holder's affiliates, would own in excess of 4.99% of our outstanding shares of common stock (subject to an increase or decrease, upon at least 61-days' notice, by the investor to us, of up to 9.99%).

We have agreed to register the shares of common stock underlying the Secured Notes and warrants issued. If we fail to meet the filing or effectiveness requirements, subject to certain grace periods, we may be required to pay liquidated damages of $25,000 on the date of such failure, and on every 30th day thereafter until such failure is cured. The total liquidated damages payable by us for failure to meet the filing and effectiveness requirements are capped at $156,250.

The descriptions of the documents and agreements discussed above are qualified by reference to the complete text of those documents and agreements. However, those documents and agreements, including without limitation the representations, warranties, covenants and other provisions of those documents and agreements, are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in our reports under the Securities Exchange Act of 1934, as amended.

OPTIONS ISSUED

Subsequent to June 30, 2008, the Company granted 250,000 common stock options to certain employees that vest at the rate of 33 1/3% on each of the first, second and third anniversaries of the date of grant and expire on the eight-year anniversary of the date of grant.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders' of Raptor Networks Technology, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheet of Raptor Networks Technology, Inc. (a Colorado corporation) as of December 31, 2007, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Raptor Networks Technology, Inc. for the year ended December 31 2006, were audited by other auditors whose report dated March 17, 2007, except paragraph 7 of Note 1, which is August 14, 2007, expressed an unqualified opinion on those statements (the March 17, 2007, which is August 14, 2007, except paragraph 7 of Note 1, report was modified related to the uncertainty of the Company's ability as a going concern), have been furnished to us.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Raptor Networks Technology, Inc. as of December 31, 2007, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements are presented assuming the company will continue as a going concern. As more fully described in Note 1 to the consolidated financial statements, the Company has sustained accumulated losses from operations totaling $70,200,000 at December 31, 2007. This condition, and the fact that the Company has had no significant sales of its products to date, raise substantial doubt about its ability to continue as a going concern. Management's plans to address these conditions are also set forth in Note 1 to the consolidated financial statements. The accompanying consolidated financial statements do not include any adjustments which might be necessary if the Company is unable to continue.


/s/ MENDOZA BERGER & COMPANY, LLP



Irvine, California
March 26, 2008

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Raptor Networks Technology, Inc.


We have audited the consolidated balance sheets of Raptor Networks Technology, Inc. as of December 31, 2005 (not presented) and 2006, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 2005 and 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (U.S.). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As more fully described in paragraph 7 of Note 1 to the financial statements, the Company has restated its 2006 financial statements to account for a change in its method of accounting for value assigned to a beneficial conversion feature of senior convertible notes and warrants.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Raptor Networks Technology, Inc. as of December 31, 2005 and 2006, and the consolidated results of its operations, changes in stockholders' equity (deficit) and cash flows for the years ended December 31, 2005 and 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements are presented assuming the company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company has sustained accumulated losses from operations totaling more than $60,700,000 at December 31, 2006. This condition, and the fact that the Company has had no significant sales of its products to date, raise substantial doubt about its ability to continue as a going concern. Management's plans to address these conditions are also set forth in Note 1 to the financial statements. The accompanying financial statements do not include any adjustments which might be necessary if the Company is unable to continue.



Denver, Colorado
March 17, 2007, except paragraph 7 of Note 1
which is August 14, 2007

                                                          /S/ COMISKEY & COMPANY
                                                        PROFESSIONAL CORPORATION


                                         RAPTOR NETWORKS TECHNOLOGY, INC.
                                            CONSOLIDATED BALANCE SHEETS


                                                                                                     DECEMBER 31,
                                                                                   DECEMBER 31,          2006
                                                                                       2007          (AS RESTATED)
                                                                                   ------------      ------------
                                                      ASSETS

CURRENT ASSETS
    Cash and cash equivalents                                                      $    952,828      $    821,388
    Accounts Receivable (net of allowance for doubtful accounts of
      $30,075 and 0 at December 31, 2007 and December 31, 2006,
      respectively)                                                                     462,555           319,764
    Inventory, net                                                                      940,988           951,618
    License fees - current                                                              226,690           297,520
    Prepaid expenses and other current assets                                           232,346           240,826
                                                                                   ------------      ------------
      Total current assets                                                            2,815,407         2,631,116

PROPERTY AND EQUIPMENT, NET                                                             153,541           282,560

OTHER ASSETS
    Debt issue cost                                                                     126,171            97,176
    Deposits                                                                             48,996           102,362
                                                                                   ------------      ------------

TOTAL ASSETS                                                                       $  3,144,115      $  3,113,214
                                                                                   ============      ============

                                       LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
    Accounts payable                                                               $    184,757      $     87,488
    Deferred revenues                                                                    12,980            36,376
    Accrued liabilities                                                                 498,761           205,619
    Warrant liability                                                                 8,911,086         9,773,967
    Conversion option liability                                                       4,079,890         6,806,620
    Senior convertible notes payable                                                  3,251,947         1,041,666
    Short-term convertible notes                                                              -         1,214,290
    Accrued interest payable                                                             34,717           265,055
                                                                                   ------------      ------------
      Total current liabilities                                                      16,974,138        19,431,081

STOCKHOLDERS' DEFICIT
    Preferred stock, no par value; 5,000,000 shares authorized                                -                 -
    Common stock, $.001 par; 200,000,000 and 110,000,000
    Shares authorized 65,042,374 and 54,360,096 shares
    issued and outstanding at December 31, 2007 and December 31,
    2006, respectively                                                                   65,043            54,360
    Additional paid-in capital                                                       56,303,256        44,316,848
    Accumulated deficit                                                             (70,198,322)      (60,689,075)
                                                                                   ------------      ------------
      Total stockholders' deficit                                                   (13,830,023)      (16,317,867)
                                                                                   ------------      ------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                                        $  3,144,115      $  3,113,214
                                                                                   ============      ============

         The accompanying notes are an integral part of these consolidated financial statements


                                                       F-26





                                         RAPTOR NETWORKS TECHNOLOGY, INC.
                                       CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                     DECEMBER 31,
                                                                                   DECEMBER 31,          2006
                                                                                       2007          (AS RESTATED)
                                                                                   ------------      ------------

REVENUE, NET                                                                       $  1,035,108      $    849,285
COST OF SALES                                                                           385,111           320,073
                                                                                   ------------      ------------

GROSS PROFIT                                                                            649,997           529,212
                                                                                   ------------      ------------

OPERATING EXPENSES
 Salary expense and salary related costs                                              2,596,537         2,099,946
 Marketing                                                                               97,237           229,381
 Research and development                                                             1,356,326         1,336,518
 Selling, general and administrative                                                  2,998,641         2,975,251
                                                                                   ------------      ------------

    Total operating expenses                                                          7,048,741         6,641,096
                                                                                   ------------      ------------

Loss from operations                                                                 (6,398,744)       (6,111,884)
                                                                                   ------------      ------------

OTHER INCOME (EXPENSE)
 Interest income                                                                         23,298             1,609
 Change in fair value of warrant liability and convertible debt                      18,956,186        (9,080,794)
 Senior convertible note restructuring charges                                       (2,089,284)                -
 Extinguishment of debt                                                              11,571,860                 -
 Cost of financing senior convertible note                                          (24,557,055)       (2,499,794)
 Debt financing amortization - warrant liability and
    conversion feature                                                               (6,073,669)       (1,041,666)
 Interest expense                                                                      (941,839)         (346,049)
                                                                                   ------------      ------------

Total other income (loss)                                                            (3,110,503)      (12,966,694)
                                                                                   ------------      ------------

Loss before income taxes                                                             (9,509,247)      (19,078,578)
                                                                                   ------------      ------------

Provision for income taxes                                                                    -                 -

NET LOSS                                                                           $ (9,509,247)     $(19,078,578)
                                                                                   ============      ============

Basic and diluted net loss per share                                               $      (0.16)     $      (0.35)
                                                                                   ============      ============

Basic and diluted weighted average number of shares outstanding                      60,096,402        54,213,443
                                                                                   ============      ============

         The accompanying notes are an integral part of these consolidated financial statements


                                                       F-27





                                                 RAPTOR NETWORKS TECHNOLOGY, INC.
                                     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                                          Common Stock                                                               Total
                                    -------------------------    Additional       Additional                      stockholders'
                                     Number of                    Paid-in      Paid-in Capital-   Accumulated         equity
                                       shares      Amount         Capital          Warrants         Deficit         (deficit)
                                    ----------- ------------- --------------- ----------------- --------------- -----------------

Balance, December 31, 2005           54,204,367      $ 54,204    $ 37,766,670       $ 6,204,994    $(41,610,497)     $  2,415,371
                                    ----------- ------------- --------------- ----------------- --------------- -----------------
Common stock issued upon cashless
  exercise of Warrants                   46,979            47          23,442          (23,489)               -                 -
Common stock issued for cash upon
  exercise of Warrants                  108,750           109          54,266                 -               -            54,375
Stock Based Compensation                      -             -         168,214                 -               -           168,214
Beneficial Conversion Privilege               -             -         122,751                 -               -           122,751
Net loss for the year ended
December 31, 2006                             -             -               -                 -     (19,078,578)      (19,078,578)
                                    ----------- ------------- --------------- ----------------- --------------- -----------------

Balance, December 31, 2006           54,360,096        54,360      38,135,343         6,181,505     (60,689,075)      (16,317,867)
                                    ----------- ------------- --------------- ----------------- --------------- -----------------
Common stock issued upon cashless     1,643,760         1,644       1,651,919       (1,653,563)               -                 -
  exercise of Warrants
Common stock issued for cash upon
  exercise of Warrants                2,332,647         2,333       1,089,302                 -               -         1,091,635
Stock Based Compensation                      -             -         360,058                 -               -           360,058
Common stock issued upon
  conversion of February 2005 note      397,748           398       1,391,722                 -               -         1,392,120
Common stock issued upon
  conversions of senior
  convertible notes                   6,208,123         6,208       8,801,580                 -               -         8,807,788
Common stock issued upon
  conversion of common stock
  options                               100,000           100          99,900                 -               -           100,000
Beneficial Conversion Feature                 -             -               -            78,930               -            78,930
Valuation conversion related to
  issuance of warrants                        -             -               -           166,560               -           166,560
Net income for the year ended
  December 31, 2007                           -             -               -                 -      (9,509,247)       (9,509,247)
                                    ----------- ------------- --------------- ----------------- --------------- -----------------

Balance, December 31, 2007           65,042,374      $ 65,043    $ 51,529,824       $ 4,773,432    $(70,198,322)     $(13,830,023)
                                    ----------- ------------- --------------- ----------------- --------------- -----------------

                       The accompanying notes are an integral part of the consolidated financial statements.


                                                               F-28





                                         RAPTOR NETWORKS TECHNOLOGY, INC.
                                       CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                     DECEMBER 31,
                                                                                   DECEMBER 31,         2006
                                                                                       2007           (RESTATED)
                                                                                   ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                                      $ (9,509,247)     $(19,078,578)
     Adjustments to reconcile net loss to net cash flows from
       operating activities:
         Depreciation                                                                   174,179           311,563
         Amortization                                                                 6,192,910         1,080,077
         Change in fair value of warrants and conversion option liability           (18,956,185)        9,080,794
         Gain on extinguishment of debt                                             (11,571,859)                -
         Senior convertible note restructuring charges                                2,204,909                 -
         Stock based compensation expense                                               360,058           168,214
         Warrants Issued                                                                166,560                 -
     Cost of financing senior convertible note                                       24,557,054         2,499,794
         Change in inventory reserve                                                    101,468                 -
     Changes in assets and liabilities:
         Accounts receivable                                                           (142,791)         (141,124)
         Prepaid expenses and Other current assets                                        8,480           (20,320)
         License fees                                                                    70,830             7,800
         Debt issuance costs                                                            (69,307)                -
         Deposits                                                                        53,366                 -
         Inventory                                                                      (90,838)          180,704
         Accounts payable                                                               390,411           (67,924)
         Accrued interest payable                                                       (31,637)          212,591
         Other accrued liabilities                                                            -            61,380
         Deferred Revenue                                                               (23,396)           36,376
                                                                                   ------------      ------------
     Net cash flows used for operating activities                                    (6,115,035)       (5,668,653)
                                                                                   ------------      ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
         Property and equipment purchases                                               (45,160)           (6,464)
                                                                                   ------------      ------------
     Net cash flows used for investing activities                                       (45,160)           (6,464)
                                                                                   ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
         Issuance of common stock                                                     1,091,635            54,375
         Proceeds from issuance of convertible note payable                           5,100,000         5,000,000
         Payments on short-term debt                                                          -          (689,410)
         Proceeds from convertible Debt                                                       -           689,410
         Issuance of common stock for the exercise of stock options                     100,000                 -
                                                                                   ------------      ------------
     Net cash flows provided by financing activities                                  6,291,635         5,054,375
                                                                                   ------------      ------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                               131,440          (620,742)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                        821,388         1,442,130
                                                                                   ------------      ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                         $    952,828      $    821,388
                                                                                   ============      ============

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
---------------------------------------------------------------------
     Conversion of debt to equity                                                    10,199,908                 -
     Warrants issued for financing services                                             166,560                 -
     Fair market value change of the beneficial conversion feature                    6,079,443                 -
     Warrants issue for convertible debt                                                 78,929                 -
     Issuance of common stock from cashless exercise of warrants                      1,653,563                 -
     Interest paid                                                                            -            95,043

               The accompanying notes are an integral part of the consolidated financial statements.

                                                        F-29

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2006 and 2007


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION
-----------
The Company is a provider of integrated high-speed Ethernet switching systems which enable new emerging high bandwidth critical applications. The data network market areas that the Company is targeting include video, storage, Internet Protocol telephony, and technology refresh. The Company is currently focusing on the United States market. Principal operations have commenced, although minimal revenues have been recognized to date.

The Company was incorporated under the laws of the state of Colorado on January 22, 2001 under the name Pacific InterMedia, Inc. ("Pacific"). The principal office of the corporation is 1241 E. Dyer Rd., Suite 150, Santa Ana, California 92705.

On October 17, 2003, Pacific completed a business combination transaction with Raptor Networks Technology, Inc. ("Raptor"), a closely-held California corporation, through acquisition of all of the issued and outstanding common stock of Raptor in exchange for authorized but previously unissued restricted Common Stock of Pacific. Immediately prior to completion of the acquisition transaction, Pacific had a total of 4,034,000 shares of its Common Stock issued and outstanding comprised of 1,034,000 registered shares held by approximately 25 stockholders and 3,000,000 shares of restricted stock held by Pacific's founder and sole officer and director.

As a material aspect of the acquisition, Pacific re-acquired and cancelled the 3,000,000 restricted shares as consideration for transfer of its remaining assets consisting of cash and office equipment to the officer and director, leaving only the registered common stock, 1,034,000 shares, as all of its issued and outstanding capital stock prior to completion of the Raptor acquisition.

Pursuant to terms of the acquisition agreement, all of the issued and outstanding common stock of Raptor, 19,161,256 shares, was acquired by Pacific, share-for-share, in exchange for its authorized but previously unissued common stock. Upon completion of the acquisition, Raptor became a wholly owned subsidiary of Pacific and the Raptor shareholders became shareholders of Pacific. Unless otherwise indicated, all references in these financial statements to "the Company" include Pacific and its wholly owned subsidiary, Raptor. All intercompany transactions have been eliminated. On December 3, 2003, Pacific changed its name to Raptor Networks Technology, Inc.

The acquisition transaction has been treated as a reverse merger, with Raptor considered the accounting acquirer. The Company's reporting year end was subsequently changed from August 31 to December 31.

RESTATEMENT OF PRIOR PERIODS
----------------------------

Restatement of December 2006
----------------------------

The Company has restated its prior period financial results because of an error in our interpretation of accounting treatment for derivatives issued in the private placement transactions in July 2006 and January 2007. These restatements are included in the year to date numbers of this 10-KSB. The restatements were required because the Company capitalized as deferred debt costs the fair value of the conversion features and warrants in excess of the face value of the debt host instrument whereas this cost of financing should have been expensed at the time of closing the financing.

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2006 and 2007


The effect of the restatement on debt discount cost, debt financing amortization expense, cost of financing, other expense, net loss and basic and diluted earnings per share as of December 31, 2006 are as follows:

                                                 AS ORIGINALLY     RESTATEMENT
                                                   REPORTED        ADJUSTMENTS       AS RESTATED
                                                 -------------     -----------      -------------
Balance Sheet
-------------
  Debt discount cost                             $   1,979,004     $(1,979,004)     $           0
                                                 =============     ===========      =============

Statement of Operations
-----------------------
  Debt financing amortization                    $   1,562,456     $  (520,790)     $   1,041,666
                                                 =============     ===========      =============
  Cost of financing senior convertible note      $           0     $ 2,499,794      $   2,499,794
                                                 =============     ===========      =============
  Other expense                                  $  10,987,690     $ 1,979,004      $  12,966,694
                                                 =============     ===========      =============
  Net Loss                                       $ (17,099,574)    $(1,979,004)     $ (19,078,578)
                                                 =============     ===========      =============
  Basic and diluted net loss per share           $      (0.32)     $     (0.03)     $       (0.35)
                                                 =============     ===========      =============

Third quarter 2007 Restatement
------------------------------------

On July 30, 2007, we effected a mandatory conversion in the amount of $2,707,475 entitling the holders to 4,387,798 shares of Raptor common stock. The amount of the conversion carried a corresponding conversion feature, valued at $3,607,648. This amount was recognized in our statement of operations as a gain to "other income/loss". As this transaction related to a conversion of a portion of the senior convertible note, the valuation amount of $3,607,648 should have instead been properly accounted for as an increase to our "Additional paid-in capital"
(APIC) account on our balance sheet. As such, our September 30, 2007 Net income/loss and Additional paid-in capital were understated by $3,607,648.

This accounting restatement was addressed in the fourth quarter of 2007 and appropriate corrections were made such that the financial data for the 2007 fiscal year as included in this 10-KSB are consistent with our restatement. The adjustments are cash neutral and did not affect the Company's cash position.

The affect of the restatement to Additional paid-in capital, Change in fair value of warrant liability and convertible liability, Net loss and Basic and diluted earnings per share for the nine months ended September 30, 2007, are as follows:

                                                 AS ORIGINALLY  RESTATEMENT          AS
                                                   REPORTED        ADJUSTMENTS       RESTATED
                                                 -------------     -----------      -------------
Balance Sheet
-------------
  Additional paid-in capital                     $ (52,015,168)    $(3,607,648)     $ (55,622,816)
                                                 =============     ===========      =============

Statement of Operations Other Income/(Loss)
--------------------------------------------
  Change in fair value of warrant liability
    and convertible debt                         $  (5,198,576)    $(3,607,648)     $  (8,806,224)
                                                 =============     ===========      =============
  Net Income/(Loss)                              $ (30,241,246)    $(3,607,648)     $ (33,848,894)
                                                 =============     ===========      =============
  Basic and diluted net (loss) per share         $       (0.52)    $     (0.06)     $       (0.58)
                                                 =============     ===========      =============

The affect of the restatement to Additional paid-in capital, Change in fair value of warrant liability and convertible liability, Net loss and Basic and diluted earnings per share for the three months ended September 30, 2007, are as follows:

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2006 and 2007

                                                 AS ORIGINALLY  RESTATEMENT        AS
                                                   REPORTED        ADJUSTMENTS      RESTATED
                                                 -------------     -----------      -------------
Balance Sheet
-------------
  Additional paid-in capital                     $ (52,015,168)    $(3,607,648)     $ (55,622,816)
                                                 =============     ===========      =============

Statement of Operations Other Income/(Loss)
--------------------------------------------
  Change in fair value of warrant liability
    and convertible debt                         $  19,127,702    $ (3,607,648)     $  15,520,054
                                                 =============     ===========      =============
  Net Income/(Loss)                              $   9,485,164    $ (3,607,648)     $   5,877,516
                                                 =============     ===========      =============
  Basic and diluted net income/(loss) per share  $        0.15     $     (0.06)     $        0.09
                                                 =============     ===========      =============

REVENUE RECOGNITION
-------------------
The Company records revenues when the following criteria are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred; (iii) the price to the customer is fixed or determinable; and (iv) collection of the sales price is reasonably assured. Delivery occurs when goods are shipped and title and risk of loss have passed to the customer. Revenue is deferred in all instances where the earnings process is incomplete. The Company recognizes revenue from distribution sales when all contingencies are satisfied and upon persuasive evidence of a sale to end users until such time that historical sell through ratios have been developed.

CASH AND CASH EQUIVALENTS
-------------------------
The Company considers all short-term marketable securities with a maturity of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS
-------------------------------------------------------
Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable. The Company establishes provisions for losses on accounts receivable when it is probable that all or part of the outstanding balance will not be collected. The Company regularly reviews collectability and establishes or adjusts the allowance as necessary using the specific identification method.

INVENTORY
---------
Inventory is recorded at the lower of average cost or market. When required, a provision is made to reduce excess and obsolete inventory to estimated net realizable value. Inventory at December 31, 2007 consists of raw materials, work in process and finished goods.

LICENSE FEES
------------
The Company capitalizes software license fees of third party software which is included in its systems. These costs will be amortized and charged to cost of sales over the projected number of systems expected to be sold incorporating the capitalized software. Amortization of the license fees included in cost of sales for the years ended December 31, 2007 and 2006 totaled $20,824 and $7,800 respectively.

PREPAID EXPENSES
----------------
Prepaid expenses represent amounts paid in advance for contracts extending past the period end date.

PROPERTY AND EQUIPMENT
----------------------
Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the assets' estimated useful lives as follows: computer equipment, furniture and fixtures and testing equipment are depreciated over three years, office equipment is depreciated over seven years and leasehold improvements are depreciated over the term of the lease.

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2006 and 2007


DEBT ISSUANCE COSTS
--------------------
Debt issuance costs reflect fees incurred to obtain financing. Debt issuance costs are amortized (included in interest expense using the straight-line method over the life of the related debt. Amortization expense for the years ended December 31, 2007 and 2006 was $119,240 and $38,413 respectively.

DEPOSITS
--------
Deposits represent amounts paid under the Company's office space lease and various other arrangements with state agencies.

REPAIRS AND MAINTENANCE
-----------------------
Repairs and maintenance of a routine nature are charged as incurred, while those which extend or improve the life of existing assets are capitalized.

MARKETING COSTS
---------------
Marketing costs are expensed as incurred. For the years ended December 31, 2007 and 2006, marketing costs were $97,237 and $229,381 respectively.

RESEARCH AND DEVELOPMENT COSTS
------------------------------
Research and development (R&D) costs, which are expensed as incurred, are comprised of the following costs incurred in performing R&D activities: labor, product design cost including rental of design tools, consumables, and costs of prototypes.

COMPENSATED ABSENCES
--------------------
The Company maintains a personal time off policy. Employees of the Company are entitled to compensated absences depending on their length of service to a maximum of 25 days. For the years ended December 31, 2007 and 2006 the balance owed for compensated absences was $120,108 and $108,752 respectively.

IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS
-------------------------------------------
The Company reviews its long-lived assets and certain related intangibles for impairment periodically, and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. When necessary, impaired assets are written down to estimated fair value based on the best information available. Estimated fair value is generally based on either appraised value or measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates. No assets were considered impaired for the years ended December 31, 2007 and 2006.

USE OF ESTIMATES
----------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INCOME TAXES
------------
The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted federal, state, and local income tax rates and laws that are expected to be in effect when the differences reverse.

During the year ended December 31, 2007, the Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" (FIN 48), which supplements SFAS No. 109, "Accounting for Income Taxes," by defining the confidence level that a tax position must meet in order to be recognized in the financial statements. The Interpretation requires that the tax effects of a position be recognized only if it is "more-likely-than-not" to be sustained based solely on its technical merits as of the reporting date. The more-likely-than-not threshold represents a positive assertion by management that a company is entitled to the economic benefits of a tax position, If a tax position is not considered

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2006 and 2007


more-likely-than-not to be sustained based solely on its technical merits. No benefits of the tax position are to be recognized. Moreover, the more-likely-than-not threshold must continue to be met in each reporting period to support continued recognition of a benefit. With the adoption of FIN 48, companies are required to adjust their financial statements to reflect only those tax positions that are more-likely-than-not to be sustained. Any necessary adjustment would be recorded directly to retained earnings and reported as a change in accounting principle.

FAIR VALUE OF FINANCIAL INSTRUMENTS
-----------------------------------
Unless otherwise indicated, the fair value of all reported assets and liabilities which represent financial instruments (none of which are held for trading purposes) approximate the carrying values of such instruments.

RECLASSIFICATIONS
-----------------
Certain previous year amounts have been reclassified to conform to the current year presentation. These reclassifications had no impact on net earnings, financial position or cash flows.

STOCK-BASED COMPENSATION
------------------------
The Company accounts for stock-based compensation using the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), "Shared Based Payment" ("SFAS No. 123(R)") using the Black-Scholes Option pricing model. Under SFAS No. 123(R), all stock-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period.

For the year ended December 31, 2007 and December 31, 2006, the Company recognized $360,058 and $168,214 respectively, in stock based compensation costs related to the issuance of options to employees. These costs were calculated in accordance with SFAS No. 123(R) and are reflected in operating expenses. The total stock options for the 2005 Plan and non-plan options in the amounts of 626,000 and 1,175,000, respectively, results in a total of 1,801,000 options outstanding at December 31, 2007.

2005 Stock Plan
---------------

The Company's 2005 Stock Plan was approved by the Company's Board of Directors on April 7, 2005, approved by the Company's shareholders on June 9, 2005, and amended and restated as the First Amended and Restated 2005 Stock Plan ("2005 Plan") by the Company's Board of Directors on June, 29, 2007. The Company filed a registration statement on Form S-8 with the Securities and Exchange Commission ("SEC") in May 2007 to cover the issuance of up to 3,000,000 shares of common stock underlying options and stock purchase rights authorized for issuance under the 2005 Plan and qualified for issuance the underlying securities with the California Department of Corporations in July, 2007. Prior to that time, the Company issued only non-plan stock options. The 2005 Plan is now the Company's only formal plan for providing stock-based incentive compensation to the Company's eligible employees, non-employee directors and certain consultants. The Board of Directors or committee of the Board of Directors administering the 2005 Plan has discretion to set vesting, expiration and other terms of awards under the 2005 Plan. As of December 31, 2007, the 2005 Plan had a total of 626,000 options outstanding and 2,374,000 shares reserved for future grants.

Non-Plan Options
----------------

Prior to approval of our 2005 Plan, the Company granted stock options out-of-plan. These non-plan options provided for the periodic issuance of stock options to our employees and non-employee board of directors. The vesting period for the non-plan stock options is three equal annual installments commencing on the first anniversary of the date of grant. The maximum contractual term of stock options granted under these out-of-plan options was eight years. As of December 31, 2007, there were 1,175,000 non-plan options outstanding.

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2006 and 2007


Information with respect to stock option activity is as follows:


                                                      Weighted       Weighted Average
                                                       Average      Remaining Contract    Aggregate
Options                                Shares       Exercise Price         Term         Intrinsic Value
-------                                ------       --------------         ----         ---------------
Outstanding, December 31, 2006        1,645,500     $         1.00
Granted                                 661,500               1.03
Forfeited / Expired                    (406,000)              1.00

Exercised                              (100,000)              1.00
                                      ---------     --------------
Outstanding, December 31, 2007        1,801,000     $         1.01         5.41                 -
                                      =========     ==============         ====              ====
Exercisable, December 31, 2007        1,181,833     $         1.00         4.51                 -
                                      =========     ==============         ====              ====

A summary of the status of the Company's unvested shares as of December 31, 2007 is presented below:

                                                              Weighted Average
                                       Number of Shares    Grant-Date Fair Value
                                       ----------------    ---------------------
Non-vested at January 1, 2007                   663,836
Granted                                         661,500                     0.66
Vested                                         (316,836)                    1.08
Non-vested shares forfeited                    (389,333)   $                0.66
                                             ----------    ---------------------
Non-vested at December 31, 2007                 619,167    $                0.66


                                                       December 31, 2007
                                                       -----------------

Dividend Yield......................                        0.0%
Risk-Free Interest Rate.............                        4.49%
Expected Life.......................                        3.00 years
Expected Volatility.................                        114.82%

As of December 31, 2007 total unrecognized stock-based compensation cost related to unvested stock options was approximately $119,817 which is expected to be recognized over a weighted average period of approximately 2.12 years.

CONSIDERATION OF OTHER COMPREHENSIVE INCOME ITEMS
-------------------------------------------------
The Financial Accounting Standards Board has issued "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 requires companies to present comprehensive income (consisting primarily of net income plus other direct equity changes and credits) and its components as part of the basic financial statements. For the year ended December 31, 2007 and the year ended December 31, 2006, the Company's financial statements do not contain any changes in equity that are required to be reported separately in comprehensive income.

CONCENTRATION OF RISK
---------------------
From time-to-time, the Company maintains cash balances in excess of FDIC insured limits. The amount of such excess at December 31, 2007 was approximately $834,600.

LOSS PER SHARE
--------------
Loss per share was computed using the weighted average number of shares of common stock and common stock equivalents outstanding during the period.

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2006 and 2007


RECENT ACCOUNTING PRONOUNCEMENTS
--------------------------------
In September 2006, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 108 ("SAB 108"), FINANCIAL STATEMENTS - CONSIDERING THE EFFECTS OF PRIOR YEAR MISSTATEMENTS WHEN QUANTIFYING MISSTATEMENTS IN CURRENT YEAR FINANCIAL STATEMENTS." SAB 108 provides guidance on how prior year misstatements should be taken into consideration when quantifying misstatements in current year financial statements for purposes of determining whether the current year's financial statements are materially misstated. SAB 108 provides that once a current year misstatement has been quantified, the guidance in SAB No. 99, FINANCIAL STATEMENTS - MATERIALITY, should be applied to determine whether the misstatement is material and should result in an adjustment to the financial statements. Under certain circumstances, prior year financial statements will not have to be restated and the effects of initially applying SAB 108 on prior years will be recorded as a cumulative effect adjustment to beginning Retained Earnings on January 1, 2006, with disclosure of the items included in the cumulative effect. The Company applied the provisions of SAB 108 with the preparation of the Company's annual financial statements for the calendar year ended December 31, 2006. The application of the provisions of SAB 108 did not have a material impact on the Company's financial statements for the year ended December 31, 2007.

In November 2006, the FASB ratified EITF Issue No. 06-7, "Issuer's Accounting for a Previously Bifurcated Conversion Option in a Convertible Debt Instrument When the Conversion Option No Longer Meets the Bifurcation Criteria in FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities" ("EITF No. 06-7"). At the time of issuance, an embedded conversion option in a convertible debt instrument may be required to be bifurcated from the debt instrument and accounted for separately by the issuer as a derivative under SFAS No. 133, based on the application of EITF No. 00-19. Subsequent to the issuance of the convertible debt, facts may change and cause the embedded conversion option to no longer meet the conditions for separate accounting as a derivative instrument, such as when the bifurcated instrument meets the conditions of EITF No. 00-19 to be classified in stockholders' equity. Under EITF No. 06-7, when an embedded conversion option previously accounted for as a derivative under Statement of Financial Accounting Standards ("SFAS") No. 133 no longer meets the bifurcation criteria under that standard, an issuer shall disclose a description of the principal changes causing the embedded conversion option to no longer require bifurcation under SFAS No. 133 and the amount of the liability for the conversion option reclassified to stockholders' equity. EITF No. 06-7 should be applied to all previously bifurcated conversion options in convertible debt instruments that no longer meet the bifurcation criteria in SFAS No. 133 in interim or annual periods beginning after December 15, 2006, regardless of whether the debt instrument was entered into prior or subsequent to the effective date of EITF No. 06-7. The adoption of EITF 06-7 did not have a material impact on our financial position, results of operations or cash flows.

In November 2006, the FASB ratified EITF Issue No. 06-6, Application of EITF Issue No. 05-7, `Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues ' ("EITF 06-6"). EITF 06-6 addresses the modification of a convertible debt instrument that changes the fair value of an embedded conversion option and the subsequent recognition of interest expense for the associated debt instrument when the modification does not result in a debt extinguishment pursuant to EITF 96-19. The Company does not expect the adoption of EITF 06-6 to have a material impact on its consolidated financial position, results of operations or cash flows.

In December 2006, FASB Staff Position No. EITF 00-19-2 was issued. This FASB Staff Position (FSP) addresses an issuer's accounting for registration payment arrangements. This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. The guidance in this FSP amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, to include scope exceptions for registration payment arrangements. This FSP further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles (GAAP) without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. The Company follows the guidance in FSP 00-19-2 in assessing its liabilities related to the liquidated damages arising from the Company's default position on the convertible financing arrangements.

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2006 and 2007


In February 2007, the FASB issued Statement No. 159 ("FAS 159") which expanded FAS No. 157, "FAIR VALUE MEASUREMENTS ," which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. FAS 159 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. FAS 159 is effective for fiscal years beginning after November 15, 2007. Earlier adoption is permitted, provided the company has not yet issued financial statements, including for interim periods, for that fiscal year. The Company is currently evaluating the impact of FAS 159, but does not expect the adoption of FAS 159 to have a material impact on our financial statements.

In June 2007, the FASB ratified the consensus on Emerging Issues Task Force
(EITF) Issue No. 06-11, "Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards" ("EITF 06-11"). EITF 06-11 requires companies to recognize the income tax benefit realized from dividends or dividend equivalents that are charged to retained earnings and paid to employees for non-vested equity-classified employee share-based payment awards as an increase to additional paid-in capital. EITF 06-11 is effective for fiscal years beginning after September 15, 2007. While the Company is currently evaluating the provisions of EITF 06-11, the adoption is not expected to have any significant effect on the Company's consolidated financial position or results of operations.

In July 2006, the FASB issued Interpretation No. 48, " ACCOUNTING FOR UNCERTAINTY IN INCOME TAXES, AN INTERPRETATION OF FAS 109 "("FIN 48") which clarifies the accounting for uncertainty in income taxes recognized in accordance with FAS 109, " ACCOUNTING FOR INCOME TAXES." FIN 48 is a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. If an income tax position exceeds a more likely than not (greater than 50%) probability of success upon tax audit, the company will recognize an income tax benefit in its financial statements. Additionally, companies are required to accrue interest and related penalties, if applicable, on all tax exposures consistent with jurisdictional tax laws. This interpretation is effective as of January 1, 2007. The adoption of this statement does not have a material impact on our financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, "FAIR VALUE MEASUREMENTS" ("SFAS No. 157"). SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. This standard also responds to investors' requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on earnings. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years; therefore, the Company expects to adopt SFAS No. 157 at the beginning of fiscal 2008. The Company is currently evaluating the impact of this standard.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities--Including an amendment of FASB Statement No. 115". SFAS No. 159 permits entities to choose to measure many ?nancial instruments and certain other items at fair value. The objective is to improve ?nancial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the FASB's long-term measurement objectives for accounting for ?nancial instruments. SFAS No. 159 is effective as of the beginning of an entity's ?rst ?scal year that begins after November 15, 2007. The Company is currently evaluating the impact of this standard.

PRESENTATION AS A GOING CONCERN
-------------------------------

The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The company has sustained net losses of $9,509,247 and $19,078,578 for the years ended December 31, 2007 and December 31, 2006, respectively. Net cash used in operations for the year ended December 31, 2007 was $6,214,835. The Company also has an accumulated deficit of $70,198,322 and a working capital deficit of $14,158,731 at December 31, 2007, of which $12,990,976 relates to the fair value of derivative financial instruments.

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2006 and 2007


The items discussed above raise substantial doubts about the Company's ability to continue as a going concern. If the Company's financial resources are insufficient, the Company may require additional financing in order to execute its operating plan and continue as a going concern. The Company cannot predict whether this additional financing will be in the form of equity, debt, or another form. The Company may not be able to obtain the necessary additional capital on a timely basis, on acceptable terms, or at all. In any of these events, the Company may be unable to implement its current plans for expansion, repay its debt obligations as they become due or respond to competitive pressures, any of which circumstances would have a material adverse effect on its business, prospects, financial condition and results of operations. The financial statements do not include any adjustments relating to the recoverability and reclassification of recorded asset amounts or amounts and reclassification of liabilities that might be necessary, should the Company be unable to continue as a going concern.

Should financing sources fail to materialize, management would seek alternate funding sources such as the sale of common and/or preferred stock, the issuance of debt, or other means.

The Company plans to attempt to address its working capital deficiency by increasing its sales, maintaining strict expense controls and seeking strategic alliances.

In the event that these financing sources do not materialize, or the Company is unsuccessful in increasing its revenues and profits, the Company will be forced to further reduce its costs, may be unable to repay its debt obligations as they become due, or respond to competitive pressures, any of which circumstances would have a material adverse effect on its business, prospects, financial condition and results of operations. Additionally, if these funding sources or increased revenues and profits do not materialize, and the Company is unable to secure additional financing, the Company could be forced to reduce or curtail its business operations unless it is able to engage in a merger or other corporate finance transaction with a better capitalized entity.

2.    PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

                                                December 31,      December 31,
                                                    2007              2006
                                                ------------      ------------
        Furniture and Office equipment          $    203,280      $    194,944
        Computer equipment                           214,773           193,701
        Testing equipment                            620,445           606,738
        Leasehold Improvements                       113,317           113,317
                                                ------------      ------------
                                                   1,151,815         1,108,700
        Less: Accumulated depreciation              (998,274)         (826,140)
                                                ------------      ------------
                                                $    153,541      $    282,560
                                                ============      ============

Depreciation and amortization expense related to property and equipment for the years ended December 31, 2007 and 2006 was $174,181 and $311,562, respectively.

3.    INVENTORY

                                                December 31,      December 31,
                                                    2007              2006
                                                ------------      ------------

        Raw materials                           $    628,386      $    706,381
        Work In Process                               59,522                 -
        Finished goods                               457,838           348,527
                                                ------------      ------------
                                                   1,145,746         1,054,908
        Less: Allowance for obsolescence             204,758           103,290
                                                ------------      ------------
        Inventory, net                          $    940,988      $    951,618
                                                ============      ============

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2006 and 2007


4.    SHORT-TERM CONVERTIBLE NOTES

During the period from December 2003 to April 2004, the Company issued convertible notes for a total amount of $1,214,290. Interest on these loans accrues at an annual rate of 8%. Pursuant to the terms of the notes, upon the third anniversary of the issuance of the notes, the total outstanding principal balance in the amount of $1,214,290 and all accrued and unpaid interest in the amount of $177,827 converted into 397,748 shares of our common stock on April 15, 2007, based on a conversion price of $3.50 per share.

5.    SENIOR CONVERTIBLE NOTE PAYABLE

Senior convertible notes consisting of $5 million notes issued on July 31, 2006 and a January 18, 2007 restructuring resulting in notes of $8,804,909

                                                     Senior                        Detachable        Conversion
                                                  Convertible    Note payable       Warrants           Option
                                                  note payable   Debt Discount      Liability         Liability
                                                  ------------   -------------    -------------     -------------
      Balance at December 31, 2005                $          -   $           -    $           -      $          -
                                                  ============   =============    =============     =============

      July 31, 2006 Senior convertible notes        (5,000,000)      5,000,000       (4,431,011)       (3,068,783)
      Change in fair value of warrants                       -               -       (5,342,956)                -
      Change in fair value of conversion
        feature                                              -               -                -        (3,737,837)
      Amortization of debt discount                          -      (1,041,666)               -                 -
                                                  ------------   -------------    -------------     -------------

      Balance at December 31, 2006 as restated    $ (5,000,000)  $   3,958,334    $  (9,773,967)    $  (6,806,620)
                                                  ============   =============    =============     =============
      Amortization and change in fair values
        from January 1 to January 18, 2007                            (114,247)         524,400           640,241
      To record gain on extinguishment of debt               -      (3,844,087)       9,249,567         6,166,379
      January 18 Senior convertible notes
        amended                                     (3,804,909)              -                -                 -
      Detachable L Warrant and Conversion
        feature January 18, 2007                             -       8,804,909      (16,279,237)      (10,858,880)
      Recognition of detachable M warrant
        feature, July 30, 2007                               -               -       (4,144,328)                -
      Reduction upon conversion of note              2,707,475               -                -         6,079,443
      Change in fair value of L Warrants                     -               -        9,752,888                 -
      Change in fair value of M Warrants                     -               -        1,974,487                 -
      Change in fair value of conversion
        feature                                              -               -                -           849,975
      Amortization of debt discount                          -      (5,473,312)               -                 -
                                                  ------------   -------------    -------------     -------------

      Balance at December 31, 2007                $ (6,097,434)  $   3,331,597    $  (8,696,190)    $  (3,929,462)
                                                  ============   =============    =============     =============

On July 30, 2006, the Company entered into a Securities Purchase Agreement with three institutional investors in connection with a private placement transaction providing for, among other things, our issuance of senior convertible notes in the aggregate principal amount of $5 million, Series L-1 Warrants to purchase up to an aggregate of 17,065,623 shares of our common stock and Series M-1 Warrants to purchase up to an aggregate of 7,395,103 shares of our common stock. The Series L-1 Warrants are immediately exercisable. The Series M-1 Warrants become exercisable only upon a mandatory conversion of the notes at the option of the Company. The Company received aggregate gross proceeds of $5 million from the investors for our issuance of these notes and warrants.

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2006 and 2007


In November 2006, the Company determined that it would not be able to obtain an effective registration statement by the contractually required date of December 1, 2006 and the Company and investors agreed to restructure the financing.

In connection with the restructuring the Company entered into Amendment and Exchange Agreements, dated January 18, 2007 and amended and restated on January 22, 2007, with the investors from the July 30, 2006 private placement providing for certain amendments to the senior convertible notes, Series L-1 Warrants, Series M-1 Warrants and registration rights agreement. These amendments include, but are not limited to, a waiver of all fees, penalties and defaults as of January 19, 2007 which related to registration statement filing failures and/or effectiveness failures, as described in the July 30, 2006 agreements, an increase in the principal amount of the notes from an aggregate of $5 million to an aggregate of approximately $7.2 million, a 5,688,540 increase in the aggregate number of shares of common stock issuable upon exercise of the Series L-1 Warrants from an aggregate of 17,065,623 shares to an aggregate of 22,754,163 shares, and a reduction in the exercise price of the Series L-1 Warrants and the Series M-1 Warrants from $0.5054 per share to $0.43948 per share. The Company did not receive any additional cash consideration for these amendments.

Additionally, on January 18, 2007, the Company entered into a Securities Purchase Agreement with one of the existing institutional investors in connection with a private placement transaction providing for, among other things, our issuance of senior convertible notes in the aggregate principal amount of $1.6 million, Series L-2 Warrants to purchase up to an aggregate of 7,281,332 shares of our common stock and Series M-2 Warrants to purchase up to an aggregate of 2,366,433 shares of our common stock. The Series L-2 Warrants are immediately exercisable. The Series M-2 warrants become exercisable only upon a mandatory conversion of the notes at the option of the Company. The Company received aggregate gross proceeds of $1.6 million from the investors for our issuance of these notes and warrants. Both the Series L-2 Warrants and Series M-2 Warrants have an initial exercise price of $0.43948 per share and expire on July 31, 2011.

The Company may elect to make monthly installment payments in cash or in shares of the Company's common stock.

All notes mature on July 31, 2008 (the "Maturity Date"), subject to the right of the investors to extend the date for the payment of any installment of principal (as described below). The notes bear interest at the rate of 9.25% per annum, which rate may be adjusted to 7.0% per annum at the beginning of each calendar quarter if certain conditions are satisfied. The interest rate is increased to 15% upon the occurrence of an event of default.

Pursuant to the terms of the convertible note private placement agreements, the Company is required to file a registration statement with the SEC registering for resale certain shares of common stock underlying all of the convertible notes, Series L-1 and L-2 Warrants (together the "Series L Warrants") and Series M-1 and M-2 Warrants (together the "Series M Warrants").

Some important events of default follow:

      o The failure of any registration statement required by the Amended Registration Rights Agreement to be declared effective by the SEC within 60 days after the date required by the Amended Registration Rights Agreement or the lapse or unavailability of such registration statement for more than 10 consecutive days or more than an aggregate of 30 days in any 365-day period (other than certain allowable grace periods).

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2006 and 2007


      o The suspension from trading or failure of the Common Stock to be listed for trading on the OTC Bulletin Board or another eligible market for more than 5 consecutive trading days or more than an aggregate of 10 trading days in any 365-day period.

      o The failure to issue shares upon conversion of a Note for more than 10 business days after the relevant conversion date or a notice of the Company's intention not to comply with a request for conversion.

If there is an event of default, then the investors have the right to redeem all or any portion of the notes, at the greater of (i) up to 125% of the sum of the outstanding principal, interest and late fees, depending on the nature of the default, and (ii) the product of (a) the greater of (1) the closing sale price for the Company's Common Stock on the date immediately preceding the event of default, (2) the closing sale price for the Company's Common Stock on the date immediately after the event of default and (3) the closing sale price for the Company's Common Stock on the date an investor delivers its redemption notice for such event of default, multiplied by (b) 130% of the number of shares into which the notes (including all principal, interest and late fees) may be converted.

Subject to certain conditions, the Company may require the investors to convert up to 50%, of the notes after the SEC has declared effective the initial registration statement at any time when the shares of the Company's Common Stock are trading at or above 150% of the initial Conversion Price or convert up to 100%, of the notes after the SEC has declared effective the initial registration statement at any time when the shares of the Company's Common Stock are trading at or above 175% of the initial Conversion Price. The notes contain certain limitations on optional and mandatory conversion. For example, they provide that no conversion may be made if, after giving effect to the conversion, the investor would own in excess of 4.99% of the Company's outstanding shares of Common Stock. This percentage may, however, be increased up to 9.99% at the option of the investor upon 61-days prior notice to the Company.

The terms of the Amendment and Exchange Agreement, dated January 18, 2007 and amended and restated on January 22, 2007, with the investors from the July 30, 2006 private placement including the financing of $1.6 million result in the following accounting treatment:

The restructuring of our July 30, 2006 debt which took place in January 2007 constitutes, as per SFAS No. 15, non-troubled debt and therefore is subject to the accounting treatment as provided in Emerging Issues Task Force ("EITF") 96-19. In SFAS No. 15 it is stated "a debt constitutes a troubled debt restructuring if the creditor grants a concession to the debtor". As no concessions were granted in our January 2007 debt restructuring, troubled debt accounting rules do not apply. In accordance with EITF 96-19 we determined that the amended agreements differ substantially from the original July 31, 2006 financing agreements and therefore the restructuring of our original senior convertible notes should be accounted for as an extinguishment of debt. This treatment resulted in the recognition, on January 18, 2007, of an $11,571,860 gain after eliminating all liabilities related to the July 31, 2006 financing.

The terms of the amended convertible notes include certain conversion features that represent derivative financial instruments under paragraph 12 of SFAS No.
133. These conversion features could result in a required number of shares to be issued upon conversion that is greater than the currently authorized number of shares and therefore the convertible note does not qualify as conventional convertible debt as defined by EITF 05-02. As such, in accordance with paragraph 4 of EITF 00-19, the Company has classified the conversion feature as a liability on its balance sheet measured at fair value using the Black-Scholes option pricing model. The initial amount of this conversion liability on January 18, 2007 was valued at $10,858,880. SFAS No. 133 and EITF 00-19 further require the Company to account for the conversion feature using the fair value method at the end of each quarter, with the resultant gain or loss recognition recorded against earnings. The fair market value of the conversion feature at December 31, 2007 after applying the Black-Scholes option pricing model was determined to be $3,929,462 and was recognized by recording a gain of $849,975 to Other Expenses for the year ended December 31, 2007. During the year ended December 31, 2007, the carrying value of the conversion feature was also decreased by $6,079,443. This amount represents the fair value associated with the reduction of 6,160,638 shares in connection with the conversion of a portion of the notes totaling $2,707,475. In connection with this conversion the Company also issued a total of 13,665 shares of common stock as payment for accrued interest due on the converted amounts. The Note holders have elected to make certain deferrals for their June 1, 2007 through December 1, 2007 standard conversions.

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2006 and 2007


The key assumptions used in applying the Black-Scholes option pricing model to determine the fair value at December 31, 2007 are as follows:

Stock price of $0.67
Exercise price of $0.44
Volatility of 79.2 %
Expected life 0.60 years
Interest rate of 3.46%

The combined fair value of the conversion feature and the detachable L warrants at January 18, 2007 was $27,138,117. The face value of the related senior convertible note was $8,804,909. Therefore, the Company has recognized the excess of $18,333,208 as a charge to the Cost of Financing in January 2007. Amortization of the $8,804,909 debt discount liability equals $5,473,312 for the year ended December 31, 2007.

With respect to the Series L Warrants and the Series M Warrants, it is noted that the conversion feature as mentioned before could result in a required number of shares to be issued upon conversion that is greater than the currently authorized number of shares. This condition, which is outside of the Company's control, could impact the Company's ability to maintain the appropriate level of reserved shares in place required for the Series L Warrants and the Series M Warrants. This could result in the need for the Company to obtain approval from its shareholders to increase its authorized share capital to accommodate appropriate reserves for shares issuable upon exercise of the Series L Warrants and Series M Warrants. Since shareholder approval for this increase of authorized share capital cannot be guaranteed, the Series L Warrants and Series M Warrants, in accordance with EITF 00-19, need to be classified as a liability on the Company balance sheet, measured at fair value using the Black-Scholes option pricing model.

The initial amount of the detachable L Warrants on January 18, 2007 was valued at $16,279,237. SFAS No. 133 and EITF 00-19, further require the Company to account for the detachable warrant conversion feature using the fair value method at the end of each quarter, with the resultant gain or loss recognition recorded against earnings. The fair market value of the detachable L warrants at December 31, 2007 after applying the Black-Scholes option pricing model was determined to be $6,526,349 and was recognized by recording a $9,752,888 gain to Other Expenses during the year ended December 31, 2007. The key assumptions used in applying the Black-Scholes option pricing model to determine the fair value are as follows:

Stock price of $0.67
Exercise price of $0.44
Volatility of 79.2 %
Expected life 0.60 years
Interest rate of 3.46%

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2006 and 2007


The holders' right to exercise the 9,761,536 Series M Warrants was contingent on a mandatory conversion of the notes at the option of the Company. A mandatory conversion for a portion of the notes took place on July 30, 2007 entitling investors to exercise up to 7,646,361 M warrant shares. The fair value of these 7,646,361 Series M warrant shares, measured at January 18, 2007 using the Black-Scholes option pricing model is $4,144,328. As prescribed by paragraph 13 of EITF 98-5, this $4,144,328 has been recognized as a charge to the Cost of Financing in the third quarter of 2007. SFAS No. 133 and EITF 00-19, further requires the Company to account for the now exercisable 7,646,361 Series M warrant shares using the fair value method at the end of each quarter, with the resultant gain or loss recognition recorded against earnings. The fair market value at December 31, 2007 of the M Warrants after applying the Black-Scholes option pricing model was determined to be $2,169,841 and was recognized by recording a $1,974,487 gain to Other Expenses during the year ended December 31, 2007. At December 31, 2007, an amount of 2,115,175 Series M Warrants remain contingent until there is a further mandatory conversion of the notes. The value of these remaining warrants measured at fair value on January 18, 2007 using the Black-Scholes option pricing model is $1,146,425 and will be recognized upon a mandatory conversion at the option of the Company, if any.

In connection with the $8,804,909 private placement, the Company issued to the placement agent warrants with a term of five years to purchase 600,710 shares of the Company's common stock. These placement agent warrants are immediately exercisable and have an exercise price of $0.43948 per share. The placement agent warrants were measured at fair value using the Black-Scholes option pricing model. The resulting net debt issuance cost at December 31, 2007 was $66,490. During the year ended December 31, 2007, the Company amortized $109,615 to interest expense.

These senior convertible notes are classified as short-term because investors have the right to accelerate conversion of their notes up to an amount equal to 20% of the aggregate dollar trading volume of the Company's common stock over the prior 20 trading day period. In addition, the Company has the right to call a forced conversion under certain conditions. Therefore, the Company believes the conversion of the notes will take place within a year. This accelerated conversion also applies to the deferred conversions by the note holders.

$3,500,000 July 2007 Senior Secured Convertible Note Financing
--------------------------------------------------------------

                                                     Senior                        Detachable        Conversion
                                                  Convertible    Note payable       Warrants           Option
                                                  note payable   Debt Discount      Liability         Liability
                                                  ------------   -------------    -------------     -------------
  Balance at December 31, 2006                    $          -   $           -    $           -     $           -

  July 2007 Senior  convertible notes               (3,500,000)              -                -                 -
  Detachable warrant and Conversion
  feature July 2007                                          -       3,500,000       (3,282,069)       (2,297,449)
  Change in fair value of warrants                           -               -        3,067,173                 -
  Change in fair value of conversion feature                 -               -                -         2,147,021
  Amortization of debt discount to other expense             -        (486,110)               -                 -
                                                  ------------   -------------    -------------     -------------

  Balance at December 31, 2007                    $ (3,500,000)  $   3,013,890    $    (214,896)    $    (150,428)
                                                  ============   =============    =============     =============

On July 31, 2007, we entered into a securities purchase agreement with our investors involved in the July 2006 and January 2007 transactions for total gross proceeds of $3.5 million, which agreement provides for the issuance on August 1, 2007 of Senior Secured Convertible Notes in the aggregate principal amount of $3.5 million ("Secured Notes"), Series N Warrants, Series O Warrants and Series P Warrants in a private placement transaction. The agreement also requires the Company to enter into a security agreement granting the investors a first priority perfected security interest in all of the Company's assets and requires the Company's subsidiary to guaranty the Company's obligations under the Secured Notes. The Secured Notes and accompanying warrants are or may become convertible into or exercisable for the following number of shares of the Company's common stock:

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2006 and 2007


                    Notes:                        2,909,636
                    N Warrants:                   2,909,636
                    O Warrants:                   1,891,263
                    P Warrants:                   1,246,987
                    ----------------------------------------------------
                    Total:                        8,957,522

The Secured Notes carry an interest rate of 9.25% per annum, which rate may be increased to 15% upon the occurrence of an event of default, and mature on August 1, 2010. This date may be extended, at the option of the investors, by up to two years. Interest will be payable quarterly, starting October 1, 2007. The Secured Notes are immediately convertible at a conversion price of $1.2029 per share. The entire outstanding principal balance and any outstanding fees or interest shall be due and payable in full on the maturity date. Under certain conditions, the Company may require investors to convert up to either 50% or 100% of the outstanding balances of the Secured Notes at any time the Company shares are trading at or above $1.80435 or $2.105075, respectively.

The N Warrants carry a strike price of $1.2029 for each share and are immediately exercisable. The N warrants expire on the earlier of August 1, 2016 or seven years after the date all of the shares issuable upon conversion of the Secured Notes have been included on an effective registration statement.

The O Warrants also carry a strike price of $1.2029 for each share. The O Warrants will only become exercisable by an investor if the Company conducts mandatory conversions, and then only to the extent of 65% of the number of shares issued to such investor upon each mandatory conversion. The O Warrants expire on the earlier of August 1, 2016 or seven years after the date all of the shares issuable upon conversion of the Secured Notes have been included on an effective registration statement.

The P Warrants carry a strike price of $1.2029 for each share and are immediately exercisable. The P Warrants expire on the earlier of the maturity date of the Secured Notes of August 1, 2010, which date may be extended by up to two years at the option of the investors, and the date the Company has satisfied its payment obligations under the warrant holder's Secured Note.

In the event of a default or upon the occurrence of certain fundamental transactions as defined in the Secured Notes, the investors will have the right to require the Company to redeem the Secured Notes at a premium. In addition, at any time on or after August 1, 2010, the investors may accelerate the partial payment of the Secured Notes by requiring that the Company convert at the lower of the then conversion price or a 7.5% or 10.0% discount to the recent volume weighted average price of the Company's common stock, or at the option of the Company, redeem in cash, up to an amount equal to 20% of the aggregate dollar trading volume of the Company's common stock over the prior 20-trading day period.

The conversion price of the Secured Notes and the exercise price of the N Warrants, O Warrants and P Warrants are subject to customary anti-dilution provisions for stock splits and the like, and are also subject to full-ratchet anti-dilution protection such that if the Company issues or is deemed to have issued certain securities at a price lower than the then applicable conversion or exercise price, then the conversion or exercise price will immediately be reduced to such lower price.

The Secured Notes and the N Warrants, O Warrants and P Warrants contain certain limitations on conversion or exercise, including that a holders of those securities cannot convert or exercise those securities to the extent that upon such conversion or exercise, that holder, together with the holder's affiliates, would own in excess of 4.99% of the Company's outstanding shares of common stock (subject to an increase or decrease, upon at least 61-days' notice, by the investor to the Company, of up to 9.99%).

The Company has agreed to register the shares of common stock underlying the Secured Notes, N Warrants, O Warrants and P Warrants, If the Company fails to meet the filing or effectiveness requirements, subject to certain grace periods, the Company may be required to pay liquidated damages of $70,000 on the date of such failure and on every 30th day thereafter until such failure is cured. The total liquidated damages payable by the Company for failure to meet the filing and effectiveness requirements are capped at $437,500.

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2006 and 2007


The terms of the Secured Notes include certain conversion features that represent derivative financial instruments under paragraph 12 of SFAS No. 133. These conversion features could result in a variable number of shares to be issued upon conversion and therefore the Secured Notes do not qualify as conventional convertible debt as defined by EITF 05-02. As such, in accordance with paragraph 4 of EITF 00-19, the Company has classified the conversion feature as a liability on its balance sheet measured at fair value using the Black-Scholes option pricing model. The initial amount of this conversion liability on July 30, 2007 was valued at $2,297,449. SFAS No. 133 and EITF 00-19 further require the Company to account for the conversion feature using the fair value method at the end of each quarter, with the resultant gain or loss recognition recorded against earnings. The fair market value of the conversion feature at December 31, 2007 after applying the Black-Scholes option pricing model was determined to be $150,428 and was recognized by recording a gain of $2,147,021 to Other Expenses for the year ended December 31, 2007. The key assumptions used in applying the Black-Scholes option pricing model to determine the fair value at December 31, 2007 are as follows:

Stock price of $0.67
Exercise price of $1.2029
Volatility of 79.2%
Expected life 0.60 years
Interest rate of 3.46%

The combined fair value of the conversion feature and the detachable N warrants and P warrant at July 30, 2007 was $5,579,518. The face value of the related Secured Notes was $3,500,000. Therefore, the Company has recognized the excess of $2,079,518 as a charge to the Cost of Financing in July 2007. Amortization of the $3,500,000 debt discount liability equals $486,110 for the year ended December 31, 2007.

With respect to the Series N Warrants and the Series P Warrants, it is noted that the conversion feature could result in a variable number of shares to be issued upon conversion. This condition, which is outside of the Company's control, could impact the Company's ability to maintain the appropriate level of reserved shares in place required for the Series N Warrants and the Series P Warrants. This could result in the need for the Company to obtain approval from its shareholders to increase its authorized share capital to accommodate appropriate reserves for shares issuable upon exercise of the Series N Warrants and Series P Warrants. Since shareholder approval for this increase of authorized share capital cannot be guaranteed, the Series N Warrants and Series P Warrants, in accordance with EITF 00-19, need to be classified as a liability on the Company balance sheet, measured at fair value using the Black-Scholes option pricing model. On July 30, 2007 the initial amount of the detachable N Warrants and P Warrants combined was valued at $3,282,069. SFAS No. 133 and EITF 00-19, further require the Company to account for the detachable warrant conversion feature using the fair value method at the end of each quarter, with the resultant gain or loss recognition recorded against earnings. The fair market value of the detachable warrant at December 31, 2007 after applying the Black-Scholes option pricing model was determined to be $214,896 and was recognized by recording a $3,067,173 gain to Other Expenses during the year ended December 31, 2007. The key assumptions used in applying the Black-Scholes option pricing model to determine the fair value are as follows:

Stock price of $0.67
Exercise price of $1.2029
Volatility of 79.2%
Expected life 0.60 years
Interest rate of 3.46%

Since conversion of the Series O Warrants is contingent on a mandatory conversion of the Secured Notes at the option of the Company the total charge was measured as per the date of issuance of these warrants; however, this charge will not be recognized until the mandatory conversion "contingency" has been removed as allowed under paragraph 13 of EITF 98-5. The value of the Series O Warrants measured at fair value on July 30, 2007 using the Black-Scholes option pricing model is $1,493,341.

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2006 and 2007


6.    STOCKHOLDERS' EQUITY

The Company's authorized capital consisted of 200,000,000 and 110,000,000 shares of common stock, par value $0.001 per share at December 31, 2007 and December 31, 2006, respectively, and 5,000,000 shares of preferred stock, no par value per share as of both dates. The additional 90,000,000 authorized shares issued in 2007 were approved by the Shareholders on April 30, 2007 during the Company's Annual Meeting of Shareholders.

During 2005, the Company issued 975,000 shares and 262,500 shares, respectively, in connection with the settlement of two lawsuits as more fully described in the Company's Current Reports on Form 8-K filed with the SEC on January 24, 2005 and February 22, 2005, respectively. The Company also issued 300,000 shares for services

During 2006, the Company issued a total of 155,729 shares of which 46,979 shares related to the cashless exercise of Series J warrants and 108,750 shares related to the cash exercise of Series H warrants issued at $0.50 per share for total proceeds of $54,375.

During 2007, in connection with the Company's senior convertible notes, the Company issued 6,208,123 shares upon conversions of $2,707,475 in notes by the investors.

During 2007, the Company issued a total of 3,976,428 shares of which 1,643,760 shares related to the exercise of warrants utilizing a cashless feature and the remaining 2,332,668 shares related to the cash exercise of warrants issued for total proceeds to the Company of $1,091,635.

In July of 2007, the Company issued 100,000 shares upon the exercise of employee stock options for total proceeds of $100,000.

A total of 397,748 shares were issued on April 15, 2007 upon the conversion of the $1,214,290 short term convertible notes as discussed in Note 4 above.

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2006 and 2007


7.    WARRANTS

Warrants granted to investors, brokers and other service providers are summarized as follows:

                                                            Weighted Average
                                           Shares            Exercise Price
                                       --------------      -------------------
Outstanding at December 31, 2005          16,255,087       $              2.01

  Granted                                 24,915,810                     0.51
  Cancelled/Forfeited                      (972,223)                     1.25
  Exercised                                (205,800)                      .50
                                       --------------      -------------------
Outstanding at December 31, 2006          39,992,874       $              .98

  Granted                                 21,729,817                     0.65
  Cancelled/Forfeited                       (34,500)                     0.47
  Exercised                              (6,083,747)                     0.84
                                       --------------      -------------------
Outstanding at December 31, 2007          55,604,444       $             0.76
                                       ==============      ===================

The following tables summarize warrants outstanding at December 31, 2007:

   Range         Number       Wtd. Ave. Life    Wtd. Ave. Price    Exercisable
   -----         ------       --------------    ---------------    -----------
 $.40-2.50     55,604,444          1.81              $0.76          53,713,181

                        OUTSTANDING AT   EXERCISED/                  OUTSTANDING AT   EXERCISED/                 OUTSTANDING
 SERIES    ISSUE DATE      12/31/05      FORFEITED      GRANTED         12/31/06      FORFEITED    GRANTED       AT 12/31/07
---------- ----------   --------------  ------------ ------------- ----------------- ------------ ------------ ---------------
    A      April 2004                -             -             -                 -                         -               -
    B      April 2004        3,200,000             -             -         3,200,000   (1,249,999)           -       1,950,001
    C      June, 2004          972,223      (972,223)            -                 -            -            -               -
    D      June, 2004          972,223             -             -           972,223            -            -         972,223
    E       2004-2005        1,416,000             -             -         1,416,000   (1,275,000)           -         141,000
    F      April 2005          231,036             -             -           231,036     (216,651)           -          14,385
    G      April 2005        3,564,188             -             -         3,564,188            -            -       3,564,188
  G-BH     April 2005        1,505,989             -             -         1,505,989            -            -       1,505,989
    H      April 2005        2,138,513      (108,750)            -         2,029,763   (2,029,763)           -               -
            February
    I         2005             200,000             -             -           200,000     (190,000)           -          10,000
    J      August 2005         602,393       (97,050)            -           505,343     (489.088)           -          16,255
    K       Not Used                 -             -             -                 -            -            -               -
            July 2006
            & January
   L-1        2007                   -             -    17,065,623        17,065,623            -    5,688,540      22,754,163
             January
   L-2        2007                   -             -             -                 -            -    7,281,332       7,281,332
   M-1      July 2006                -             -     7,395,103         7,395,103            -            -       7,395,103
             January
   M-2        2007                   -             -             -                 -            -    2,366,433       2,366,433
    N       July 2007                -             -             -                 -            -    2,909,636       2,909,636
    O       July 2007                -             -             -                 -            -    1,891,263       1,891,263
    P       July 2007                -             -             -                 -            -    1,246,987       1,246,987
  MISC      2003-2007        1,452,522             -       455,084         1,907,606     (667,746)     345,626       1,585,486
                        --------------  ------------ ------------- ----------------- ------------ ------------ ---------------
TOTAL                       16,255,087   (1,178,023)    24,915,810        39,992,874   (6,118,247)  21,729,817      55,604,444
                        ==============  ============ ============= ================= ============ ============ ===============

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2006 and 2007


2007 Warrants
-------------

In connection with securing the January 2007 Senior Convertible Notes (as described in Note 5 above), the three convertible note investors were entitled to Series L-1 Warrants to purchase up to an aggregate of 5,688,540 shares of the Company's common stock Series L-2 Warrants to purchase up to an aggregate of 7,281,332 shares of the Company's common stock and Series M-2 Warrants to purchase up to an aggregate of 2,366,433 shares of the Company's common stock. Both the Series L-1 Warrants and Series M-2 Warrants have an original exercise price of $.43948 per share and expire by August 1, 2016. The Series L-1 Warrants are immediately exercisable. The Series M-2 Warrants become exercisable only upon a "mandatory conversion" of the notes, which is callable by the Company.

In connection with securing the July 2007 $3,500,000 Senior Convertible Note (as described in Note 5 above), the investor was entitled to Series N Warrants to purchase up to an aggregate of 2,909,636 shares of the Company's common stock, Series P Warrants to purchase up to an aggregate of 1,246,987 shares of the Company's common stock and Series O Warrants to purchase up to an aggregate of 1,891,263 shares of the Company's common stock. These series of N, O, and P warrants have an original exercise price of $1.2029 per share and expire by August 1, 2016. The Series N and P Warrants are immediately exercisable. The Series O Warrants become exercisable only upon a "mandatory conversion" of the notes, which is callable by the Company.

During the second quarter of 2007, the Company issued warrants to a non-related service provider for providing investment related services for the Company. The warrants totaling 200,000 were issued in two separate transactions of 100,000 warrants each and have an exercise price of $0.50 and $1.00 per share of the Company's common stock and expire during the second quarter of 2010. Investment related costs of $166,500 were recognized for these warrants issued in 2007.

2006 Warrants
-------------

In connection with securing the Senior Convertible Notes (as described in Note 5 above), the three convertible note investors were entitled to Series L Warrants to purchase up to an aggregate of 17,065,623 shares of the Company's common stock and Series M Warrants to purchase up to an aggregate of 7,395,103 shares of the Company's common stock. Both the Series L Warrants and Series M Warrants had an original exercise price of $0.5054 per share and expire on July 31, 2011. The Series L Warrants are immediately exercisable. The Series M Warrants become exercisable only upon a "mandatory conversion" of the notes, which is callable by the Company. Because the Company was unable to register the number of shares agreed upon in the Senior Convertible Note financing, the registration statement filed with the SEC was withdrawn and an amended financing was agreed upon on January 22, 2007.

In connection with the $5,000,000 private placement, the Company issued to the placement agent, warrants with a term of five-years, to purchase 455,084 shares of the Company's common stock. These placement agent warrants are immediately exercisable and have an exercise price of $0.43948 per share.

During the fourth quarter of 2006, 205,800 warrants were exercised of which 97,050 warrants related to the cashless exercise of Series J warrants and 108,750 warrants related to the cash exercise of Series H warrants issued at $0.50 per share for total proceeds of $54,375.

In addition, during the third quarter of 2006 all of the Company's outstanding Series C Warrants to purchase an aggregate of 972,223 shares of the Company's common stock expired. None of the Series C Warrants were exercised prior to their expiration.

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2006 and 2007


2005 Warrants
-------------

As further consideration for securing the 8% Notes (as described in Note 4 above), our placement agent was entitled to warrants to purchase shares of the Company's common stock in an amount equal to 15% of the 1,540,243 shares issued upon conversion of the 8% Notes on July 15, 2005. Based on the 1,540,243 shares of common stock issuable the placement agent and its designees were issued an aggregate of 231,036 Series F Warrants. The Series F Warrants shall have an exercise price of $0.40 per share and shall expire on the earlier of April 23, 2010 or a change of control of the Company. An additional expense of financing of $146,349 was recognized during the year 2005.

On July 12, 2005, the Company issued a total of 200,000 Series I Warrants to seven non-affiliate private-parties for providing financial advisory services to the Company. The Series I Warrants have an exercise price of $0.60 per share of the Company's common stock and expire on February 11, 2010. Compensation costs of $86,000 were recorded for these warrants in 2005.

As further consideration to the placement agent that secured the 10% Note financing (as described in Note 4 above), upon the August 25, 2005 conversion of the 10% Notes, the Company became obligated to issue to the placement agent 602,393 Series J Warrants to purchase common stock. The Series J Warrants have an original exercise price of $0.50 per share of common stock and expire on August 25, 2010. An additional expense of financing of $240,957 has been recognized during the year 2005.

On September 20, 2005, the Company amended the terms of its 972,223 previously issued Series D Warrants to reduce the original exercise price of $3.50 per share to an amended exercise price of $0.50 per share.

Pursuant to the terms of the 2005 Private Placement, the Company issued 3,564,188 Series G Warrants in 2005 to investors in conjunction with the $7,128,375 in gross proceeds raised from the 2005 Private Placement. The Series G Warrants have an exercise price of $2.50 per share of common stock, expire five years from issuance date and are callable by the Company the first day after the 30-trading-day average price of the Company's common stock exceeds $3.50 per share. An additional expense of financing of $1,106,349 has been recognized during the year 2005.

In addition, as further consideration for securing the $7,128,375 in gross proceed through the Company's 2005 Private Placement, the placement agent was entitled to warrants to purchase shares of the Company's common stock in an amount equal to 15% of the number of shares of common stock issued in the 2005 Private Placement. Based upon the issuance of 14,256,750 shares of common stock as of the final closing of the 2005 Private Placement on November 22, 2005, the Company issued 2,138,513 Series H Warrants to the placement agent and its designees. The Series H Warrants have an exercise price of $0.50 per share of common stock and expire on the earlier of November 23, 2007 or a change in control of the Company. An additional expense of financing of $906,023 has been recognized during the year 2005.

2004 Warrants
-------------

In April 2004, we closed an equity based financing for gross proceeds of $5,600,000. The financing involved the purchase of 3,200,000 shares of our common stock, 3,200,000 Series A Warrants and 3,200,000 Series B Warrants. The Series A Warrants expired on September 30, 2004 and no such warrants were exercised prior to their expiration. The Series B Warrants expire on April 1, 2009 and had an original exercise price of $3.50 per share. However, pursuant to the anti-dilution provisions of the Series B Warrants, our subsequent issuances of securities have resulted in a reduced exercise price of $1.22 per share as of January 18, 2007.

In June 2004, we closed an equity based financing for gross proceeds of $1,750,000. The financing involved the purchase of 972,223 shares of our common stock, 972,223 Series C Warrants to purchase common stock and 972,223 Series D Warrants to purchase common stock. The Series C Warrants were issued with an original exercise price of $3.00 per share. In August 2004, we amended the terms of the Series C Warrants to reduce the exercise price to $1.25 per share. The Series C Warrants subsequently expired on August 15, 2006 and no such warrants were exercised prior to their expiration. The Series D Warrants expire on June 1, 2009 and had an original exercise price of $3.50 per share. In December 2005, we amended the terms of the Series D Warrants to reduce the exercise price to $0.50 per share.

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2006 and 2007


8.    COMMITMENTS AND LEASES

As of December 31, 2007, the Company leases for its use office space and workstations under a non-cancelable operating lease expiring in 2009. In addition, the Company leases a copier through 2008 and has agreements related to inventory purchase commitments requiring future payments through 2008.

Future minimum payments for commitments over the next three years are as follows:

                    For the year ended
                       December 31,             Amount
                       ------------             ------

                           2008               $  291,039
                           2009                  168,882
                           2010                        -
                                              ----------
                           Total              $  459,921
                                              ==========

Rent expense for the years ended December 31, 2007 and 2006 was $246,800 and $209,574, respectively.

In addition, at December 31, 2007, the Company has $203,697 in purchase order commitments.

9.    INCOME TAXES

The Company computes and records taxes payable based upon determination of taxable income which is different from pre-tax financial statement income. Such differences arise from the reporting of financial statement amounts in different periods for tax purposes. The timing differences are a result of different accounting methods being used for financial and tax reporting.

The Company's total deferred tax assets and deferred tax liabilities at December 31, 2007 and 2006 are as follows:

                                              December 31,      December 31,
                                                  2007              2006
                                              ------------      ------------
Deferred tax assets
  Non-cash compensation                       $    158,000      $     44,000

  Non-benefited  tax losses and credits         21,897,000        14,831,000
                                              ------------      ------------
     Total deferred tax assets                  22,055,000        14,875,000
Deferred tax liabilities
  Net book value of assets                         (45,000)           (5,000)
                                              ------------      ------------

     Total deferred tax liabilities                (45,000)           (5,000)
                                              ------------      ------------
     Total net deferred tax assets              22,010,000        14,870,000
  Valuation allowance                          (22,010,000)      (14,870,000)
                                              ------------      ------------
     Net deferred tax assets                  $          -      $          -
                                              ============      ============

A valuation allowance has been established against the realization of the deferred tax assets since the Company has determined that the operating loss carryforwards may not be realized.

The Company has federal and state net operating loss carryforwards of approximately $54,000,000 expiring between 2023 and 2027.

Upon adoption of FIN 48 as of January 1, 2007, the Company had no gross unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in future periods. At December 31, 2007 the amount of gross unrecognized tax benefits before valuation allowances and the amount that would favorably affect the effective income tax rate in future periods after valuation allowances were zero. These amounts consider the guidance in FIN 48-1, "Definition of Settlement in FASB Interpretation No. 48". The Company has not accrued any additional interest or penalties as a result of the adoption of FIN 48.

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2006 and 2007


10.   SUBSEQUENT EVENTS

OPTIONS ISSUED
--------------

Subsequent to December 31, 2007, the Company awarded a total of 727,000 common stock purchase options, to certain employees which vest at the rate of 33?% on each of the first, second and third anniversaries of the date of grant, expire on the eight-year anniversary of the date of grant, and have an exercise price of $0.67 per share of the Company's common stock. These 727,000 options to purchase common stock have been approved to by the Company's Board, subject to the 2005 Plan. Also, subsequent to December 31, 2007, the Company cancelled 32,500 options granted in previous years.

NEW LEASE AGREEMENT
-------------------

On February 15, 2008, the Company entered into an agreement with an agency to occupy certain space in their facilities located in the Washington D.C. area for the purpose of conducting sales activities. The agreement is for a period of one year and requires the Company to pay monthly occupancy fees of $750.

                        RAPTOR NETWORKS TECHNOLOGY, INC.



                                   PROSPECTUS






                             [______________], 2008


      WE HAVE NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY INFORMATION OR REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE, NOR DO THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS IS ACCURATE AS OF THE DATES ON THEIR COVERS. WHEN WE DELIVER THIS PROSPECTUS OR A SUPPLEMENT OR MAKE A SALE PURSUANT TO THIS PROSPECTUS OR A SUPPLEMENT, WE ARE NOT IMPLYING THAT THE INFORMATION IS CURRENT AS OF THE DATE OF THE DELIVERY OR SALE.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 7-109-102 of the Colorado Business Corporations Act (the "Colorado Act") authorizes a Colorado corporation to indemnify any director against liability incurred in any proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

      Unless limited by a corporation's articles of incorporation, Section 7-109-105 of the Colorado Act authorizes a director to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction. Unless limited by the articles of incorporation, Section 7-109-107 of the Colorado Act extends this same right to officers of a corporation as well.

      Unless limited by a corporation's articles of incorporation, Section 7-109-103 of the Colorado Act requires that a Colorado corporation indemnify a director who was wholly successful in defending any proceeding to which he or she was a party against reasonable expenses incurred in connection therewith. Unless limited by the articles of incorporation, Section 7-109-107 of the Colorado Act extends this same protection to officers of a corporation as well.

      Pursuant to Section 7-109-104 of the Colorado Act, a Colorado corporation may advance a director's expenses incurred in defending any action or proceeding upon receipt of an undertaking and a written affirmation of his or her good faith belief that he or she has met the standard of conduct specified in Section 7-109-102 described above. Unless limited by the articles of incorporation,
Section 7-109-107 of the Colorado Act extends this same protection to officers of a corporation as well.

      Regardless of whether a director or officer has the right to indemnity,
Section 7-109-108 of the Colorado Act allows a Colorado corporation to purchase and maintain insurance on such directors or officers behalf against liability resulting from his or her role as director or officer.

      Our Articles of Incorporation do not limit any of the rights afforded to our directors and officers under the Colorado Act and Article VI of our Bylaws states that any director or officer who is involved in litigation by reason of his or her position with us as a director or officer shall be indemnified and held harmless by us to the fullest extent authorized by law as it now exists or may subsequently be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights). Our directors and officers are also presently covered by an insurance policy indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they may not be indemnified by us. We believe that the indemnification and insurance provided to our directors and officers is necessary to attract and retain qualified persons as directors and officers.

      To the extent indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the above provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth all expenses to be paid by us in connection with this offering. All amounts shown are estimates except for the SEC registration fee.

      SEC Registration                                          $          288
      FINRA Fees                                                            --
      Accounting Fees and Expenses                                       5,000
      Legal Fees and Expenses                                          115,000
      Blue Sky Fees and Expenses                                         5,000
      Placement Agent Fees and Expenses                                     --
      Printing Costs                                                     1,000
      Miscellaneous Expenses                                                --
                                                                --------------

      TOTAL                                                     $      126,288
                                                                ==============

ITEM 26.    RECENT SALES OF UNREGISTERED SECURITIES.

      During the period between November 2004 and February 2005, we issued convertible notes (the "10% Notes") to forty-one accredited investors in the aggregate principal amount of $2,360,000 in exchange for $2,360,000 in cash. Our net proceeds were $2,124,000, after the payment of a 10% placement agent fee to Burnham Hill Partners, a division of Pali Capital, Inc., who acted as placement agent for the financing. The 10% Notes bore interest at a rate of 10% per annum. Pursuant to the terms of the 10% Notes, on August 25, 2005 the outstanding principal amount of these loans, together with all accrued but unpaid interest thereunder, automatically converted into 6,023,932 shares of our common stock and 1,505,989 Series G-BH Warrants to purchase common stock. The Series G-BH Warrants have an exercise price of $2.50 per share of common stock, expire August 25, 2010, and, so long as certain other conditions are met, are callable by us the first day after the 30-trading-day average price of our common stock exceeds $3.50 per share. In addition, the 10% Note holders were issued 1,416,000 Series E Warrants. These Series E Warrants had an original exercise price of $0.60 per share of common stock and expire five years from the respective noteholder's 10% Note issuance date. However, pursuant to the anti-dilution provisions of the Series E Warrants, our subsequent issuances of securities have resulted in a reduced exercise price of $0.51 per share as of July 31, 2008. In the event the closing bid price of our common stock exceeds $2.50 per share and certain other conditions are met, 50% of the Series E Warrants are callable by us during the first two years after the date of issuance of the Series E Warrants, and 100% of the Series E Warrants are callable by us thereafter.

      During the period between February 2005 and April 2005, we secured private debt financing from ten accredited investors in the original aggregate principal amount of Six Hundred Thousand Dollars ($600,000). Our net proceeds were Five Hundred Twenty-Eight Thousand Dollars ($528,000) after the payment of a 12% placement agent fee to Brookstreet Securities Corporation, who acted as placement agent for the financing. The debt was evidenced by thirteen Convertible Bridge Notes (the "8% Notes"), which bore interest at a rate of 8% per annum. Pursuant to the terms of the terms of the 8% Notes, on July 15, 2005 the outstanding principal amount of these loans, together with all accrued but unpaid interest thereunder, automatically converted into 1,540,244 shares of our common stock.

      During the period between April 2005 and November 2005, we sold a combination of common stock and warrants in a private placement transaction to 189 accredited investors (the "2005 Private Placement"). The common stock and warrants were sold as "units," with each unit consisting of four shares of common stock and one Series G Warrants to purchase common stock. The price per unit was $2.00. We raised aggregate gross proceeds of $7,128,375 under this private placement transaction and issued 14,256,750 shares of common stock and

Series G Warrants to purchase an aggregate of 3,564,188 shares of common stock. The Series G Warrants have an exercise price of $2.50 per share of common stock, expire five years from their respective date of issuance, and, so long as certain other conditions are met, are callable by us the first day after the 30-trading-day average price of our common stock exceeds $3.50 per share. Our net proceeds from the 2005 Private Placement were $6,272,970 after the payment of $855,405 in placement agent fees to Brookstreet Securities Corporation, who acted as placement agent for the transaction.

      In July 2005, we issued 200,000 Series I Warrants to designees of Burnham Hill Partners, a division of Pali Capital, Inc., for financial advisory services rendered. The Series I Warrants have an issuance date of February 11, 2005. The Series I Warrants had an original exercise price of $0.60 per share of common stock and expire on February 11, 2010. However, pursuant to the anti-dilution provisions of the Series I Warrants, our subsequent issuances of securities have resulted in a reduced exercise price of $0.51 per share as of July 31, 2008.

      In August 2005, we issued 602,393 Series J placement agent warrants to designees of Burnham Hill Partners, a division of Pali Capital, Inc., for placement agent services provided in conjunction with the 10% Note financing described above. The Series J Warrants had an original exercise price of $0.50 per share of common stock and expire August 25, 2010. However, pursuant to the anti-dilution provisions of the Series J Warrants, our subsequent issuances of securities have resulted in a reduced exercise price of $0.47 per share as of July 31, 2008.

      In January 2006, we issued 231,036 Series F placement agent warrants to Brookstreet Securities Corporation and its designees for placement agent services provided in conjunction with the 8% Note financing described above. The Series F Warrants have a grant date of April 23, 2005. The Series F Warrants have an exercise price of $0.40 per share of common stock and expire on the earlier of April 23, 2010 or upon a merger, acquisition, consolidation, sale of voting control or sale of substantially all of our assets in which our shareholders do not own a majority of the outstanding shares of the surviving corporation.

      In January 2006, we issued Series H placement agent warrants to acquire up to 2,138,513 shares of common stock to Brookstreet Securities Corporation and its designees for placement agent services rendered in conjunction with the 2005 Private Placement described above. The Series H Warrants had an original exercise price of $0.50 per share of common stock, which was subsequently reduced to as low as $0.47 per share pursuant to the anti-dilution provisions of the warrants. All previously unexercised Series H Warrants expired in accordance with their terms on November 23, 2007.

      In July 2006, we issued senior convertible notes in the original principal amount of $5,000,000 to three accredited investors. The senior convertible notes had a maturity date of July 31, 2008 and an initial conversion price of $0.43948 per share of common stock. In January 2007, we amended the terms of these senior convertible notes to, among other things, increase the principal amount from $5,000,000 to $8,804,909. As part of the same July 2006 transaction, we also issued the accredited investors Series L Warrants to purchase an aggregate of 17,065,623 shares of our common stock and Series M Warrants to purchase an aggregate of 7,395,103 shares of our common stock. In January 2007, we increased the aggregate number of shares issuable upon exercise of the Series L Warrants to 22,754,163. The Series L Warrants are immediately exercisable and Series M Warrants become exercisable only upon us requiring a mandatory conversion of certain amounts of the senior convertible notes. On July 30, 2007, we conducted mandatory conversions of an aggregate of $1,943,215 of principal and interest underlying senior convertible notes issued in July 2006 and January 2007 into an aggregate of 4,421,623 shares of common stock. As a result, 7,646,361 shares of common stock underlying Series M-1 and M-2 Warrants became exercisable. Both the Series L Warrants and the Series M Warrants had an initial exercise price of

$0.5054 per share of common stock and expired on July 31, 2011. In January 2007, we amended the terms of these Series L Warrants and Series M Warrants to have a reduced exercise price of $0.43948 per share of common stock and to expire 84 months after the date a registration statement covering shares of common stock underlying the respective warrant is declared effective by the SEC.

      In July 2006, we issued a warrant to the Montgomery 2006-5 Partnership, as a designee of Montgomery & Co., LLC, to purchase 455,084 shares of our common stock as partial consideration for placement agent services provided by Montgomery & Co., LLC in conjunction with the July 2006 convertible note financing described above. The warrant has an exercise price of $0.43948 per share of common stock and expires on July 31, 2013.

      During the fourth quarter of 2006, we issued 46,979 shares of common stock upon the cashless exercise of 97,050 outstanding warrants and 108,750 shares of common stock for gross proceeds of approximately $54,400 upon the cash exercise of outstanding warrants.

      During the first quarter of 2007, we issued 439,760 shares of common stock upon the cashless exercise of 928,411 outstanding warrants and 1,086,793 shares of common stock for gross proceeds of approximately $502,800 upon the cash exercise of outstanding warrants.

      In January 2007, we issued a senior convertible note in the original principal amount of $1,600,000 to an accredited investor. The senior convertible note has a maturity date of July 31, 2008 and an initial conversion price of $0.43948 per share of common stock. We also issued the accredited investor a Series L-2 Warrant to purchase an aggregate of 7,395,103 shares of our common stock and a Series M-2 Warrant to purchase an aggregate of 2,366,433 shares of our common stock. The Series L-2 Warrant was immediately exercisable and the Series M-2 Warrant became exercisable upon the mandatory conversion we conducted in July 2007 as described above. Both the Series L-2 Warrant and the Series M-2 Warrant have exercise price of $0.43948 per share of common stock and expire 84 months after the date a registration statement covering shares of common stock underlying the respective warrant is declared effective by the SEC.

      In January 2007, we issued a warrant to the Montgomery 2007-1 Partnership, as a designee of Montgomery & Co., LLC, to purchase 145,627 shares of our common stock as partial consideration for placement agent services provided by Montgomery & Co., LLC in conjunction with the January 2007 convertible note financing described above. The warrant has an exercise price of $0.43948 per share of common stock and expires on January 19, 2014.

      In March 2007, we issued 100,000 warrants to purchase common stock to Newport Capital Consultants, Inc. for services rendered. The warrants have an exercise price of $0.50 per share of common stock and expire March 14, 2010.

      During the second quarter of 2007, we issued 1,204,000 shares of common stock upon the cashless exercise of 2,453,436 outstanding warrants and 271,925 shares of common stock for gross proceeds of approximately $127,400 upon the cash exercise of outstanding warrants.

      During the second quarter of 2007, we issued 397,748 shares of common stock upon the conversion of $1,214,290 in principal and $177,827 in unpaid interest under convertible notes we issued between December 2003 and April 2004.

      During the second quarter of 2007, we issued 1,786,500 shares of common stock upon the conversion of $779,125 in principal and $6,006 in unpaid interest under convertible notes we issued in July 2006 and January 2007.

      In April 2007, we issued warrants to purchase 200,000 shares of our common stock to an investment relations consultant for services rendered. The warrants have an exercise price of $1.00 per share of common stock and expire on April 11, 2010.

      During the third quarter of 2007, we issued 60,000 shares of common stock for gross proceeds of approximately $31,200 upon the cash exercise of outstanding warrants.

      During the third quarter of 2007, we issued 4,421,623 shares of common stock upon the conversion of $1,928,350 in principal and $14,865 in unpaid interest under convertible notes we issued in July 2006 and January 2007.

      In July 2007, 100,000 non-plan stock purchase options were exercised by one employee and a former board member for total proceeds of $100,000.

      In July 2007, we issued a total of 60,000 common shares related to the cash exercise of Series E Warrants for total proceeds of $31,200.

      In August 2007, we issued senior secured convertible notes in the original principal amount of $3.5 million to three accredited investors. The senior secured convertible notes have a maturity date of August 1, 2010 and had an initial conversion price of $1.2029 per share of common stock. Pursuant to the full-ratchet anti-dilution provisions of the notes, our subsequent issuance of securities in our April 2008 private placement has resulted in a reduced conversion price of $0.50 per share. We also issued the accredited investors Series N Warrants, Series O Warrants and Series P Warrants that initially entitled the holders to purchase 2,909,636, 1,891,263 and 1,246,987 shares of our common stock, respectively, at an initial exercise price of $1.2029 per share. However, pursuant to the full-ratchet anti-dilution provisions of the notes, our subsequent issuance of securities in our March 2008 private placement has resulted in an increase in the number of shares purchasable under the warrants to 7,000,000, 4,550,000 and 3,000,000, respectively, and a reduced exercise price of $0.50 per share. The Series N and Series P Warrants are immediately exercisable. The Series O Warrants will only become exercisable by a holder if we conduct mandatory conversions of the notes, and then only to the extent of 65% of the number of shares issued to such holder upon each mandatory conversion. The Series N and Series O Warrants expire on the earlier of August 1, 2016 or seven years after the date all of the shares issuable upon conversion of the notes have been included on an effective registration statement. The Series P Warrants expire on the earlier of the maturity date of the notes of August 1, 2010, which date may be extended by up to two years at the option of the note holders, and the date we have satisfied our payment obligations under the warrant holder's note.

      During the fourth quarter of 2007, we issued 913,950 shares of common stock for gross proceeds of approximately $430,300 upon the cash exercise of outstanding warrants.

      In October 2007, we issued a total of 15,000 common shares related to the cash exercise of Series E Warrants for total proceeds of $7,800.

      In November 2007, we issued a total of 886,442 common shares related to the cash exercise of Series H Warrants for total proceeds of approximately $416,628.

      In December 2007, we issued a total of 12,500 common shares related to the cash exercise of Series E Warrants for total proceeds of $5,875.

      During the second quarter of 2008, we issued 393,942 shares of common stock upon the conversion of $171,212 in principal and $1,917 in unpaid interest under convertible notes we issued in July 2006 and January 2007.

      In April 2008, we issued 3.125 million shares of common stock, senior convertible notes and Series Q Warrants for aggregate gross proceeds of $3.125 million. The senior secured convertible notes have a maturity date of March 31, 2010 and had an initial conversion price of $1.00 per share of common stock. Pursuant to the full-ratchet anti-dilution provisions of the notes, our subsequent issuance of securities in our July 2008 private placement has resulted in a reduced conversion price of $0.50 per share. The Series Q Warrants initially entitled the holders to purchase 6,250,000 shares of common stock and had an initial exercise price of $1.00 per share. However, pursuant to the full-ratchet anti-dilution provisions of the Series Q Warrants, our subsequent issuance of securities in our July 2008 private placement increased the number of shares issuable under the Series Q Warrants to 12,500,000 and resulted in a reduced strike price per share equal to the lower of (i) $0.50 and (ii) 75% of the weighted average market price of our common stock during certain measuring periods prior to the date a registration statement covering the shares underlying the Series Q Warrants is declared effective by the SEC. The Series Q Warrants are immediately exercisable and expire on March 31, 2017.

      In July 2008, we issued 1.25 million shares of common stock, senior secured convertible notes in to original principal amount of $1.25 million, Series R Warrants to purchase 2,500,000 shares of common stock, and Replacement Warrants to purchase 12,500,000 shares common stock to three accredited investors for aggregate gross proceeds of $1.25 million. The senior secured convertible notes have a maturity date of July 28, 2010 and an initial conversion price of $1.00 per share of common stock. The Series R Warrants are immediately exercisable, have an exercise price of $0.50 per share and expire on July 28, 2015. The Replacement Warrants become exercisable, on a one-for-one basis, for every Series Q Warrant that the investors exercise, and expire on July 28, 2015. The Replacement Warrants carry a strike price per share equal to the lower of (i) $0.50, (ii) 75% of the weighted average market price of our common stock during certain measuring periods prior to the date a registration statement covering the shares underlying the Series Q Warrants is declared effective by the SEC and (iii) 75% of the weighted average market price of our common stock during certain measuring periods prior to the date the Series Q Warrants are exercised.

      The issuances of our securities described above were made in reliance upon the exemption from registration available under Section 4(2) of the Securities Act, among others, as transactions not involving a public offering. This exemption was claimed on the basis that these transactions did not involve any public offering and the purchasers in each offering were accredited or sophisticated and had sufficient access to the kind of information registration would provide. In each case, appropriate investment representations were obtained and certificates representing the securities were issued with restrictive legends.

ITEM 27.    EXHIBITS.

  Exhibit
   Number                                Description
----------- --------------------------------------------------------------------

    2.1 Agreement and Plan of Merger dated August 23, 2003 between Pacific InterMedia, Inc., and Raptor Networks Technology, Inc. (incorporated herein by reference to Exhibit 2.1 to the Company's Form 8-K filed with the SEC on October 22, 2003)
    2.2 Amendment to Agreement and Plan of Merger dated October 15, 2003 between Pacific InterMedia, Inc., and Raptor Networks Technology, Inc. (incorporated herein by reference to Exhibit 2.2 to the Company's Form 8-K filed with the SEC on October 22, 2003)

  Exhibit
   Number                                Description
----------- --------------------------------------------------------------------

    3.1 Articles of Incorporation, as amended as of June 8, 2005 (incorporated herein by reference to Exhibit 3.1 to the Company's 10-KSB for fiscal year ended December 31, 2004, filed with the SEC on April 15, 2005)
    3.2 Articles of Amendment to Articles of Incorporation as filed with the Colorado Secretary of State on June 9, 2005 (incorporated herein by reference to Exhibit 3.1 to the Company's Form 8-K filed with the SEC on June 15, 2005)
    3.3 Articles of Amendment to Articles of Incorporation as filed with the Colorado Secretary of State on May 31, 2006 (incorporated herein by reference to Exhibit 3.1 to the Company's Form 8-K filed with the SEC on June 5, 2006)
    3.4 Articles of Amendment to Articles of Incorporation as filed with the Colorado Secretary of State on April 30, 2007 (incorporated herein by reference to Exhibit 3.1 to the Company's Form 8-K filed May 4,
            2007)
    3.5 Bylaws (incorporated herein by reference to Exhibit 3.2 to the Company's Form SB-2 (File No. 333-74846) filed with the SEC on December 10, 2001)
    3.6 Amendment to Bylaws - Article II, Section 1 (incorporated herein by reference to Exhibit 3.3 to the Company's 10-KSB for fiscal year ended December 31, 2004, filed with the SEC on April 15, 2005)
    3.7 Action with Respect to Bylaws certified by the Secretary of Raptor Networks Technology, Inc. on May 2, 2007 (incorporated herein by reference to Exhibit 3.2 to the Company's Form 8-K filed May 4,
            2007)
    4.1 Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Company's Form 8-A filed with the SEC on July 18, 2005)
    4.2 Securities Purchase Agreement dated July 30, 2006 (incorporated herein by reference to Exhibit 10.1 to the Company's Form 8-K filed with the SEC on July 31, 2006)
    4.3 Form of Amended and Restated Amendment and Exchange Agreement dated January 22, 2007 (incorporated herein by reference to Exhibit 10.1 to the Company's Form 8-K filed with the SEC on January 23, 2007)
    4.4 Form of Amended and Restated Senior Convertible Note dated July 31, 2006 (incorporated herein by reference to Exhibit 10.3 to the Company's Form 8-K filed with the SEC on January 22, 2007)
    4.5 Senior Convertible Note dated January 19, 2007 (incorporated herein by reference to Exhibit 10.4 to the Company's Form 8-K filed with the SEC on January 22, 2007)
    4.6 Form of Series L-1 Warrant dated July 31, 2006 (incorporated herein by reference to Exhibit 10.5 to the Company's Form 8-K filed with the January 22, 2007)
    4.7 Form of Series M-1 Warrant dated July 31, 2006 (incorporated herein by reference to Exhibit 10.6 to the Company's Form 8-K filed with the January 22, 2007)
    4.8 Series L-2 Warrant dated January 19, 2007 (incorporated herein by reference to Exhibit 10.7 to the Company's Form 8-K filed with the January 22, 2007)
    4.9 Series M-2 Warrant dated January 19, 2007 (incorporated herein by reference to Exhibit 10.8 to the Company's Form 8-K filed with the January 22, 2007)
    4.10 Amended and Restated Registration Rights Agreement dated January 18, 2007 (incorporated herein by reference to Exhibit 10.9 to the Company's Form 8-K filed with the SEC on January 22, 2007)
    4.11 Securities Purchase Agreement, dated July 31, 2007, by and among Castlerigg Master Investments Ltd., Cedar Hill Capital Partners Onshore, LP and Cedar Hill Capital Partners Offshore, Ltd. (incorporated herein by reference to Exhibit 10.1 to the Company's Form 8-K filed with the SEC on August 2, 2007)

  Exhibit
   Number                                Description
----------- --------------------------------------------------------------------

    4.12    Registration Rights Agreement, dated July 31, 2007, by and among
            Castlerigg Master Investments Ltd., Cedar Hill Capital Partners
            Onshore, LP and Cedar Hill Capital Partners Offshore, Ltd.
            (incorporated herein by reference to Exhibit 10.2 to the Company's
            Form 8-K filed with the SEC on August 2, 2007)
    4.13    Form of Senior Secured Convertible Note issued August 1, 2007 by
            Raptor Networks Technology, Inc. in favor of the following
            Investors: Castlerigg Master Investments Ltd. ($2,500,000); Cedar
            Hill Capital Partners Onshore, LP; and Cedar Hill Capital Partners
            Offshore, Ltd. (incorporated herein by reference to Exhibit 10.3 to the Company's Form 8-K filed with the SEC on August 2, 2007)
    4.14    Form of Series N, Series O and Series P Warrants (incorporated herein by reference to Exhibit 10.4 to the Company's Form 8-K filed with the SEC on August 2, 2007)
    4.15    Securities Purchase Agreement, dated March 31, 2008 (incorporated herein by reference to Exhibit 10.1 to the Company's Form 8-K filed with the SEC on April 2, 2008)
    4.16    Registration Rights Agreement, dated March 31, 2008 (incorporated herein by reference to Exhibit 10.2 to the Company's Form 8-K filed with the SEC on April 2, 2008)
    4.17    Form of Senior Secured Convertible Note, issued March 31, 2008
            (incorporated herein by reference to Exhibit 10.3 to the Company's
            Form 8-K filed with the SEC on April 2, 2008)
    4.18    Form of Series Q Warrants (incorporated herein by reference to
            Exhibit 10.4 to the Company's Form 8-K filed with the SEC on April
            2, 2008)
    4.19    Security Agreement, dated March 31, 2008 (incorporated herein by reference to Exhibit 10.5 to the Company's Form 8-K filed with the
            SEC on April 2, 2008)
    4.20    Pledge Agreement, dated March 31, 2008 (incorporated herein by reference to Exhibit 10.6 to the Company's Form 8-K filed with the
            SEC on April 2, 2008)
    4.21    Guaranty of Raptor Networks Technology, Inc., a California
            corporation, dated March 31, 2008 (incorporated herein by reference to Exhibit 10.7 to the Company's Form 8-K filed with the SEC on
            April 2, 2008)
    4.22    Securities Purchase Agreement, dated July 28, 2008 (incorporated herein by reference to Exhibit 10.1 to the Company's Form 8-K filed with the SEC on July 31, 2008)
    4.23    Registration Rights Agreement, dated July 28, 2008 (incorporated herein by reference to Exhibit 10.2 to the Company's Form 8-K filed with the SEC on July 31, 2008)
    4.24    Form of Senior Secured Convertible Note, issued July 28, 2008
            (incorporated herein by reference to Exhibit 10.3 to the Company's
            Form 8-K filed with the SEC on July 31, 2008)
    4.25    Form of Series R Warrants (incorporated herein by reference to
            Exhibit 10.4 to the Company's Form 8-K filed with the SEC on July
            31, 2008)
    4.26    Form of Replacement Warrants (incorporated herein by reference to
            Exhibit 10.6 to the Company's Form 8-K filed with the SEC on July
            31, 2008)
    4.27    Form of Amended and Restated Series Q Warrants (incorporated herein by reference to Exhibit 10.5 to the Company's Form 8-K filed with the SEC on July 31, 2008)
    4.28    Amended and Restated Security Agreement, dated July 28, 2008
            (incorporated herein by reference to Exhibit 10.7 to the Company's
            Form 8-K filed with the SEC on July 31, 2008)
    4.29    Amended and Restated Pledge Agreement, dated July 28, 2008
            (incorporated herein by reference to Exhibit 10.8 to the Company's
            Form 8-K filed with the SEC on July 31, 2008)
    4.30    Amended and Restated Guaranty of Raptor Networks Technology, Inc., a
            California corporation, dated July 28, 2008 (incorporated herein by reference to Exhibit 10.9 to the Company's Form 8-K filed with the
            SEC on July 31, 2008)
    5.1xx   Opinion of Moye White LLP

  Exhibit
   Number                                Description
----------- --------------------------------------------------------------------

    10.1 Full Service Lease dated May 3, 2004 between PS Business Parks, L.P., and Raptor Networks Technology, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company's 10-KSB for fiscal year ended December 31, 2004, filed with the SEC on April 15, 2005)
    10.2 First Amendment to Full Service Lease dated May 3, 2007 between PS Business Parks, L.P., and Raptor Networks Technology, Inc., a California corporation (incorporated herein by reference to Exhibit
            10.2 to the Company's 10-KSB for fiscal year ended December 31, 2007, filed with the SEC on March 31, 2008)
    10.3 Turnkey Manufacturing Services Agreement dated November 7, 2003 between Express Manufacturing, Inc. and Raptor Networks Technology, Inc. (incorporated herein by reference to Exhibit 10.2 to the Company's 10-KSB for fiscal year ended December 31, 2005, filed with the SEC on April 3, 2006)
    10.4** First Amended and Restated 2005 Stock Plan effective June 29, 2007 (incorporated herein by reference to Exhibit 10.1 to the Company's 10-QSB for June 30, 2007, filed with the SEC on August 21, 2007)
    10.5** Form of 2005 Stock Plan Stock Option Agreement (incorporated herein by reference to Exhibit 10.19 to the Company's 10-KSB for fiscal year ended December 31, 2005, filed with the SEC on April 3, 2006)
    10.6 Securities Purchase Agreement dated July 30, 2006 (incorporated herein by reference to Exhibit 10.1 to the Company's Form 8-K filed with the SEC on July 31, 2006)
    10.7 Form of Amended and Restated Amendment and Exchange Agreement dated January 22, 2007 (incorporated herein by reference to Exhibit 10.1 to the Company's Form 8-K filed with the SEC on January 23, 2007)
    10.8 Form of Amended and Restated Senior Convertible Note dated July 31, 2006 (incorporated herein by reference to Exhibit 10.3 to the Company's Form 8-K filed with the SEC on January 22, 2007)
    10.9 Senior Convertible Note dated January 19, 2007 (incorporated herein by reference to Exhibit 10.4 to the Company's Form 8-K filed with the SEC on January 22, 2007)
    10.10 Amended and Restated Registration Rights Agreement dated January 18, 2007 (incorporated herein by reference to Exhibit 10.9 to the Company's Form 8-K filed with the SEC on January 22, 2007)
    10.11 Securities Purchase Agreement, dated July 31, 2007, by and among Castlerigg Master Investments Ltd., Cedar Hill Capital Partners Onshore, LP and Cedar Hill Capital Partners Offshore, Ltd. (incorporated herein by reference to Exhibit 10.1 to the Company's Form 8-K filed with the SEC on August 2, 2007)
    10.12 Registration Rights Agreement, dated July 31, 2007, by and among Castlerigg Master Investments Ltd., Cedar Hill Capital Partners Onshore, LP and Cedar Hill Capital Partners Offshore, Ltd. (incorporated herein by reference to Exhibit 10.2 to the Company's Form 8-K filed with the SEC on August 2, 2007)
    10.13 Form of Senior Secured Convertible Note issued August 1, 2007 by Raptor Networks Technology, Inc. in favor of the following
            Investors: Castlerigg Master Investments Ltd. ($2,500,000); Cedar Hill Capital Partners Onshore, LP; and Cedar Hill Capital Partners Offshore, Ltd. (incorporated herein by reference to Exhibit 10.3 to the Company's Form 8-K filed with the SEC on August 2, 2007)
    10.14 Securities Purchase Agreement, dated March 31, 2008 (incorporated herein by reference to Exhibit 10.1 to the Company's Form 8-K filed with the SEC on April 2, 2008)
    10.15 Registration Rights Agreement, dated March 31, 2008 (incorporated herein by reference to Exhibit 10.2 to the Company's Form 8-K filed with the SEC on April 2, 2008)

  Exhibit
   Number                                Description
----------- --------------------------------------------------------------------

    10.16 Form of Senior Secured Convertible Note, issued March 31, 2008 (incorporated herein by reference to Exhibit 10.3 to the Company's Form 8-K filed with the SEC on April 2, 2008)
    10.17 Security Agreement, dated March 31, 2008 (incorporated herein by reference to Exhibit 10.5 to the Company's Form 8-K filed with the SEC on April 2, 2008)
    10.18 Pledge Agreement, dated March 31, 2008 (incorporated herein by reference to Exhibit 10.6 to the Company's Form 8-K filed with the SEC on April 2, 2008)
    10.19 Guaranty of Raptor Networks Technology, Inc., a California corporation, dated March 31, 2008 (incorporated herein by reference to Exhibit 10.7 to the Company's Form 8-K filed with the SEC on April 2, 2008)
    10.20 Securities Purchase Agreement, dated July 28, 2008 (incorporated herein by reference to Exhibit 10.1 to the Company's Form 8-K filed with the SEC on July 31, 2008)
    10.21 Registration Rights Agreement, dated July 28, 2008 (incorporated herein by reference to Exhibit 10.2 to the Company's Form 8-K filed with the SEC on July 31, 2008)
    10.22 Form of Senior Secured Convertible Note, issued July 28, 2008 (incorporated herein by reference to Exhibit 10.3 to the Company's Form 8-K filed with the SEC on July 31, 2008)
    10.23 Amended and Restated Security Agreement, dated July 28, 2008 (incorporated herein by reference to Exhibit 10.7 to the Company's Form 8-K filed with the SEC on July 31, 2008)
    10.24 Amended and Restated Pledge Agreement, dated July 28, 2008 (incorporated herein by reference to Exhibit 10.8 to the Company's Form 8-K filed with the SEC on July 31, 2008)
    10.25 Amended and Restated Guaranty of Raptor Networks Technology, Inc., a California corporation, dated July 28, 2008 (incorporated herein by reference to Exhibit 10.9 to the Company's Form 8-K filed with the SEC on July 31, 2008)
    21 Subsidiaries of the Registrant (incorporated herein by reference to Exhibit 21 to the Company's 10-KSB for fiscal year ended December 31, 2005, filed with the SEC on April 3, 2006)
    23.1x Consent of Comiskey & Company, P.C., Independent Registered Public Accounting Firm
    23.2x Consent of Mendoza Berger & Company, LLP, Independent Registered Public Accounting Firm
    23.2xx  Consent of Moye White LLP (contained in Exhibit 5.1)
    24.1 Power of Attorney (contained on the signature page to the initial filing of this registration statement)

----------------
x   Filed herewith
xx  To be filed by amendment
**  This exhibit is a management contract or a compensatory plan or arrangement.

ITEM 28.    UNDERTAKINGS

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. PROVIDED, HOWEVER, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

      The undersigned registrant hereby undertakes that for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

      (1) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

      (2) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

      (3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

      (4) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on August 20, 2008.

                                        RAPTOR NETWORKS TECHNOLOGY, INC.


                                        By: /S/ THOMAS M. WITTENSCHLAEGER
                                           ----------------------------------
                                           Thomas M. Wittenschlaeger
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

      Each of the officers and directors of Raptor Networks Technology, Inc. whose signature appears below hereby constitutes and appoints Thomas M. Wittenschlaeger and Bob van Leyen his true and lawful attorneys and agents, with full power of substitution, and with power to act alone, to sign on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-1 (including post-effective amendments) and any and all new registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to perform any acts necessary to file such amendments or registration statements, with exhibits thereto and other documents in connection therewith, and each of the undersigned does hereby ratify and confirm his signature as it may be signed by his said attorneys and agents to any and all such documents and all that said attorneys and agents, or their substitutes, shall do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

               Name                                   Title                          Date
-------------------------------------  -------------------------------------  ------------------

/S/ THOMAS M. WITTENSCHLAEGER           President, Chief Executive Officer      August 20, 2008
----------------------------------      (principal executive officer) and
Thomas M. Wittenschlaeger               Chairman of the Board

/S/ BOB VAN LEYEN                       Chief Financial Officer (principal      August 20, 2008
----------------------------------      accounting officer) and Secretary
Bob van Leyen

/S/ LARRY L. ENTERLINE                  Director                                August 20, 2008
----------------------------------
Larry L. Enterline

/S/ KEN BRAMLETT                        Director                                August 20, 2008
----------------------------------
Ken Bramlett

INDEX TO EXHIBITS ATTACHED TO THIS REGISTRATION STATEMENT


Exhibit
Number                                   Description
-----------  -------------------------------------------------------------------
   23.1 Consent of Comiskey & Company, P.C., Independent Registered Public Accounting Firm
   23.2 Consent of Mendoza Berger & Company, LLP, Independent Registered Public Accounting Firm